UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12
CALERES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2022	Notice of Annual Meeting of Stockholders and Proxy Statement

Diane M. Sullivan

CEO and Chairman of the Board

April 14, 2022

Dear Fellow Shareholder:

You are cordially invited to attend the 2022 Annual Meeting of Shareholders of Caleres to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri 63105 on May 26, 2022, at 10:30 a.m., Central Time.

The Caleres team executed a remarkable turnaround in 2021, delivering our best-ever financial performance and making significant progress on our long-term strategic initiatives.

After starting the year with the world still struggling with the economic shutdown, the Company shifted into full recovery mode, building significant momentum as the year progressed. Our ability to adjust agilely to a rapidly changing market environment is a testament to our powerful portfolio, enhanced operating platform and dedicated Associates. In fact, our global workforce didn’t allow the strong rebound in consumer demand to pass us by. We leveraged our strengths, leaned into our core competencies, navigated the ongoing macro challenges, fortified our financial foundation all the while keeping the consumer at the center of our focus.

These great efforts coupled with our previously established strategies and investments, resulted in a record-breaking year on nearly every key financial measure as well as tremendous progress on other key objectives. More specifically, we:

•	Delivered record annual operating earnings and adjusted earnings per share of $4.29, which was nearly double our previous company record;

•	Capitalized on robust consumer demand at Famous Footwear resulting in the best year on record for the Company’s largest brand;

•

Sustained our steady rebound in the Brand Portfolio, which recorded an impressive performance, returning to solid profitability in the second half of the year despite a number of strong headwinds, including on-going supply chain disruptions and significantly increased shipping costs;

•	Generated record margin levels as full-price selling continued and promotional activity waned;

•

Reduced and repositioned our debt profile – extinguishing the entirety of our higher-cost long-term debt – ending the fiscal year with $290 million of borrowings under our revolving credit facility, thus reducing our interest expense in the process;

•

Leveraged our previous capital investments to further our efforts to grow our direct-to-consumer business, with our owned ecommerce business in the Brand Portfolio increasing 32 percent in the fourth quarter compared to the same period since 2020;

•	Accelerated our environmental, social and governance (ESG) efforts with the publication of our inaugural corporate social responsibility report setting ambitious 2025 targets;

•

Invested in our people, prioritizing initiatives to develop their careers and capabilities, improve well-being and increase flexibility and creativity. We are continuing to undertake a process to enhance our culture to align with our values and financial goals; and

•

Returned approximately $28 million to shareholders, maintaining our long-standing dividend and employing our opportunistic share repurchase program during times of downward pressure on the share price.

In short, our excellent results demonstrate the strength of our portfolio of brands, the success of our advanced operating capabilities, the tremendous efforts and talents of our global Associates and the significant value-enhancing transformation of our organization.

Looking ahead, we believe that given the positive structural changes we’ve made across the business, Caleres is poised for another strong earnings performance in 2022. As we begin the year, we are intently focused on unlocking growth opportunities across the enterprise while taking additional steps to mitigate supply chain and inflationary pressures. Our powerful and diverse portfolio is positioned to meet consumer needs and capture growth across trending footwear categories such as event, occasion, and career, while at the same time continuing to capitalize on robust demand for still-popular athletic and sport-inspired styles.

Caleres is a more agile and financially fit organization than it was two years ago. We have intensified our commitment to connect with current consumers, engage new customers and provide an elevated omni-channel experience, while also delivering fresh and compelling footwear across our portfolio of brands. We are confident that the investments we have made and the strategic priorities we have set in motion will enable Caleres to continue to drive long-term, sustainable value for our shareholders.

As I think about this extraordinary period, I believe we executed effectively, efficiently and in a manner that has set a new bar for our future performance. As we move forward, we are committed to our core values and are intently focused on building on our recent success and fueling our growth opportunities. I am confident in the course that we have charted and excited about the years ahead for Caleres. We appreciate and thank you for your ongoing support as we continue this journey.

We are using the Internet to provide our 2022 proxy materials to shareholders. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 14, 2022, we are commencing mailing to our shareholders a notice containing instructions on how to access our Proxy Statement and 2021 Annual Report on Form 10-K. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

In the following pages, we provide a formal notice of the meeting and the Proxy Statement. Our 2021 Annual Report on Form 10-K, which provides detailed information relating to our activities and operating performance, is available on the Internet at http://investor.caleres.com/financial-information/annual-reports. If you have requested paper copies of these materials, a proxy card will also be enclosed.

On behalf of your board of directors and management team, thank you again, and we look forward to seeing you at the meeting.

Sincerely yours,

Diane M. Sullivan

CEO and Chairman of the Board

Caleres, Inc.

8300 Maryland Avenue, St. Louis, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 26, 2022
TIME:	10:30 a.m., Central Time
PLACE:	Caleres, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105

Matters to be voted on:

1.	Election of seven director nominees named in this proxy statement,

2.	Ratification of independent registered public accountants,

3.	Approval of the Incentive and Stock Compensation Plan of 2022,

4.	Approval of the Company’s executive compensation,

5.	Any other matters, if properly raised.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. Any proxy may be revoked at any time prior to its exercise at the meeting.

Registered holders may vote:

1.	By Internet: go to http://www.proxyvote.com,

2.	By toll-free telephone: call 1-800-690-6903,

3.	By mailing a proxy card if you have requested one: mark, sign, date and return in the postage-paid envelope provided, or

4.	In person at the Annual Meeting of Shareholders.

Beneficial holders.    If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your holder of record to vote your shares. It is important that you provide voting instructions because brokers and other nominees do not have the authority to vote your shares for the election of directors without instructions from you.

We intend to hold our annual meeting in person. However, we are actively monitoring the public health and safety concerns relating to the coronavirus (“COVID-19”) pandemic and the protocols that federal, state, and local governments may impose. As a result, we may decide to hold our annual meeting partly or solely by means of remote communication. In the event it is not possible or advisable to hold our annual meeting as currently planned, we will announce the decision to do so in advance by posting details on our website. If you are planning to attend our annual meeting in person, please check the website one week prior to our annual meeting. As always, we encourage you to vote your shares in advance of the meeting.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Thomas C. Burke

Senior Vice President, General Counsel and

Secretary

April 14, 2022

PROXY STATEMENT — 2022 ANNUAL MEETING OF SHAREHOLDERS

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ii    Caleres | 2022 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights certain information relating to the items being voted on that can be found in greater detail elsewhere in this proxy statement. For additional information about these topics, shareholders should read the entire proxy statement before voting.

2022 Annual Meeting of Shareholders

May 26, 2022 10:30 A.M., Central Time	Caleres, Inc. 8300 Maryland Avenue St. Louis, Missouri 63105

Voting Matters

Your vote is very important to us. Whether or not you plan to attend the 2022 annual meeting, we urge you to vote and submit your proxy on all of the proposals to ensure that your shares are represented.

Proposal			Board Recommendation	For more information, see page

Proposal 1	—	Election of Directors.	FOR each nominee	21

Proposal 2	—	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.	FOR	27

Proposal 3	—	Approval of the Company’s Incentive and Stock Compensation Plan of 2022.	FOR	29

Proposal 4	—	Approval, by non-binding advisory vote, of the Company’s executive compensation.	FOR	70

Financial Highlights for 2021

Caleres delivered record setting results on virtually every financial metric in 2021, finishing the year well-positioned to generate significant and on-going shareholder value. Our global workforce did not let the lingering impacts of the pandemic, continuing supply chain disruptions, lower inventory availability and increasing costs divert us from meeting the strong rebound in demand and rapid return of the consumer we experienced as the year progressed. We delivered this exceptional performance in 2021 by always keeping the consumer at the core of our focus, enabled by leveraging our prior strategic investments and enhanced capabilities in fulfillment, digital commerce and direct to consumer, and by effectively navigating all the macro-challenges presented by this dynamic and still evolving marketplace. As a result, we also generated approximately $168.4 million in cash from operations during the year and used that cash to further reduce debt, fund our nearly century-long, uninterrupted dividend, repurchase shares and continue to invest in the overall business. More specifically, we also strengthened our balance sheet by converting all of our long-term debt to short-term borrowings under our revolving credit facility, allowing us to reduce our on-going interest expense by approximately $20 million from 2019 levels. All told, we ended the year with $290 million of debt, down from $448 million at the end of 2020 and, in all, returned approximately $28 million to our shareholders. The following are a few highlights of our financial performance.

•

Consolidated net sales increased $660.5 million, or 31.2%, to $2,777.6 million in 2021, compared to $2,117.1 million last year, driven primarily by record-setting sales at our Famous Footwear segment, which benefited from strong consumer demand as COVID-19 vaccines became widely available and government restrictions eased. Our Brand Portfolio segment’s net sales also rebounded compared to last year, despite being adversely impacted by the delayed receipt of inventory due to supply chain disruptions.

•

Consolidated operating earnings increased to $205.8 million in 2021, compared to an operating loss of $485.7 million last year. The increase was primarily driven by higher net sales in 2021 combined with $286.5 million of non-cash goodwill and intangible asset impairment charges and $96.7 million of

Caleres | 2022 Proxy Statement    1

restructuring and other special charges in 2020, primarily attributable to the COVID-19 pandemic and the exit of our Naturalizer retail stores. On an adjusted basis, operating earnings were $219.3 million.[1]

•

On a GAAP basis, we reported consolidated net earnings attributable to Caleres, Inc. of $137.0 million, or earnings per diluted share of $3.56 compared to a consolidated net loss of $439.1 million, or loss per diluted share of $11.80, last year. On an adjusted basis, our net earnings were $165.2 million, or earnings of $4.29 per diluted share, compared to a net loss of $52.0 million, or $1.40 per diluted share last year.[1]

Director Nominees

Our restated certificate of incorporation and bylaws currently provide that commencing with our 2021 annual meeting directors will be elected for one- year terms. The board of directors has nominated seven directors for election at the 2022 annual meeting, as outlined in the table below, for a one-year term expiring at the annual meeting of shareholders to be held in 2023.

Term	Name	Age	Director Since	Independent	Primary Occupation	Committees

1 year	Lisa A. Flavin	57	2019	Yes	Senior Vice President and Chief Compliance Officer at Emerson	Audit, Chair

1 year	Brenda C. Freeman	57	2017	Yes	Founder, Joyeux Advisory Group	Governance & Nominating

1 year	Lori H. Greeley	62	2015	Yes	Chief Executive Officer, Serena & Lily	Compensation

1 year	Ward M. Klein	66	2007	Yes	Former Executive Chairman; Edgewell Personal Care	Executive; Governance & Nominating, Chair

1 year	Steven W. Korn	68	2004	Yes	Former President & Chief Executive Officer, Radio Free Europe / Radio Liberty	Audit; Governance & Nominating

1 year	Diane M. Sullivan	66	2007	No	CEO and Chairman; Caleres	Executive, Chair

1 year	Bruce K. Thorn	55	2022	Yes	President and CEO; Big Lots, Inc.	Compensation

[1]	A reconciliation of adjusted results is included in Annex 1 to this proxy statement.

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Corporate Governance Highlights

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board of directors has adopted and adheres to corporate governance practices that it believes represent sound practices, including the following.

Board Composition

➢   In 2020 our shareholders approved the phased-in declassification of our board of directors, which will be fully declassified in 2023.

➢   Our board has an effective mix of skills, experience and perspectives.

➢   Over half of our directors are diverse. Assuming election of the director nominees proposed herein, effective as of the 2022 annual meeting 60% of our directors will be female and 20% will be racially and ethnically diverse.

➢   Our director tenure is balanced. Assuming election of the director nominees proposed herein, effective as of the 2022 annual meeting average director tenure will be 9.6 years.

• 40% of directors joined the board within the past 5 years.

Board Independence

➢   10 out of the 11 members of the board of directors are independent.

➢   Our CEO is the only management director.

➢   Our Audit, Governance and Nominating and Compensation Committees are comprised solely of independent directors.

Governance Practices

➢   We currently have an independent lead director, with a clearly defined role who coordinates the activities of the other independent directors.

➢   The independent directors meet regularly in executive session.

➢   The board of directors and committees conduct annual self-evaluations.

➢   We have a director resignation policy in the event an incumbent director does not receive a majority of votes cast.

➢   We maintain a policy under which no director may be appointed if he or she is 72 or older or nominated for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72, except in limited circumstances.

➢   The Company does not have a poison pill in place.

➢   Risk management is overseen by the full board of directors and designated committees.

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Executive Compensation Program Highlights

The following table summarizes certain executive compensation practices that we have implemented to reward performance without encouraging inappropriate or excessive risk-taking and align executives’ interests with shareholders’ interests, as well as practices that we avoid because we do not believe they would serve the long-term interest of the shareholders.

What We Do

✓ The vast majority of pay is variable or “at risk”, i.e., performance-based or equity-based or both.

✓ We include challenging performance objectives in annual and long-term incentive awards that encourage value creation for shareholders.

✓ We cap annual incentive and long-term performance award payouts at 200% of target.

✓ We utilize an independent compensation consultant.

✓ We maintain significant stock ownership requirements (6x base salary for CEO).

✓ We generally provide for three-year performance periods/vesting in long-term awards.

✓ We provide limited perquisites with reasonable business rationale.

✓ We regularly assess the risk-reward balance of our compensation programs.

✓ We include clawback provisions in our key compensation programs.

What We Don’t Do

× We do not enter into employment contracts with our executive officers.

× We prohibit repricing or replacing underwater stock options or stock appreciation rights.

× We prohibit hedging, pledging, or short sales of Company stock by directors and executive officers.

× No single trigger provisions for cash severance.

× We do not provide cash severance payments exceeding 2x salary and target annual incentive award (plus prorated bonus for year of termination, if earned).

× We no longer provide change of control excise tax gross-ups to executive officers.

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PROXY STATEMENT

FOR THE CALERES, INC.

2022 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Why have these proxy materials been made available?

Your board of directors is soliciting proxies to be voted at the 2022 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

The record date for shareholders entitled to vote at the meeting is March 31, 2022. There were 37,969,994 shares of our common stock issued and outstanding on March 31, 2022.

On April 14, 2022, we are commencing mailing to our shareholders of record a notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K online, and we are commencing mailing these proxy materials to shareholders who requested paper copies.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 26, 2022, at our principal executive offices located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 10:30 a.m., Central Time.

What am I voting on?

We are aware of four (4) proposals to be voted on by shareholders at the annual meeting:

•	The election of seven (7) directors named in this proxy statement

•	Ratification of the Company’s independent registered public accountants

•	Approval of the Company’s Incentive and Stock Compensation Plan of 2022

•	Approval of the Company’s executive compensation

Why haven’t I received a printed copy of the proxy or Annual Report on Form 10-K?

The Securities and Exchange Commission’s (“SEC”) rules allow us to furnish proxy materials to you via the Internet. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 14, 2022, we are commencing mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2021 Annual Report on Form 10-K online. If you hold your shares through a broker or bank, the notice will be sent to you by your broker or bank. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. You can view both the proxy statement and Annual Report on Form 10-K on the Internet by accessing our website at http://investor.caleres.com/financial-information/proxy-statements and http://investor.caleres.com/financial-information/annual-reports, respectively. Information on our website does not constitute part of the proxy statement.

How can I get paper copies of the proxy materials?

The notice you received describes how to receive paper copies of the proxy materials.

How can I vote my shares?

Most shareholders have a choice of voting in one of four ways:

•	by Internet,

Caleres | 2022 Proxy Statement    5

• by telephone,

•	by mail, or

•	in person at the meeting.

Please read the instructions on the notice, proxy card or the information sent by your broker or bank.

What is the difference between holding shares as a “shareholder of record” or “registered holder” versus being a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the “shareholder of record” or a “registered holder” with respect to those shares. The notice has been sent to you directly by the Company.

If your shares are held in “street name,” such as through a broker or bank, you are considered the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker or bank on how to vote your shares by following the instructions provided by your broker or bank. The notice concerning our annual meeting and the availability of our proxy statement and 2021 Annual Report on Form 10-K have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record.

If I am a registered holder, how do I vote by proxy?

Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the notice. Voting by telephone or Internet will help us reduce costs. If you vote promptly, you can save us the expense of a second mailing.

•

Voting your proxy by Internet. The website for Internet voting is http://www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting.

•

Voting your proxy by telephone. In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number: 1-800-690-6903. Telephone voting is available 24 hours a day, 7 days a week until 11:59 P.M., Eastern Time, on the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•

Voting your proxy by mail. If you have requested printed proxy materials and received a proxy card, you can vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Even if you have a proxy card, you can still vote by Internet or telephone.

If you vote by proxy using any of these three methods, your shares will be voted in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accountants, “FOR” approval of the Company’s Incentive and Stock Compensation Plan of 2022, and “FOR” approval, by non-binding advisory vote, of the Company’s executive compensation. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was filed with the SEC, we knew of no matter that is required to be acted on at the annual meeting other than those matters discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

If I hold my shares through a broker or bank, how do I vote?

If your shares are held in “street name” by a broker or bank as your nominee, your nominee will send you separate instructions describing the procedures for voting your shares. You should follow the instructions provided by your nominee.

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Under Rule 452 of the New York Stock Exchange (“NYSE”) listing standards, which relates to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and other non-routine matters without instructions from the beneficial owner. However, brokers will still be able to vote shares held in broker accounts with respect to the approval of the independent registered public accountants even if they do not receive instructions from the beneficial owner. Therefore, beneficial holders of shares held in broker accounts are advised that if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors and other non-routine matters.

How do I vote if I am a participant in the Company’s 401(k) Plan?

If you are a participant in the Caleres, Inc. 401(k) Savings Plan, you may have certain voting rights with respect to shares of our common stock credited to your account in the plan. The common stock in the plan is held in the plan’s trust.

The plan provides you with voting rights based on the number of shares of common stock that were constructively invested in your plan account as of the close of business on the record date. We originally contributed these shares to the plan on your behalf as matching contributions. You may vote these shares in much the same way as registered stockholders vote their shares, but you have an earlier deadline. Your vote must be received by 11:59 p.m. Eastern Time on May 23, 2022. You may vote these shares by following the instructions provided on the Notice of Internet Availability of Proxy Materials and on the voter website www.proxyvote.com. If you requested a paper copy of the proxy materials, you also may vote by mail by signing, dating and returning the proxy/ voting instruction card included with those materials.

The plan trustee will submit one proxy to vote all shares of common stock in the plan. The trustee will vote the shares of common stock credited to participants submitting voting instructions in accordance with their instructions and will vote the shares of common stock in the plan for which no voting instructions were received in the same proportion as the final votes of all participants who actually voted. Please note that if you do not submit voting instructions for the shares of common stock in your account by the voting deadline, those shares will be included with the other undirected shares and voted by the trustee as described above. Because the trustee submits one proxy to vote all shares of common stock in the plan, you may not vote shares in person at the annual meeting.

How many votes do I have?

You have one vote for each share of our stock that you owned at the close of business on March 31, 2022, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you by your broker or bank.

If you are a shareholder of record, you will receive only one notice for all the shares you held as of the record date, March 31, 2022, and the name and address section on the notice will indicate the number of shares you hold. This includes shares in certificate form as well as shares in book-entry form.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting. If your shares are held in the name of a broker or bank, you must obtain a proxy, executed in your favor, from the broker or bank, to be able to

Caleres | 2022 Proxy Statement    7

vote at the meeting. We intend to hold our annual meeting in person. However, we are actively monitoring the public health and safety concerns relating to the coronavirus (“COVID-19”) pandemic and the protocols that federal, state, and local governments may impose. As a result, we may decide to hold our annual meeting partly or solely by means of remote communication. In the event it is not possible or advisable to hold our annual meeting as currently planned, we will announce the decision to do so in advance by posting details on our website. If you are planning to attend our annual meeting in person, please check the website one week prior to our annual meeting. As always, we encourage you to vote your shares in advance of the meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of seven (7) director nominees named herein	The nominees who receive the most votes for the available positions will be elected with seven (7) director positions available for a term expiring in 2023. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Ratification of Ernst & Young LLP as the Company’s independent registered public accountants	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 2 is required for the proposed ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Proposal 3 — Approval of the Company’s Incentive and Stock Compensation Plan of 2022	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 3 is required for the approval of the Company’s Incentive and Stock Compensation Plan of 2022.

Proposal 4 — Approval, by non-binding advisory vote, of the Company’s executive compensation	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 4 is required for the approval, by non-binding advisory vote, of the Company’s executive compensation.

Other Matters	The affirmative vote of a majority of the shares voting either “for” or “against” such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

What is a broker non-vote and what effect does it have?

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on a particular proposal, the shares not voted are referred to as “broker non-votes.” Under the rules of the NYSE, brokers cannot vote for the election of directors or for other non-routine matters for which they do not have discretionary

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voting authority. As to these proposals, broker non-votes occur when the “beneficial owner” has not instructed the broker how to vote on these proposals. If you are a beneficial owner, your bank or broker is permitted to vote your shares on the ratification of the appointment of independent registered public accountants, even if you have not provided voting instructions, but cannot vote on other proposals absent voting instructions. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

What is the effect of a “withheld” or “abstain” vote?

Shares that are “withheld” with respect to the election of any person to serve on the board will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares that are “abstain” and broker non-votes with respect to Proposals 2, 3 and 4 or any new proposal raised at the meeting, will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares voted, and such proxies will not have any effect on such vote.

What happens if a director does not receive a majority of the shares voted at the meeting?

If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the board of directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee will recommend to the board the action to be taken with respect to the tendered resignation. The board is required to determine whether to accept or reject the resignation, or to take other action, within 90 days of the date of the certification of election results.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokers, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred. We have retained Innisfree to serve as our proxy solicitor and the fees for such assistance will be approximately $15,000 plus expenses.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K, which we will file with the SEC within four business days of the meeting. You can obtain a copy of the Form 8-K on our website at http://investor.caleres.com/financial-information/sec-filings, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of notices delivered to my household?

SEC rules allow delivery of a single notice or a single Annual Report on Form 10-K and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the notice and other materials unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive as well as our expenses. If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one notice or other materials.

If you prefer to receive separate copies of the notice and other materials, either now or in the future, we will promptly deliver, upon your written or oral request, separate copies, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one notice or other shareholder materials delivered to the household in the future, please contact us at the same address or telephone number.

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CORPORATE GOVERNANCE

Our Principles and Governance Guidelines

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The Corporate Governance Guidelines are available on our website at http://caleres.com/investors/corporate-governance. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the NYSE’s rules and listing standards, SEC rules and regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting. The charters for the board’s Executive, Audit, Compensation, and Governance and Nominating Committees are also available on our website at http://caleres.com/investors/corporate-governance. Information on our website shall not be deemed to constitute part of this proxy statement.

Director Independence

Currently, of the 11 members of the board, 10 meet the NYSE standards for independence. A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines. As of the date of this proxy statement, Diane M. Sullivan is a director and current Company employee, and is not an independent director. The board has determined that each of the other members of the board is independent, namely Ms. Flavin, Ms. Freeman, Ms. Greeley, Dr. Gupta, Ms. Hendra, Mr. Klein, Mr. Korn, Mr. McGinnis, Ms. Millard, and Mr. Thorn. With our board comprised of 10 independent directors out of 11, we are in compliance with our goal, as set forth in the Corporate Governance Guidelines, of having two-thirds of the directors be independent under the NYSE standards. Only independent directors serve on our Audit, Compensation, and Governance and Nominating Committees.

The non-management members of the board meet regularly without any members of management present. Mr. Klein, as the lead director, presides at such executive sessions (and if he is absent, then another director who is a member of the Executive Committee presides in his place).

Code of Ethics

We have a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. We have an additional Code of Ethics that is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website at http:// http://caleres.com/investors/corporate-governance. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the Company) either code on our website.

Communicating With the Board

Shareholders and other parties interested in communicating directly with an individual director, with the non-management directors as a group, or with all directors may write to the individual director or group, c/o Office of the Corporate Secretary, Caleres, 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@caleres.com. This method of communicating with non-management directors is also posted on the Company’s website. The board approved a process for handling communications received by the Company and addressed to non-management members of the board. Under that process, a staff member assisting the Company’s Corporate Secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the staff member, deals with the functions of the board or its committees or that the staff member otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

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Board Leadership Structure

We believe that our board of directors should retain the flexibility to appoint the appropriate person to the position of Chairman of the Board, whether that person be our Chief Executive Officer or not. At the beginning of fiscal 2014, Ms. Sullivan assumed the position of Chairman of the Board, in addition to her roles as Chief Executive Officer and, at that time, President. As such, we are using the traditional U.S. board leadership structure, under which our Chief Executive Officer also serves as Chairman of the Board. We believe that our Company, like many U.S. companies, is well-served by this structure because it provides for more effective leadership and recognizes that in many cases one person should speak for and lead both the Company and the board. We feel that this structure demonstrates for our employees, customers and other business partners that we are under strong leadership. It also eliminates the potential for confusion or duplication of efforts.

In addition, Ward M. Klein, as the board’s lead director, has the authority to: preside at executive sessions of the board and at other board meetings when the Chairman is not present, provide input to board agendas and materials provided for board meetings, call meetings of the independent directors, serve as liaison on board-wide issues between the independent directors and the Chairman, and retain advisors and counsel to report to the board. By having a lead independent director, coupled with the other oversight functions delegated to various board committees comprised of independent directors, we believe that our governance structure provides ample opportunity for effective oversight and risk management.

Board’s Role in Risk Oversight

The board has general oversight responsibility for our affairs, including risk management, pursuant to the New York Business Corporation Law, our restated certificate of incorporation and our bylaws, while management is responsible for our day-to-day operations. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. In order to assist the board in overseeing our risk management, executive management reviews with the board our approach to risk management and involves the board, managers and other personnel in an effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks including financial, operational, business, information technology and cybersecurity, reputational, managerial, environmental, social and governance (“ESG”) matters and the formulation of plans to manage these risks or mitigate their effects.

The board is actively engaged in the oversight of the Company’s ESG programs. In exercising its authority, the Board recognizes that the long-term interests of our shareholders are best advanced when considering other stakeholders and interested parties, including customers, our Associates, business partners, and the communities in which we live and work. The board receives updates from management on our overall ESG programs and targets and on particular topics of relevance throughout the year. The Audit Committee and the Compensation Committee also consider the relevant oversight responsibilities of their respective committees in the context of our ESG programs and provide the board with reports on those matters. Our Governance and Nominating Committee also aids the board, as appropriate, in evaluating ESG-related topics. More detailed information about our ESG commitments and programs can be found in our 2021 ESG Report, which can be viewed at: https://www.caleres.com/about/esg.

Our board is responsible for oversight of our cybersecurity program, aided by the Audit Committee. We employ a layered cybersecurity strategy leveraging industry frameworks that feature a prioritized set of safeguards to mitigate the most prevalent cyber-attacks against our systems and networks; and incorporate people, process, and technology controls. We regularly engage with outside experts to assess our organizational security programs and periodically test and improve our information systems through security and risk and compliance reviews and user education campaigns and other strategies. We subscribe to various threat intelligence feeds and are active in the information security community. Our Chief Information Officer reports on the Company’s cybersecurity plans and strategies to the Audit Committee quarterly and to the board annually.

The board also manages risk through the oversight responsibilities of its committees. The Compensation Committee (with advice from its compensation advisors) reviews executive compensation programs; and in March 2022, management presented to the Compensation Committee its analysis of risk related to pay and other compensation as to all employees and its determination that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s findings and agreed that risks related to compensation policies and practices are not reasonably likely

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to have a material adverse effect on the Company. The Audit Committee regularly reviews risks related to our consolidated financial statements and internal controls; and the Company’s Vice President of Internal Audit reports directly to the Audit Committee. Additionally, in accordance with NYSE requirements that our Audit Committee discuss policies regarding risk assessment and management’s actions to monitor and control risk, our General Counsel, Chief Financial Officer and Chief Accounting Officer update our Audit Committee quarterly with respect to the Company’s major financial risk exposures and discuss the steps taken to monitor and control such exposures.

On a regular basis, the board discusses with management the appropriate level of risk that we are willing to accept in pursuit of our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness.

Selection of Directors

For membership on our board, a candidate must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. Each board member is expected to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders; be able to balance short-term goals and long-term goals of the Company and its shareholders; and at all times respect and maintain adherence to the Code of Business Conduct.

In evaluating the composition of the board and anticipated vacancies, the Governance and Nominating Committee seeks and considers candidates that will serve the board’s long-term needs with the intent that the board, at any time, be comprised of a group of individuals who bring a complement of skills, values and expertise that will benefit the Company and its shareholders. The committee believes that all directors must possess a considerable amount of business management or leadership experience and will take into account, among other things, the nominee’s personal attributes, education, professional experience, conflicts of interest, knowledge of the Company’s business, accomplishments, commitment to active participation on the board, and reputation. In this effort, the committee seeks diversity of background, including culture, experience, gender, race, ethnicity, age and talent among its members. More than half of the board of directors is diverse and, assuming the election of the director nominees proposed in this proxy at the 2022 annual meeting, 60% of its members will be female and 20% will be racially and ethnically diverse.

With respect to nomination of continuing directors, the Governance and Nominating Committee also considers an individual’s contribution to the board. If the committee believes that qualified members from the existing board membership are suitable candidates for re-election, it will not seek outside candidates unless a larger board size is deemed advisable. In proposing membership on board committees, the committee ensures that each committee of the board includes members with appropriate skills and knowledge and also considers fulfilling a director’s interest in serving on a particular committee and providing directors with opportunities to become more knowledgeable about different aspects of the Company’s business.

The process followed by the Governance and Nominating Committee to identify and evaluate candidates includes requesting recommendations from board members and others, meeting to evaluate information about potential candidates, and interviewing selected potential candidates by members of the committee and the board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the committee will evaluate potential candidates recommended by shareholders by following substantially the same process and applying substantially the same criteria as it follows for potential candidates submitted by board members or others. From among a group of potential candidates who are qualified for a board position and meet the independence standards required by our Corporate Governance Guidelines, the committee will select the candidate believed to best satisfy the board’s needs and will vote to recommend nomination of such candidate to the board.

The biographies of each of the nominees and other directors in the section “Proposal 1 — Election of Directors” contain information regarding each individual’s experience and qualifications considered by the Governance and Nominating Committee and the board when making director nominations.

A shareholder seeking to propose a director candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary, as discussed in more detail in the section “Other Matters — Shareholder Proposals for the 2023 Annual Meeting.”

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Board Meetings and Committees

Meetings

The board has the following four committees: Audit, Compensation, Executive, and Governance and Nominating. The table below indicates the current membership of each committee and how many times the board and each committee met in fiscal 2021 (“2021”). Each director is expected to attend the annual meeting and all of our directors then on the board attended the 2021 annual meeting. In addition, all of our directors attended at least 75% of the total number of meetings of the board and of the committees on which he or she served during his or her term with the exception of Ms. Hendra, who was unable to attend one board and one committee meeting due the death of an immediate family member just prior to those meetings. Absent this extenuating circumstance, Ms. Hendra’s attendance would have been 100% of the meetings of the total number of meetings of the board and of the committee on which she served during 2021.

Name	Board	Audit	Compensation	Executive	Governance and Nominating

Current
Lisa A. Flavin	Member	Chair
Brenda C. Freeman	Member				Member
Lori H. Greeley	Member		Member
Mahendra R. Gupta	Member	Member
Carla C. Hendra	Member				Member
Ward M. Klein	Member			Member	Chair
Steven W. Korn	Member	Member			Member
W. Patrick McGinnis	Member		Chair	Member
Wenda Harris Millard	Member		Member
Diane M. Sullivan	Chair			Chair
Number of 2021 Meetings	5	7	3	0	1

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the Company’s consolidated financial statements, the financial reporting process, and the system of internal accounting and financial controls; (b) the Company’s compliance with ethics policies and legal and regulatory requirements; (c) the Company’s independent registered public accountants’ qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The board has determined, in its judgment, that Ms. Flavin qualifies as an “audit committee financial expert” and is independent within the meanings of the rules of the SEC and NYSE. The board, through the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than three public companies (including our Audit Committee). Also see “Audit Committee Report” below.

Compensation Committee

The Compensation Committee (the “Committee”) has primary responsibility for establishing the executive officers’ compensation, including the compensation for each of the executive officers named in the Summary Compensation Table herein. The Committee also reviews changes in the compensation of other key management employees; reviews and approves or makes recommendations to the board concerning cash incentive compensation plans, equity-based plans and other executive benefit plans; approves the participation of executives and other key management employees in the various compensation plans and makes awards to participants; reviews the design of

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our compensation programs; monitors our promotion and management development practices; and approves the inclusion of the Compensation Discussion and Analysis (“CD&A”) in this proxy statement. The Committee also reviews annual “Say on Pay” vote outcomes and determines if any changes to compensation design are necessary.

The Committee meets a number of times each year, and Committee agendas are established in consultation between the Committee chair and management. In setting annual compensation, the Committee receives from our Chief Executive Officer the performance assessment and compensation recommendation for each of the other NEOs along with a comparison to the median peer group data for the principal compensation elements. The Committee meets in executive session when discussing compensation for the Chief Executive Officer. The role of the Company’s compensation consultant and management are also discussed in the CD&A.

The Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant for executive compensation. Meridian assists the Committee in the compensation review and decision-making process and the review of plans and programs for executives. Also, Meridian advises the Committee on market trends, provides comparative market data and, if requested, provides compensation recommendations. Meridian provided no other services to the Committee during 2021. The Committee evaluated whether Meridian’s provision of services to the Committee during 2021 gave rise to a conflict of interest. In making this evaluation, the Committee considered the independence factors listed in Rule 10C-1(b)(4) of the Exchange Act of 1934 and determined that the provision of such services did not create a conflict of interest and that Meridian provided independent and objective advice to the Committee.

The board has determined, in its judgment, that the Committee is comprised solely of independent directors as defined in the NYSE listing standards.

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs that may lawfully be delegated to it by the board during the intervals between board meetings. However, certain categories of matters have been expressly reserved for consideration by the full board.

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors, oversees the evaluation of executive management, and reviews the effectiveness of board governance. The Governance and Nominating Committee utilizes a process for selecting directors and nominees, which is described in detail in the section entitled “Corporate Governance — Selection of Directors.” The board has determined, in its judgment, that the Governance and Nominating Committee is comprised solely of independent directors as defined in the NYSE listing standards.

Related Party Transactions

In accordance with our written related party transaction policy, the board reviews all transactions expected to exceed $120,000 in which a related party has a material interest. For purposes of this policy, related parties include the Company’s executive officers, directors or nominees, and 5% beneficial owners of the Company’s stock, as well as any immediate family member of any of the foregoing and any entity in which they have a 10% or greater beneficial interest or in which they are an officer, general partner, principal or serve in a similar position. In making its determination whether to approve a related party transaction, the board considers such factors as the extent of the person’s interest in the transaction, the aggregate value, the availability of other sources of comparable products or services, whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, and the benefit to the Company.

In 2021, there were no material transactions required to be disclosed pursuant to SEC rules between the Company and its executive officers, directors, nominees, principal shareholders, their immediate family members, or entities controlled by them.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than 10% of our stock to report their ownership of stock and any changes in ownership to

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the SEC and the NYSE. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that all such reports of our executive officers and directors were filed on a timely basis in 2021.

Compensation Committee Interlocks and Insider Participation

The members of the Committee for 2021 were those indicated in the table under the heading “Board Meetings and Committees.” No member of the Committee has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed under Item 404(a) of SEC Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company’s board.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal 2021 Director Compensation

Non-employee directors’ compensation is established by the board upon the recommendation of the Governance and Nominating Committee. For 2021, the following compensation guidelines were in effect for non-employee directors with cash retainers payable quarterly in arrears:

•	$90,000 as an annual retainer;

•	An additional $35,000 annual retainer for the lead director;

•	An additional $30,000 annual retainer for the Chair of the Audit Committee;

•	An additional $25,000 annual retainer for the Chair of the Compensation Committee;

•	An additional $20,000 annual retainer for the Chair of the Governance and Nominating Committee;

•

An annual equity award with a target fair market value of $135,000, namely an award of either 4,910 shares of restricted stock or 4,910 restricted stock units (“RSUs”), at the director’s option, granted on June 2, 2021, and subject to a vesting requirement tied to the next annual meeting of shareholders;

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings;

•

Opportunity to participate in our deferred compensation plan for non-employee directors with deferred retainers invested in phantom stock units (“PSUs”) that mirror our stock and are ultimately paid in cash based on the fair market value of the Company’s stock at time of payment;

•	Opportunity to participate in our Incentive and Stock Compensation Plan of 2017 (the “2017 Plan”) and receive shares of Company stock in lieu of cash retainers; and

•	Opportunity to receive a discount of 30% in our retail stores (which is the same discount we offer to our associates and their families).

The grant of either restricted stock or RSUs to directors as part of their annual compensation is intended to align directors’ interests with those of our shareholders. In setting compensation levels for non-employee directors, the Governance and Nominating Committee was provided with competitive market data for a peer group of companies (similar to the peer group used for executive compensation comparisons). In consultation with Meridian, the committee analyzed the peer group data and determined that it was appropriate to set the Company’s director compensation at or near the median for the peer group.

We carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan. Non-employee directors are permitted to participate in our matching gift program on the same terms offered to employees (match for charitable giving to federally tax-exempt charitable organizations under Section 501(c)(3) of the Internal Revenue Code and located within the United States up to $20,000 per year per individual), and SEC rules require that the Company match amount for directors be disclosed as compensation. Non-employee directors do not participate in the retirement plans available to employees, nor do they receive any annual incentive plan awards or the long-term performance awards that have been developed for employees. A director who is an employee does not receive payment for service as a director.

Non-Employee Director Compensation Table

The following table provides information on all cash, equity-based, and other compensation granted to non-employee directors during 2021.

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Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)
Name	Cash Payment	Payment in Shares of Company Stock(2)	Deferred Payment(3)	Stock Awards(4)	All Other Compensation(5)	Total

Current

Lisa A. Flavin	120,000	—	—	135,025	—	255,025

Brenda C. Freeman	90,000	—	—	135,025	—	225,025

Lori H. Greeley	90,000	—	—	135,025	—	225,025

Mahendra R. Gupta	90,000	—	—	135,025	15,100	240,125

Carla C. Hendra	90,000	—	—	135,025	—	225,025

Ward M. Klein	145,000	—	—	135,025	—	280,025

Steven W. Korn	90,000	—	—	135,025	—	225,025

W. Patrick McGinnis	115,000	—	—	135,025	—	250,025

Wenda Harris Millard	90,000	—	—	135,025	—	225,025

(1)

This section includes the annual retainer for serving on the board and, as applicable, as the lead director and/or the chair of a committee during fiscal 2021. We pay the retainers at the end of each quarter, which results in three payments being made during the year of the director’s election or year within a continuing term and the remaining payment being made in the next year. Retainers are payable in cash and/or shares of the Company’s stock pursuant to the 2017 Plan. Payments of retainers in cash are shown in the column “Cash Payment,” and payments of retainers in shares of the Company’s stock are shown in the column “Payment in Shares of Company Stock.”

(2)

The Payment in Shares of Company Stock column reflects the grant date fair value of directors’ retainers earned that were issued as Company stock in lieu of cash. For services rendered during 2021, no Company shares were issued under the Incentive and Stock Compensation Plan of 2011 (the “2011 Plan”) or the 2017 Plan.

(3)

Retainers may be deferred at the election of the director each calendar year pursuant to the non-employee directors deferred compensation plan. Deferred retainers will be credited to the director’s account on a quarterly basis, with the number of PSUs equal to the number of shares of our stock having an equivalent fair market value (average of the high and low price of our stock) on the last trading day of the fiscal quarter when the cash compensation was earned. The director makes a payout election of the account in cash to commence immediately in a lump sum payout following termination of service as a director or in equal annual installments for five (5) years or ten (10) years following termination of service as a director.

(4)

The amounts in the Stock Awards column reflect the grant date fair value of the annual equity award made to non-employee directors. At the director’s election, an annual equity award is made in the form of RSUs that mirror the value of our stock, vest after one year and are payable in cash or stock on termination of service as a director, or shares of our stock that are subject to a one-year vesting restriction based on service (restricted stock). Each of the non-employee director awards was either 4,910 RSUs or shares of restricted stock, and the average of the high and low prices of the Company’s stock on the date of grant, which is used to determine the number of restricted shares or RSUs to which each director is entitled, was $27.50 on June 2, 2021. These awards were approved by the board on May 27, 2021. At January 29, 2022, our 2021 fiscal year-end, each of the following directors held 4,910 RSUs that were unvested: Ms. Flavin, Ms. Freeman, Ms. Greeley, Dr. Gupta, Ms. Hendra, Mr. Korn, Mr. McGinnis and Ms. Harris Millard. Mr. Klein held 4,910 shares of restricted stock that were unvested.

(5)

The amounts in the All Other Compensation column reflect the Company’s match of charitable contributions for Dr. Gupta. This column does not include Company expenses related to board service, including reimbursement of expenses, costs incurred for the director and a spouse to attend a board or industry function, and occasional use of the corporate aircraft for a director to attend a meeting of the board or committee or for Company related business. This column also does not reflect items provided to directors for which the Company does not incur incremental cost (such as event tickets) or for which the actual cost was minimal (such as samples of our branded footwear, or the value of the discount on products purchased at our retail stores). The Company also provides directors’ and officers’ liability insurance, which the Company considers a business expense and not compensation to directors.

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Restricted Stock and Restricted Stock Units

The board makes an annual equity-based grant to non-employee directors in the form of either restricted stock or RSUs. The number of restricted shares or RSUs is determined by dividing the target aggregate cash value for the grant (i.e., $135,000 for 2021) by the fair market value on a date shortly after the date of board approval. The restricted stock awards vest at the next annual meeting of shareholders and, commencing with the grant date, earn cash dividends. The RSUs are subject to a vesting requirement ending at the next annual meeting of shareholders, earn dividend equivalent units, and are payable in cash or stock on the date the director terminates service or such earlier date as a director may elect (provided that the selected payout date is at least two years after the grant date for the award) based on the then-current market value of the Company’s stock. Dividend equivalents are paid on RSUs at the same rate as dividends on the Company’s common stock and are automatically re-invested in additional RSUs as of the payment date for the dividend.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors are eligible to participate in a deferred compensation plan with deferred amounts valued as if invested in our common stock through the use of PSUs.

Under the plan, we credit each participating director’s account with the number of PSUs that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the average of the high and low prices of our stock on the last trading day of the fiscal quarter when the cash compensation was earned.

Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock and are re-invested in additional PSUs at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end or following termination of the director’s service, and calculated based on the average of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. The accounts of prior participants continue to earn dividend equivalents on the account balance.

Incentive and Stock Compensation Plan of 2017

Our non-employee directors are eligible to participate in the 2017 Plan, which allows the participating director to receive retainers in shares of the Company’s stock in lieu of cash, with the number of shares issuable as determined based on the average of the high and low prices of our stock on the last trading day of the fiscal quarter. The annual equity-based grant to non-employee directors described above under “Restricted Stock and Restricted Stock Units” was also made under the 2017 Plan.

Non-Employee Director Stock Ownership

The board has adopted stock ownership guidelines for non-employee directors, the purpose of which is to encourage long-term share ownership by our directors and to better align the interests of non-employee directors with shareholders. For 2021, the guidelines provided that all non-employee directors hold shares of our stock or stock equivalents with a value at least equal to four times the annual cash retainer paid to them. For purposes of these guidelines, the following stock interests qualify under the guidelines: stock beneficially owned outside of Company-sponsored plans, stock held in any Company-sponsored stock-based plan, Company stock units held in any Company-sponsored non-qualified deferred compensation plan and RSUs. Non-employee directors are expected to achieve the required holdings by the fifth anniversary of the later of the adoption of the guidelines or the director’s commencement of board service. All of the directors who were required to do so met the guidelines as of the end of 2021.

18    Caleres | 2022 Proxy Statement

STOCK OWNERSHIP BY EXECUTIVE DIRECTORS, OFFICERS AND 5% SHAREHOLDERS

The following table shows the amount of our common stock beneficially owned as of the record date, except as noted below, by each director and nominee, each of the Named Executive Officers (“NEOs) listed in the Summary Compensation Table, all current directors and executive officers as a group, and all persons or entities that we know to beneficially own more than 5% of our stock on March 31, 2022 (based on filings made with the SEC). In general, “beneficial ownership” includes those shares for which a person has or shares the power to vote or the power to dispose and takes into account shares that may be acquired within 60 days (such as by exercising vested stock options). Thus, the table shows the number of employee and director stock options to purchase shares of our stock that are exercisable, either immediately or by May 30, 2022 (60 days after March 31, 2022). For our non-employee directors, the table shows the total number of share units held, as these units have an investment value that mirrors the value of our stock.

	Amount of Common Stock Beneficially Owned
Name	Number of Shares(1)	Exercisable Options	Total	% of Shares Outstanding	Director Share Units(2)

Non-Employee Directors

Lisa A. Flavin	—	—	—	*	24,971

Brenda C. Freeman	—	—	—	*	33,698

Lori H. Greeley	1,000	—	1,000	*	44,539

Mahendra R. Gupta	9,454	—	9,454	*	78,866

Carla C. Hendra	—	—	—	*	96,852

Ward M. Klein	77,419	—	77,419	*	43,651

Steven W. Korn	17,911	—	17,911	*	103,416

W. Patrick McGinnis	20,159	—	20,159	*	108,263

Wenda Harris Millard	—	—	—	*	33,725

Bruce K. Thorn	—	—	—	*	—

Named Executive Officers (NEOs)

Diane M. Sullivan	877,650	—	877,650	2.3	—

Kenneth H. Hannah	123,057	16,667	139,724	*	—

John W. Schmidt	252,311	—	252,311	*	—

Michael R. Edwards	94,731	—	94,731	*	—

Daniel R. Friedman	81,959	—	81,959	*	—

Current Directors and Executive Officers as a group (21 persons)	1,839,886	16,667	1,856,553	4.9	567,984

5% Shareholders

BlackRock, Inc. and related persons(3)	5,932,600	—	5,932,600	15.6	—

The Vanguard Group, Inc. and related persons(4)	3,840,810	—	3,840,810	10.2	—

*	Represents less than 1% of the outstanding shares of stock.
(1)

Directors have voting rights and the right to receive dividends with respect to these shares during the period of restriction. For our NEOs, these amounts include restricted stock as to which the holder has voting rights and a right to receive dividends, but no investment power, and which are subject to forfeiture based on service, as follows: Ms. Sullivan 495,000 shares, Mr. Hannah 67,500 shares, Mr. Schmidt 140,500, Mr. Edwards 461,834,

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Mr. Friedman 24,000 shares; and Current Directors and Executive Officers as a group 882,834 shares. These amounts also include shares held by the trustee of the Company’s 401(k) plan for the accounts of individuals, as follows: Ms. Sullivan 10,153 shares, Mr. Hannah 1,297 shares, Mr. Schmidt 5,233, Mr. Edwards 3,159, Mr. Friedman 6,461 shares; and Current Directors and Executive Officers as a group 42,272 shares. The Company is not aware that any of the shares held by individuals have been pledged, and the Company’s insider trading policy prohibits the Company’s directors and executive officers from pledging Company securities or purchasing any financial instruments designed to hedge or offset any change in the market value of the Company’s securities.
(2)

Share units for directors, all of which are denominated to be comparable to, and derive their value from, shares of Company stock, include PSUs issued under our deferred compensation plan for non-employee directors and RSUs issued to our non-employee directors as of March 31, 2022, and are either vested or will be vested by May 30, 2022 (60 days after March 31, 2022). The share units are ultimately paid in cash or stock, and have no voting rights.

(3)

Based on its Schedule 13G amendment filing with the SEC on January 27, 2022, BlackRock, Inc. possessed sole power to vote 5,879,086 shares and sole power to dispose of 5,932,600 shares. BlackRock, Inc. is a holding company that beneficially owns shares held by the 11 subsidiaries identified therein. BlackRock, Inc.’s business address is 55 East 52nd Street, New York, New York 10055.

(4)

Based on its Schedule 13G amendment filing with the SEC on April 8, 2022, The Vanguard Group, Inc. possessed shared power to vote 85,186 shares, sole power to dispose of 3,721,212 shares, and shared power to dispose of 119,598 shares. The Vanguard Group, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Vanguard Group, Inc.’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Structure of the Board

At the Company’s 2020 annual meeting of shareholders, the shareholders approved an amendment to our restated certificate of incorporation to declassify our board (a structure that had been in place since 1954). As a result, our restated certificate of incorporation and bylaws provide that commencing with the class of directors standing for election at the Company’s 2021 annual meeting, directors will stand for election for one-year terms. The term of office for each director elected at the 2021 annual meeting and thereafter will expire at the next succeeding annual meeting of shareholders. Each director elected prior to the 2021 annual meeting of shareholders will continue to serve as a director for the term for which he or she was elected. Accordingly, starting with the 2023 annual meeting of shareholders, the entire board will be declassified. In each case, directors will hold office until their successors are elected and qualified, or until their earlier death, resignation or removal.

We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. On March 10, 2022, the board created a vacancy and elected Bruce K. Thorn to fill that vacancy. To fill that vacancy, a third-party search firm identified potential candidates. Mr. Thorn was selected after a thorough review and presentation of the possible candidates and met with the members of our Governance and Nominating Committee (which includes our lead independent director) and our Chairman. Although there is no mandatory retirement policy for directors, our Corporate Governance Guidelines limit the board from filling a vacancy with an individual over 72 years of age and generally precludes recommending an individual for election as a director for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72, unless the board determines that it is in the best interests of shareholders to retain the services of a director beyond his or her retirement age who is then serving as the chair of a committee of the board. In 2019, the board determined that it was in the best interests of the shareholders to retain the services of W. Patrick McGinnis, Chair of the Compensation Committee, for a three-year term expiring at the 2022 annual meeting, which is a term extending beyond the year of his 72nd birthday. Mr. McGinnis will retire from the board as of the 2022 annual meeting as his term expires. We thank Mr. McGinnis for his many years of dedicated service to the Company and its shareholders.

Your board has nominated for election as directors at the annual meeting seven (7) individuals: Lisa A. Flavin, Brenda C. Freeman, Lori H. Greeley, Ward M. Klein, Steven W. Korn, Diane M. Sullivan and Bruce K. Thorn, each for a one-year term.

There are no family relationships between any of our directors, nominees, and executive officers.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

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NOMINEES FOR A ONE-YEAR TERM THAT WILL EXPIRE IN 2023

LISA A. FLAVIN
Director since: March 2019 Age: 57

Since March, 2021 Ms. Flavin has been Senior Vice President and Chief Compliance Officer of Emerson, a global manufacturing company serving a wide variety of commercial and residential customers through its power generation, automation and environmental controls businesses. Ms. Flavin leads Emerson’s worldwide audit activities, enterprise risk management and compliance functions. Prior to that, since 2011, she was Chief Compliance Officer and Vice President, Audit and before then, she was Vice President, Audit at Emerson, including leading the acquisition due diligence function from 2000 to 2011 and Director, Financial Audit from 1998 to 2000. Prior to joining Emerson, Ms. Flavin was Chief Financial Officer for the U.S. operations of Huls Corporation from 1995 to 1998. Ms. Flavin, who is also a CPA, spent 8 years in various audit roles at Ernst and Young, LLP. Ms. Flavin also serves on the board of directors of the United States Chamber of Commerce and BJC Healthcare (where she is chair of the audit committee). She is also on the executive committee of the Conference Board’s Council of Chief Audit Executives.

Board Committees: Audit (Chair)

Other Public Company Boards: None

Qualifications:

Ms. Flavin’s deep expertise in the corporate accounting, finance, and compliance functions and M&A and corporate strategy will enhance the board’s oversight of the Company’s financial reporting, governance, risk management and corporate strategy.

BRENDA C. FREEMAN
Director since: April 2017 Age: 57

Ms. Freeman is currently the founder of Joyeux Advisory Group, which provides comprehensive consulting services for brand marketing and development. In addition to her work through Joyeux, since January 2022, Ms. Freeman is also currently serving as Chief Brand Officer at Wunderkind, an international one-to-one marketing agency. From February 2020 until February 2021, Ms. Freeman was the Chief Executive Officer of Arteza, an e-commerce, direct to consumer start up that markets and sells art supplies in the $45 billion arts and crafts industry. From June 2019 until February 2020, Ms. Freeman was the founder and principal of the digital marketing firm, Joyeux Marketing Group. From 2016 through June 2019 Ms. Freeman held senior management roles at Magic Leap, Inc., a technology start up that develops novel human computing interfaces and software on the leading edge of wearable technology and virtual and augmented reality applications, including most recently Senior Advisor, Special Projects and, before that, Chief Marketing Officer. From 2015 - 2016, Ms. Freeman was the Executive Vice President — Chief Marketing Officer of National Geographic Channels and from 2014 - 2015 she was the Global Head of Television Marketing for DreamWorks Animation. Prior to that, Ms. Freeman was the Chief Marketing Officer — Cartoon Network/ Adult Swim divisions of Turner Broadcasting from 2008 - 2014. From 2002 through 2008, Ms. Freeman served in a variety of senior marketing roles with increasing executive responsibility at Viacom including Senior Vice President, Nickelodeon Integrated Marketing and Partnerships, Vice President, VH1 Consumer Marketing Group and Vice President, Affiliate Marketing, Entertainment Group. Ms. Freeman also serves on the global advisory board of Savannah College of Art and Design.

Board Committees: Governance and Nominating

Other Public Company Boards: Herman Miller, Inc. (2016 - 2019); Avnet, Inc. (2018 - present); Blue Apron, Inc. (2020 - present) and WM Technology (2021 - present)

Qualifications:

Ms. Freeman’s comprehensive background in all marketing disciplines and deep knowledge of consumer behaviors and trends coupled with her emphasis on leading consumer technologies will enhance the board’s role in overseeing the Company’s technology, marketing and overall consumer engagement strategies.

22    Caleres | 2022 Proxy Statement

LORI H. GREELEY
Director since: February 2015 Age: 62

Ms. Greeley is currently Chief Executive Officer at Serena & Lily, a retailer of furniture and home decor. Prior to that she served as Chief Executive Officer of Frederick’s of Hollywood, a well-known retailer of womens’ lingerie in the United States, where she was charged with, among other things, overseeing the company through its filing for bankruptcy under Chapter 11 of the United States Bankruptcy Code in April 2015. From January 2007 until April 2013, she was Chief Executive Officer of Victoria’s Secret Stores, the leading specialty retailer of womens’ intimate apparel, other apparel, fragrances and cosmetics. Beginning in 1993, she held a number of executive level merchandising and management roles at Victoria’s Secret Stores, including Executive Vice President and General Merchandising Manager for various categories and member of the Executive Committee from 1995 until January 2007. Ms. Greeley also serves as a director of Third Love, a privately held online lingerie brand. Ms. Greeley is active with Bucknell University, including serving as a member of the Freeman College of Management Advisory Board, and as a speaker for the University’s Institute for Leadership and Technology program.

Board Committees: Compensation

Other Public Company Boards: RTW Retailwinds, Inc. (formerly New York & Company) (2015 - 2019)

Qualifications:

Ms. Greeley has spent her entire career in the fashion and retailing businesses. Her strong skills in merchandising, marketing, operations and leadership, coupled with her intense knowledge of the Company’s core consumer and extensive relevant industry experience, enhances the Board’s role in overseeing the development of the Company’s strategic direction.

WARD M. KLEIN

Director since: March 2007 Age: 66

From July 2015 until July 2016, Mr. Klein was the Executive Chairman of Edgewell Personal Care Company, formerly the Personal Care division of Energizer Holdings, Inc. Prior to that time, Mr. Klein was a director of Energizer Holdings, Inc., and served as Chief Executive Officer of Energizer Holdings, Inc., a position he held between 2005 and 2015. Prior to that, he served as President and Chief Operating Officer from 2004 to 2005 and as President, International from 2002 to 2004, having first joined Energizer in 1986. Beginning in 2020, Mr. Klein is the Chairman of the Board of BJC Healthcare, one of the largest non-profit healthcare providers in the United States. Mr. Klein also served on the Board of the Federal Reserve Bank of St. Louis from 2008 through 2013, including as Chairman of the Board from 2012 through 2013. From 2004 to 2006, Mr. Klein served as a director of Amerus Insurance Company. Mr. Klein served in leadership positions at St. Louis Civic Progress, including as its President from 2011 to 2013 and as its Chairman from 2013 through 2015.

Board Committees: Executive, Governance and Nominating (Chair)

Other Public Company Boards: None

Qualifications:

Mr. Klein has more than 30 years of service in various leadership roles with an international publicly-held consumer products company, with extensive experience in management, marketing, corporate finance, business strategy and international business. He has a Master’s degree in management with concentrations in marketing, finance and accounting. Additionally, his service as Chairman of the Board of BJC Healthcare, Chair of the Federal Reserve Bank of St. Louis and as a board member for an insurance company provide important leadership experience for the Board’s governance, strategy and oversight roles.

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STEVEN W. KORN
Director since: 2004 Age: 68

From June 2011 until January 2013, Mr. Korn served as the President and Chief Executive Officer of Radio Free Europe/Radio Liberty, Inc. From September 2005 through February 2008, he was the Publisher of the Daily Report, a legal newspaper located in Atlanta, Georgia. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues.

Board Committees: Audit, Governance and Nominating

Other Public Company Boards: None

Qualifications:

Mr. Korn’s business experience is well-rounded and reflects his practice as a lawyer (specializing in litigation as well as mergers and acquisitions), senior executive roles at two international media companies, and his successful restructuring of a newspaper to increase its efficiencies and profitability. His substantial experience in operations and management is complemented by his service as a director of various boards, for which he has chaired committees with responsibility for finance, budget, investment and compensation activities.

DIANE M. SULLIVAN
Director since: May 2007 Age: 66

Ms. Sullivan is our CEO and Chairman of the Board. She joined the Company as president in 2004 and added chief operating officer to her responsibilities in 2006. She became chief executive officer and president in 2011 and took on the additional role of Chairman of the Board beginning in 2014. Prior to joining the company, she was Vice Chairman of the Footwear Group at Phillips-Van Heusen from 2001-2003. Ms. Sullivan also served as President and COO of The Stride Rite Corporation where she worked from 1995-2001 and prior to that gained extensive consumer brand management and sales expertise at several companies including M&M/Mars and The Mennen Company. Ms. Sullivan’s philanthropic passion for the shoe industry, gender parity, education, and healthcare was celebrated in 2017 when she received the Footwear News Icon Award for Social Impact. She has been recognized by the Women’s Forum of New York for her commitment to gender parity, with more than 50 percent women on the Caleres Board of Directors. Ms. Sullivan serves on the Board of the Two Ten Footwear Foundation and was one of the founders of Two Ten’s Women in the Footwear Industry community (WIFI). She serves on the board of Enterprise Holdings and the Gateway Arch Park Foundation. She is also an active member of Greater St. Louis Inc., an organization of business and civic leaders working to create jobs, expand inclusive economic growth and improve the St. Louis region’s global competitiveness, and CEO’s Against Cancer of Missouri.

Board Committees: Executive (Chair)

Other Public Company Boards: None

Qualifications:

Ms. Sullivan brings to the board her many years of leadership and senior management experience as a footwear and retail company executive, with extensive experience in corporate strategy, marketing, operations, brand and business development and M&A, including 18 years at the Company, where she has played an integral role in developing and executing the Company’s strategic direction and operating performance. In addition, her day-to-day leadership of the Company provides the board with intimate knowledge of the Company’s business.

24    Caleres | 2022 Proxy Statement

BRUCE K. THORN
Director since: March 2022 Age: 55

Since 2018 Mr. Thorn has served as President and Chief Executive Officer of Big Lots, Inc., a nationwide retailer of furniture and other home accessories with over 1,400 retail stores and e-commerce sites in the United States. Prior to joining Big Lots, Inc., from 2017 to 2018, Mr. Thorn was President and Chief Operating Officer of Tailored Brands, Inc., a portfolio company encompassing Men’s Wearhouse, Jos. A. Banks, Joseph Abboud,, and Moores, among other brands, and before that he was Executive Vice President and Chief Operating Officer of Tailored Brands, Inc., formerly known as Men’s Wearhouse, from 2015 to 2017. Prior to that, from 2007 to 2015, Mr. Thorn served in a number of executive roles with increasing responsibility at PetSmart, ultimately serving as Executive Vice President, Store Operations, Services and Supply Chain. Before joining PetSmart, Mr. Thorn worked in a variety of sales, operations and marketing positions with increasing responsibility, first at Cintas Corporation from 1995 to 2000, then at Gap, Inc. from 2000 to 2002 and at LESCO, Inc. from 2002 until 2007. Mr. Thorn is a graduate of the United States Military Academy at West Point where he earned a degree in mechanical engineering and holds an MBA from the University of Cincinnati. Mr. Thorn also serves on the board of the Nationwide Children’s Hospital, America’s largest pediatric hospital, and on the board of the National Veterans Memorial & Museum.

Board Committees: Compensation

Other Public Company Boards: Big Lots, Inc. (2018 - Present)

Qualifications:

In his current role as the sitting CEO of a Fortune 500 company and through his may years of senior management and leadership roles with major national consumer and retail brands, Mr. Thorn brings a depth of skills and understanding of the retail, consumer products and apparel industries that will enhance the board’s oversight in the areas of management development, strategy, planning, execution, operations, retail real estate, digital e-commerce and direct to consumer sales and distribution, and finance.

Your Board of Directors recommends a vote “FOR” each of these nominees.

CONTINUING DIRECTORS WHOSE TERM WILL EXPIRE IN 2023

MAHENDRA R. GUPTA
Director since: October 2011 Age: 66

Dr. Gupta is currently the Geraldine J. and Robert L. Virgil Professor of Accounting and Management at the Olin Business School at Washington University in St. Louis. From July 2005 through June 2016, he served as the Dean of Olin Business School at Washington University in St. Louis. From 2003 to July 2005, he served as the Senior Associate Dean of the Olin School of Business. He has served on the Olin Business School faculty since 1990 and in 2004 was named the Geraldine J. and Robert L. Virgil Professor of Accounting and Management. Dr. Gupta’s research has been published in leading academic journals, and he is a frequent speaker at research workshops and conferences worldwide. He also has been appointed a Trustee and Chair of the Audit Committee of Credit Suisse Funds. Dr. Gupta also serves on the not for profit boards of directors of the Foundation for Barnes Jewish Hospital, Guardian Angels Settlement Association and the board of trustees of The Consortium for Graduate Studies in Management.

Board Committees: Audit

Other Public Company Boards: Certain mutual funds of Credit Suisse Asset Management (2017 - Present)

Qualifications:

Dr. Gupta’s education, which includes a Ph.D. in accounting from Stanford University, and his oversight of the financial management of the Olin Business School enhance his contribution to the board, and in particular to the Audit Committee.

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CARLA C. HENDRA
Director since: November 2005 Age: 65

In January, 2021 Ms. Hendra was appointed Global CEO, Growth + Innovation at Ogilvy, the global strategic, innovation and consulting unit of Ogilvy, and prior to that was named Chief Digital Officer of the Ogilvy Group in 2016. Ms. Hendra is a member of the Executive Committee of Ogilvy. Ogilvy is a global creative and marketing services network with over 400 offices in 138 countries and 12,000 employees, and one of the largest operating groups of holding company WPP plc. Ms. Hendra previously served as Co-Chief Executive Officer of Ogilvy North America from 2005 to 2010 and as Chairman of Ogilvy New York from 2007 to 2010. From 2011 to 2016, Ms. Hendra served as Chief Executive, Ogilvy Worldwide. Ms. Hendra joined Ogilvy in 1996, and her other positions since that time have included serving as President of OgilvyOne N.A., a CRM and digital marketing agency, from 1998 to 2005. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising, from 1992 to 1996. She also served as a director of Unica Corporation, a publicly held company engaged in the enterprise marketing management software business until its acquisition by IBM in 2010.

Board Committees: Governance and Nominating

Other Public Company Boards: Edgewell Personal Care (2015 - Present)

Qualifications:

Ms. Hendra has over 30 years of business experience spanning the fashion, advertising, marketing and digital industries; and during her 25-year tenure with The Ogilvy Group of companies, her increasing responsibilities have included leadership and senior management experience in domestic and international business serving clients in Financial Services, Hospitality, Technology, Retail, Industrial Products, and Consumer Goods ranging in size from Fortune 50 to startups. Ms. Hendra brings to the board specialized experience in creative management, strategic consulting for marketing and branding, digital innovation, and both targeted and integrated marketing. In her new role, she also adds enhanced experience in business and brand transformation and expansion of global teams, including through acquisitions.

WENDA HARRIS MILLARD
Director since: April 2017 Age: 67

Ms. Millard is currently Vice Chairman of MediaLink, a company that provides strategic advisory and implementation services to companies (including Fortune 100 retail and consumer goods companies and emerging technology companies) at the convergence of media, marketing, advertising, entertainment and technology. Ms. Millard joined MediaLink in 2009 as its President and Chief Operating Officer. Prior to that, Ms. Millard was Co-CEO and President of Martha Stewart Living Omnimedia from July 2007 through April 2009, where she oversaw the company’s media businesses and development of cross-platform marketing programs. From October 2001 through April 2007, Ms. Millard was the Chief Sales Officer at Yahoo! where she pioneered brand advertising on the internet. From December 2000 to October 2001, she was Chief Internet Officer at Ziff Davis, LLC and from July 1996 to December 2000 Ms. Millard was a founding member of the executive team at DoubleClick, serving as its Executive Vice President. Prior to that, Ms. Millard was also Senior Vice President and Publisher of Family Circle and Executive Vice President and Group-Publisher for Adweek, Mediaweek and Brandweek magazines. Ms. Millard serves on the boards of the Advertising Research Foundation, the Chesterton Literary Festival, Wings for Kids and the James Beard Foundation.

Board Committees: Compensation

Other Public Company Boards: None

Qualifications:

Ms. Millard’s lengthy career in internet and digital brand building, sales and marketing and in strategic direction and execution will add to the board’s oversight of the Company’s strategies in technology, marketing, and overall execution.

26    Caleres | 2022 Proxy Statement

PROPOSAL 2 — RATIFICATION OF ERNST & YOUNG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ratification of Ernst & Young LLP

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accountants to audit the Company’s consolidated financial statements for the fiscal year ending January 28, 2023, and believes that Ernst & Young LLP’s engagement is in the best interest of the Company and its shareholders. The Audit Committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the Audit Committee believes such a change would be in the best interest of the Company and its shareholders.

Representatives of Ernst & Young LLP will have an opportunity to, but have informed us that they do not plan to, make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

Fees Paid to Independent Registered Public Accountants

During 2021 and 2020, Ernst & Young LLP were our independent registered public accountants and charged fees for services rendered to us as follows:

Service Fees	2021	2020

Audit Fees(1)	$1,458,000	$1,495,545

Audit-Related Fees	10,000	—

Tax Fees(2)	241,289	135,894

Total	$1,709,289	$1,631,439

(1)	The audit fees in 2020 included fees associated with the impacts of COVID-19 and related impairment charges.
(2)	The tax services in 2021 and 2020 included tax compliance (including preparation and/or review of tax returns), tax planning and tax consultation, including assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

In 2021, all of the audit, audit-related and tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee, or the chair of the committee to pre-approve services to be provided by the Company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC, whether the services are consistent with the SEC’s rules on auditor independence, and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings, and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the board and is comprised of only independent directors. The Audit Committee is also responsible for the appointment, compensation and oversight of the independent registered public accountants. The committee also oversees the process for the

Caleres | 2022 Proxy Statement    27

negotiation of the independent registered public accountants’ fees. Management is primarily responsible for the consolidated financial statements and reporting processes, including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the Company’s internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal auditors and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States and the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and Commission.

The Company’s independent registered public accountants also provided to the committee the written disclosures and letter required by applicable standards of the PCAOB regarding the independent registered public accountants’ communications with the committee concerning independence, and the committee discussed with the independent registered public accountants that firm’s independence, among other things. The committee considered whether the performance by Ernst & Young LLP (“EY”) of non-audit services, including tax services, was compatible with their independence.

The committee is also actively engaged in the selection of the lead auditor on EY’s engagement. In connection with the appointment of the lead auditor, the committee conducted a rigorous assessment of EY’s capabilities and expertise, service levels, qualifications, appropriateness of fees and independence and tenure as the Company’s auditor in determining whether to seek additional competitive bids.

EY has served as the Company’s independent auditors since 1917. In performing its annual review of whether to retain EY, the committee considered the benefits of a long-tenured auditor including a higher quality of audit given EY’s institutional knowledge and deep expertise concerning the Company’s operations and business, competitiveness of EY’s fees given that familiarity with the Company’s business and the time commitment, cost and management distractions on-boarding new independent auditors would entail.

In reliance on the reviews and discussions referred to above, the committee recommended to the board and the board approved including the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 29, 2022 for filing with the SEC. The committee believes it is in the Company’s best interests to retain EY as the Company’s independent registered public accountants for 2022.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. In addition, except in certain circumstances, it is not the duty of the committee to conduct investigations or to ensure compliance with laws and regulations and the Company’s business conduct policies.

Audit Committee

Lisa A. Flavin, Chair

Mahendra R. Gupta

Steven W. Korn

28    Caleres | 2022 Proxy Statement

PROPOSAL 3 — APPROVAL OF THE COMPANY’S INCENTIVE AND STOCK

COMPENSATION PLAN OF 2022

Background

On March 2, 2022, the Compensation Committee of our board of directors (the “Committee”) adopted the Caleres, Inc. Incentive and Stock Compensation Plan of 2022 (the “2022 Plan”), and on March 10, 2022, our board of directors directed that the 2022 Plan be submitted for shareholder approval, which we are now seeking. The 2022 Plan is similar in purpose and design to our Incentive and Stock Compensation Plan of 2017 (the “2017 Plan”), which was approved by our shareholders at our 2017 annual meeting.

As of January 29, 2022, the 2017 Plan was the only benefit plan that the Company used to grant stock options restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights, other stock based awards and cash-based awards to directors and employees and only 1,212,861 shares remained available for grant under the 2017 Plan. Upon approval of the 2022 Plan, no additional awards will be granted under the 2017 Plan and the shares that remain available for future grants under the 2017 Plan as of March 31, 2022 will be transferred to the 2022 Plan. If the 2022 Plan is not approved by shareholders, the 2017 Plan would continue in effect in accordance with its existing terms. However due to the limited number of shares remaining under the 2017 Plan, the Company’s ability to provide equity incentives to employees will be restricted.

We use incentive awards to attract, motivate and retain leadership talent as well as to align our executives’ interests with those of our shareholders, as described more fully in the Compensation Discussion and Analysis. The board of directors and the Committee approved the proposed 2022 Plan on the belief that the shares authorized by the 2022 Plan will allow the Company to award the equity incentives important to our compensation program, while resulting in a reasonable amount of potential equity dilution.

Key Highlights

We believe that our long-term incentive compensation program aligns the interests of employees, officers and directors with those of our shareholders to create long-term shareholder value. Given the limited number of shares available for issuance under the 2017 Plan, the Company is requesting approval of the 2022 Plan. The 2022 Plan will continue our ability to achieve this objective by providing us with the ability to continue granting various types of incentive awards, which we believe will help us continue to attract, retain and motivate employees, officers and directors. The closing market price of a share of Common Stock on the record date was $19.33.

Determination of Share Amounts.    In determining the terms of the 2022 Plan and the amount of shares to be reserved under the 2022 Plan, the board of directors considered the factors above and a number of other factors, including the number of eligible employees and directors, competitive market practice for eligible employees and directors and the size, purpose and frequency of equity grants.

Historical Amounts of Equity Awards.    The Company granted the following number of shares in each of the past three fiscal years: 655,722 shares in fiscal 2021; 1,157,077 shares in fiscal 2020; and 701,347 shares in fiscal 2019. Historically, the Company has made annual equity grants at the regularly scheduled board meeting normally held in March and the number of shares underlying equity awards granted in March 2022 was generally consistent with historical grant amounts. These amounts are not necessarily indicative of the shares that might be awarded over the next three years or later under the 2022 Plan.

Historical Equity Award Burn Rate.    The Company’s adjusted three-year average annual equity grant rate, or “burn rate,” for the 2019-2021 period was 2.17%, which we believe is reasonable for a company of our size in our industry. “Burn rate” is the number of shares subject to equity awards granted (including performance shares at target) divided by the weighted average number of common shares outstanding.

Current and Projected Overhang Percentage.    As of March 31, 2022, the Company had 3,806,249 shares of Common Stock subject to outstanding equity awards or available for future equity awards under the 2017 Plan, which represented approximately 9.1% of fully diluted shares of Common Stock outstanding. The 1,025,000 new shares proposed to be included in the 2022 Plan would increase the fully diluted overhang percentage by an additional 2.2% to approximately 11.3%, which we believe is reasonable for a company of our size in our industry. In the past, the Company’s share repurchase program has partially offset the dilutive effect of share-based incentive compensation.

Caleres | 2022 Proxy Statement    29

Anticipated Duration.    If the Company continues making equity awards consistent with practices over the past three years as set forth above, we estimate that the shares available for future awards under the 2022 Plan will be sufficient for at least two years. However, because equity grants are not guaranteed and are determined by the Compensation Committee using a number of factors as described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the share reserve could last for a longer or shorter period of time. The actual share pool duration will depend upon the number of participants, changes in our stock price, competitive award sizes, changes in the structure of our long-term incentive program, use of cash incentives, and forfeitures of outstanding awards.

Information on Equity Compensation Plans as of March 31, 2022

The information included in the proxy statement and our 2021 Annual Report on Form 10-K is updated by the following information regarding all existing equity compensation plans as of March 31, 2022:

Total number of stock options outstanding(1)	16,667

Weighted-average exercise price of stock options outstanding	29.18

Weighted-average remaining duration of stock options outstanding	2.88 years

Total number of full value awards outstanding (Includes RSUs and performance share awards (PSAs))(2)	2,820,619

Shares available for grant under the 2017 Plan(3)	968,963

Total shares of common stock outstanding as of the record date	37,969,994

(1)	No stock appreciation rights were outstanding as of March 31, 2022.
(2)	The number of shares of outstanding PSAs assumes performance at the maximum performance level.
(3)

The number of shares remaining available for future grant under the 2017 Plan reflects PSAs at maximum payout. The number of shares remaining available for future grant under the 2017 Plan as of March 31, 2022 will be transferred to the 2022 Plan. The Company will not make any grants under the 2017 Plan between March 31, 2022 and the date of our 2022 annual meeting of shareholders.

Description of the 2022 Plan

The principal features of the 2022 Plan are described below. This description is subject to and qualified in its entirety by the full text of the 2022 Plan attached as Exhibit A to this proxy statement.

Purpose.    The objectives of the 2022 Plan are to:

•	attract, retain and motivate participants through annual and long-term incentives which are consistent with the Company’s goals;

•	to align the personal interests of participants to those of the Company’s shareholders;

•	to provide participants with an incentive for excellence in individual performance; and

•	to increase Company shareholder value, long-term.

The 2022 Plan is further intended to provide us with flexibility in our ability to motivate, attract, and retain the services of participants who make significant contributions to our success and to allow participants to share in our success.

Administration.    The 2022 Plan will be administered by the board of directors, and the board has delegated administration of the 2022 Plan to the Committee. (When used in this description of the 2022 Plan, “board of directors” or “board” includes the Committee when acting pursuant to the board’s delegation of authority.) The board may delegate to the Chief Executive Officer the authority to make grants of awards representing no more than 50,000 shares per year to non-executive officer employees.

Your board of directors will have full power to:

•	select the employees and directors who are to participate in the 2022 Plan;

30    Caleres | 2022 Proxy Statement

•	determine the sizes and types of awards;

•	determine the terms and conditions of awards in a manner consistent with the 2022 Plan;

•	interpret the 2022 Plan and any agreement or instrument entered into under the 2022 Plan;

•	establish, amend or waive rules and regulations for the 2022 Plan’s administration;

•	amend the terms and conditions of any outstanding award as provided in the 2022 Plan; and

•	make all other determinations that may be necessary or advisable for the administration of the 2022 Plan.

Eligibility.    All employees and directors of the Company and its subsidiaries and affiliates will be eligible to participate in the 2022 Plan. There are currently approximately 9,200 employees and directors who will be eligible to participate in the 2022 Plan, including our 11 executive officers and 10 non-employee directors. The ability of such employees and directors to participate in the 2022 Plan will be subject to the approval of the board of directors.

Limits on Awards.    The 2022 Plan will limit the grants of awards to a single participant in any fiscal year as follows:

•	no more than 1,100,000 shares in the aggregate for awards of stock options and stock appreciation rights;

•	no more than 1,100,000 shares in the aggregate with respect to any other award denominated in shares; and

•	the maximum payout with respect to cash-based awards will be $5,000,000.

Notwithstanding the foregoing, the value of the maximum aggregate grant with respect to any awards denominated in shares that may be granted to any one director in any one fiscal year shall not exceed $500,000 based on the fair market value of the shares underlying the award on the grant date.

No awards may be made under the 2022 Plan after May 26, 2032.

Shares Available under the 2022 Plan.    As of March 31, 2022, the 2017 Plan was our only plan with shares available for future award grants. Upon approval of the 2022 Plan, no additional awards will be granted under the 2017 Plan and the shares that remain available for future grants under the 2017 Plan will be transferred to the 2022 Plan. Under the 2022 Plan, we will have the ability to grant awards for up to the number of shares equal to 1,993,963 shares, consisting of 1,025,000 shares approved under this Plan and 968,963 shares remaining under the 2017 Plan as of March 31, 2022 that were converted to shares available under the 2022 Plan.

Shares subject to a performance share, performance unit, restricted stock, restricted stock unit or stock-based award shall only be counted as used to the extent they are actually issued. Upon issuance, such issued shares shall reduce the number of shares available under the 2022 Plan. Shares subject to an outstanding award that are cancelled, terminate, expires or lapse shall be added back to, and again become available under the 2022 Plan. If any performance share, performance unit, restricted stock unit or stock-based award expires, is forfeited or lapses prior to any shares being issued pursuant to that award, there is no effect on shares available. Also, if any performance share, performance unit, restricted stock, restricted stock unit or stock-based award is exercised, settled or paid with less than the full number of shares initially subject to the award’s terms, or is settled in cash in lieu of shares, the number of shares available under the 2022 Plan shall be reduced only if, and to the extent, shares are actually issued. Any shares related to an award granted under either the 2011 Plan or the 2017 Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of shares, for awards not involving shares shall be available for grant under the 2022 Plan. Notwithstanding the foregoing, shares tendered in payment of the exercise price of a stock option or stock appreciation right, shares tendered or withheld by the Company or any subsidiary to satisfy a tax withholding obligation associated with the exercise of a stock option or stock appreciation right, and shares that are repurchased by the Company with option proceeds shall not extend or increase the number of shares available for future award grants. In addition, all shares covered by a stock appreciation right, to the extent that it is exercised and settled in shares, or any stock option subject to a net exercise shall be considered delivered pursuant to the 2022 Plan, whether or not shares are actually delivered to the participant upon exercise of the right.

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction such as any merger, consolidation, separation, including a spin-off, or other distribution of our stock or property, any reorganization or any partial or complete liquidation, an adjustment may be made to prevent dilution or enlargement of participants’ rights.

Caleres | 2022 Proxy Statement    31

Stock Options and Stock Appreciation Rights.    Under the 2022 Plan, a stock option will be granted under an award agreement specifying the price, the duration of the stock option, the number of shares of common stock to which the stock option pertains and whether the stock option is an incentive stock option or a nonqualified stock option. Incentive stock option awards under the terms of the 2022 Plan will be those that qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent such treatment is available, while the nonqualified stock options do not qualify for such special tax treatment. Directors may not be granted incentive stock options but employees may be granted either type of option under the 2022 Plan. The stock option price upon the exercise of any stock option will be paid:

•	in cash;

•

by tendering (either actually or by attestation) previously acquired shares having an aggregate fair market value at the time of exercise equal to the total stock option price (provided that, if required by the board at time of exercise, the shares which are tendered must have been held by the participant for at least six months prior to their tender to satisfy the stock option price);

•	by a combination of the two methods described above;

•	by cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions; or

•	by any other means that the board determines to be consistent with the 2022 Plan’s purposes and applicable law.

The board may permit a participant to elect to pay all or part of the exercise price of the option by having the Company withhold from the shares of common stock which would otherwise be issued upon exercise of the option a number of shares of common stock having a fair market value equal to the amount of the exercise price. The price of a stock option granted to a participant under the 2022 Plan will be at least 100% of the fair market value of a share of common stock on the date the stock option is granted.

A stock appreciation right will be granted under the 2022 Plan pursuant to an award agreement specifying the duration of the stock appreciation right and the number of shares of common stock to which the stock appreciation right pertains. The value of a stock appreciation right with respect to a share of common stock as of any given date will be equal to the excess of the fair market value of a share of common stock on such date over an amount equal to at least 100% of the fair market value of a share of common stock on the date the stock appreciation right is granted. A stock appreciation right will be payable as specified in the award agreement, and therefore can be in cash or in shares of common stock.

The term of a stock option or stock appreciation right will be determined by the board at the time that it is granted. Neither stock options nor stock appreciation rights will be allowed to be exercisable later than the tenth anniversary date of their grant. Stock options and stock appreciation rights can be exercised subject to the restrictions and conditions placed upon them by the board, and they need not be the same for each grant or for each participant.

Each participant’s stock option or stock appreciation right award agreement will set forth the extent to which the participant can exercise the stock option or stock appreciation right following the termination of the participant’s employment or directorship with the Company. Such provisions will be determined in the sole discretion of the board, will be included in the award agreement entered into with each participant, and need not be uniform among all stock options and stock appreciation rights issued.

Unless otherwise determined by the board, no stock options or stock appreciation rights may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and both stock options and stock appreciation rights granted to a participant will be exercisable during the participant’s lifetime only by such participant. Without limiting the foregoing, in no event may a stock option or a stock appreciation right be transferred to a third party for consideration.

Performance Units, Performance Shares, and Cash-Based Awards.    The board sets performance goals that determine the number and/or value of performance units/shares and cash-based awards that may be paid out to a participant. Each cash-based award (including the cash-component of a performance unit) has a value as may be determined by the board. The determination of the board with respect to the form of payout of such awards will be set forth in the award agreement pertaining to the grant of the award. The time period during which the performance goals must be met is called the “performance period.”

32    Caleres | 2022 Proxy Statement

Performance measures authorized by the 2022 Plan include:

•	Earnings per share;

•	Earnings (before or after taxes) growth per share or in the aggregate;

•	Net income (before and/or after taxes);

•	Operating income (before or after taxes);

•	Operating earnings;

•	Operating margin;

•	Return on invested capital, return on assets, return on equity or return on sales;

•	Cash flow return on investments which equals net cash flows divided by owners’ equity;

•	Earnings before any of interest, taxes, depreciation and/or amortization (“EBITDA”);

•	EBITDA margin;

•	EBITDA as a percent of net assets;

•	Gross revenues or revenue growth (before and/or after taxes);

•	Net sales or growth of net sales;

•	Costs or expenses;

•	Market share;

•	Selling, general, and administrative expenses (“SG&A”) and adjusted SG&A as a percent of sales;

•	Same store sales;

•	Enterprise value;

•	Any environmental, social and corporate governance goals and objectives;

•	Growth in share price or total stockholder return; and

•	Such other measures or criteria as the board may determine.

Attainment of such measures may be on an absolute or relative basis, including to another company or companies, a custom peer group or a published index or indices or industry benchmarks, or relative to levels attained in prior years, and may be expressed in terms of overall company performance or the performance of a subsidiary, division, business unit, or an individual. Performance measures may vary from performance period to performance period and from participant to participant and may be established on a stand-alone basis, in tandem or in the alternative. The board will have the discretion to adjust the amount payable on a corporation-wide or divisional basis or to reflect individual performance and/or unanticipated factors.

If applicable tax and/or securities laws change to permit board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, then the board, in its sole discretion, may make such changes without obtaining shareholder approval.

The board may pay performance shares, the cash and/or share components of performance units; and cash-based awards in cash or shares of common stock (or any combination thereof) that have an aggregate fair market value equal to the value of the awards earned at the close of the performance period, as specified in the award agreement.

At the discretion of the board, participants may be entitled to receive any dividends declared with respect to shares of common stock which have been earned in connection with grants of performance units and/or performance shares, but not yet distributed to participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions that apply to dividends earned with respect to stock-based awards). In addition, participants may, at the discretion of the board, be entitled to exercise their voting rights with respect to such shares.

Unless determined otherwise by the board, in the event the employment or directorship of a participant is terminated by reason of death or disability, the participant will receive a payout of the performance units/shares or cash-based awards that is prorated.

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Payment of earned performance units or performance shares or cash-based awards will be made at a time specified by the board in its sole discretion and set forth in the participant’s award agreement.

In the event that a participant’s employment or directorship terminates for any reason other than those reasons set forth above during a performance period, all performance units/shares and cash-based awards are forfeited by the participant unless determined otherwise by the board.

Unless determined otherwise by the board of directors, performance units/shares and cash-based awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; during the participant’s lifetime, the participant’s rights under the 2022 Plan may be asserted only by the participant or the participant’s legal representative. Without limiting the foregoing, in no event may performance units/shares or cash-based awards be transferred to a third party for consideration.

Subject to the approved criteria for establishing performance measures, future performance awards may be different than those previously issued.

Stock-Based Awards; Restricted Stock; Restricted Stock Units.    Each grant of a stock-based award (other than stock options, performance shares, performance units, stock appreciation rights, restricted stock or restricted stock units) will be subject to such terms, conditions and restrictions as may be established by the board of directors in its discretion. Each grant of a restricted stock award and restricted stock unit will be evidenced by an award agreement that will specify the period(s) of restriction (if applicable), the number of shares of stock or units granted, and such other provisions as deemed necessary by the board of directors.

Shares and units related to stock-based awards and restricted stock units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction (if any) established by the board of directors and specified in the award agreement or upon earlier satisfaction of any other conditions, as specified by the board in its sole discretion and set forth in the award agreement or otherwise. All rights with respect to the restricted stock or restricted stock unit award granted to a participant under the 2022 Plan are available only to the participant during his or her lifetime.

We are not required to issue a certificate for stock related to stock-based awards or provide unrestricted book entry title for shares related to stock-based awards until all conditions and/or restrictions applicable to the shares have been satisfied. Shares related to stock-based awards covered by a restricted stock grant made under the 2022 Plan become freely transferable by the participant after the last day of the applicable period of restriction. Participants holding restricted stock awards may exercise full voting rights with respect to such shares and also may be credited with regular cash dividends paid with respect to the underlying shares while they are so held. Participants holding restricted stock units will not have any voting rights with respect to such awards, but may be credited with regular cash dividends paid with respect to the underlying shares while they are so held. The board may apply any restrictions to the dividends that it deems appropriate.

Subject to the minimum vesting requirements described below, the award agreement for restricted stock and restricted stock unit awards will set forth the extent to which the participant will have the right to receive unvested restricted shares or payment with respect to unvested restricted stock units following termination of the participant’s employment or directorship with the Company. Such provisions will be determined in the sole discretion of the board. Additionally, these provisions need not be uniform among all such awards granted pursuant to the 2022 Plan.

Minimum Vesting.    Subject to certain exceptions, the 2022 Plan generally provides that all but 5% of the shares available for awards under the 2022 Plan will provide for a vesting period or performance period of at least one year following the date of grant.

Change in Control.    A “change in control” occurs when:

•

Any natural person, corporation, government, or political subdivision, agency, or instrumentality of a government, or partnership, limited partnership, syndicate, or other group of two or more natural persons (other than those persons in control of us as of May 26, 2022, or other than a trustee or other fiduciary holding securities under one of our employee benefit plans, or a corporation owned directly or indirectly by our shareholders in substantially the same proportions as their ownership of our stock) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), either directly or indirectly of our securities representing 30% or more of the combined voting power of our then outstanding securities; or

34    Caleres | 2022 Proxy Statement

•

During any period of two consecutive years, individuals who at the beginning of such period constitute the board (and any new director, whose election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), then cease to constitute a majority of the board; or

•

The consummation of: (i) the complete liquidation of the Company; or (ii) the sale or disposition of all or substantially all of our assets; or (iii) our merger, consolidation, or reorganization with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 65% of the combined voting power of our voting securities (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

Provided that, in no event shall a “change in control” be deemed to have occurred, with respect to a participant, if the participant is part of a purchasing group that consummates the change in control transaction. A participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the participant is an equity participant in the purchasing corporation or group (except for: passive ownership of less than three percent of the stock of the purchasing corporation; or ownership of equity in the purchasing corporation or group which is otherwise not significant, as determined prior to the change in control by a majority of the non-employee continuing directors).

Upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

•	any and all stock options and stock appreciation rights granted pursuant to the 2022 Plan shall become immediately exercisable;

•

any restriction periods and restrictions imposed on shares of common stock or units related to restricted stock, restricted stock units and stock-based awards that are not performance-based, as set forth in the applicable award agreement, shall lapse; and

•

the target payout opportunities attainable under all outstanding awards of restricted stock, restricted stock units, stock-based awards, performance units, performance shares, and cash-based awards shall be deemed to have been fully earned for the entire performance period(s) and fully vested as of the effective date of the change in control.

The vesting of all awards denominated in shares shall be accelerated as of the effective date of the change in control, and there shall be paid out to participants within 30 days following the effective date of the change in control a pro-rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the performance period that has elapsed prior to the change in control. Awards denominated in cash shall be paid pro rata to participants in cash within 30 days following the effective date of the change in control, with the proration determined as a function of the length of time within the performance period which has elapsed prior to the change in control, and based on an assumed achievement of all relevant targeted performance goals.

The above provisions cannot be terminated, amended, or modified on or after the date of a change in control to affect adversely any award previously granted under the 2022 Plan without the prior written consent of the participant with respect to the participant’s outstanding awards. However, the board may terminate, amend or modify the above provisions at any time prior to the date of a change in control.

Repricing Prohibited.    No outstanding options or stock appreciation rights may be repriced, replaced or regranted through cancellation in the event of a decline in stock price without the approval of the Company’s shareholders. The prohibition includes, among other prohibitions:

•	lowering the exercise price of outstanding options and stock appreciation rights; and

•	exchanging outstanding options and stock appreciation rights for cash or other awards.

Amendment, Modification, and Termination.    Subject to the terms of the 2022 Plan, the board may at any time, alter, amend, suspend or terminate the 2022 Plan in whole or in part. In addition, the board may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events

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affecting us or our financial statements or of changes in applicable laws, regulations, or accounting principles, whenever the board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan.

Without the written consent of the participant holding an award, no termination, amendment, or modification of the 2022 Plan shall adversely affect in any material way any award previously granted under the 2022 Plan. However, to the extent the 2022 Plan or an award granted thereunder is subject to Code Section 409A, any termination of the 2022 Plan or such award which results in the distribution or acceleration of vested accrued benefits may be made by the board, without consent from affected participants, in accordance with regulations promulgated under Code Section 409A.

Withholding.    We shall have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the 2022 Plan. With respect to withholding required upon the exercise of stock options, upon the lapse of restrictions on restricted stock, restricted stock units or stock-based awards, or upon any other taxable event arising as a result of awards granted pursuant to the 2022 Plan, participants may elect, subject to the approval of the board, to satisfy the withholding requirement, in whole or in part, by having us withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction, or at such other rate as will not result in adverse accounting treatment, as determined by the board in its sole discretion.

Federal Income Tax Consequences

Under the Code, as presently in effect, a participant will not be deemed to recognize any income for federal income tax purposes at the time any award is made, nor will we be entitled to a tax deduction at that time. However, when any part of a stock option or stock appreciation right is exercised, when restrictions on restricted stock lapse, or when payments are made under a performance share, performance unit, restricted stock unit or cash-based award, the federal income tax consequences may be summarized as follows:

•

In the case of an exercise of a stock option (other than an incentive stock option, or ISO) or stock appreciation right, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price.

•

In the case of payment under a performance share, performance unit, restricted stock unit or cash-based award, the participant will generally recognize ordinary income on the payment date in an amount equal to any cash and the fair market value of any unrestricted shares received.

•

In the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize taxable income when the stock is received rather than when his or her interest is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock.

•

In the case of ISOs, there is generally no tax liability either at the time of grant or at the time of exercise. However, the excess of the fair market value of the stock on the exercise date over the stock option price is included in the stock optionee’s income for purposes of the alternative minimum tax. If no disposition of the stock is made by the participant before the later of one year from the date of exercise and two years from the date of grant, the participant will realize a capital gain or loss upon a sale of the stock, equal to the difference between the stock option price and the sale price. If the stock is not held for such required period, ordinary income tax treatment will generally apply to an amount equal to the excess of the fair market value of the stock on the date of exercise over the stock option price (or, if less, the amount of gain realized on the disposition of the stock), and the balance of any gain or loss will be treated as capital in nature. In addition, if the stock is not held for the required period (known as a “disqualifying disposition”), the Company receives a tax deduction in the same amount as the amount recognized as ordinary income by the participant. In order for ISOs to be treated as described above, the participant must remain employed by us (or a subsidiary in which we hold at least 50 percent of the voting power) from the ISOs grant date until three months before the

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ISO is exercised. The three-month period is extended to one year if the participant’s employment terminates on account of disability. If the participant does not meet the employment requirement, the stock option will be treated for federal income tax purposes as a stock option described in the first bullet above.

•

Upon the exercise of a stock option other than an ISO, the recognition of income on restricted stock, or the payment under a performance share, performance unit, restricted stock unit or stock-based award, we will generally be allowed an income tax deduction equal to the ordinary income recognized by the participant, but in the case of the recognition of income on restricted stock, the deduction will be allowed upon vesting. We will not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. When a cash payment is made pursuant to an award, the recipient will recognize ordinary income equal to the amount of cash received and we will generally be entitled to a deduction of the same amount.

Section 162(m).    The Company generally will be entitled to a tax deduction in connection with an award under the 2022 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, as described above. However, Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees”. We reserve the right to approve grants of awards for individuals that exceed the deduction limit of Section 162(m).

Section 409A.    Section 409A of the Code provides certain requirements with respect to non-qualified deferred compensation arrangements. Awards granted under the 2022 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the provisions of Section 409A, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Generally, we intend to structure any awards under the 2022 Plan to either be exempt from or meet the applicable tax law requirements under Section 409A in order to avoid its adverse tax consequences; however, we shall have no obligation to do so or take any action to prevent the assessment of any additional tax or penalty on any participant under Section 409A of the Code and we shall have no liability to any participant or other person for any such tax or penalty.

Section 280G.    Sections 280G and 4999 of the Code provide that executive officers and directors, stockholders who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits that exceed certain prescribed limits in connection with a change of control of a company, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

THE FOREGOING IS ONLY A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2022 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

The foregoing is only a summary of the federal income tax consequences of participation in the 2022 Plan. Each participant is advised to consult his or her own tax adviser for the income tax effects attributable to his or her own participation in the 2022 Plan.

Issuances under the 2022 Plan

The board of directors has discretionary authority to approve awards under the 2022 Plan. For this reason, the benefits that will be received by or allocated to any person or group of persons under the 2022 Plan in future periods is not presently determinable. No awards have been approved by the board to be granted under the 2022 Plan subject to stockholder approval at our 2022 annual meeting. We note that the number of awards granted to our NEOs in fiscal 2021 under our 2017 Plan is disclosed in the Grants of Plan-Based Awards Table of this proxy statement and the grant date fair value of such awards are included in the Summary Compensation Table of this proxy statement.

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Equity Compensation Plan Information

The following table sets forth aggregate information regarding the company’s equity compensation plans as of January 29, 2022, our fiscal 2021 year-end. This table does not reflect the additional shares proposed to be added pursuant to the adoption of the 2022 Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	798,167(1)	$29.18(1)	1,213,812(2)

Equity compensation plans not approved by security holders	—	—	—

Total	798,167	$29.18	1,213,812

(1)

Column (a) includes 16,667 outstanding (vested and nonvested) stock options and 781,500 performance share units payable in stock, which reflects the maximum number of shares to be issued under the performance share plans. The target number of shares to be issued under the plans is 390,750. Performance share awards were disregarded for purposes of computing the weighted-average exercise price in column (b). This table excludes independent directors’ deferred compensation units and restricted stock units payable in cash.

(2)

Represents our remaining shares available for award grants based upon the provisions of the plans, which reflect our practice to reserve shares for outstanding awards. The number of securities available for grant has been reduced for stock option grants and performance share awards payable in stock. Performance share awards are reserved based on the maximum payout level. The remaining shares available for issuance excludes 1,302,100 shares under the 2011 Plan that are no longer eligible to be granted.

Information regarding share-based plans is set forth in Note 15 to the consolidated financial statements included in our 2021 Annual Report on Form 10-K.

We believe that the approval of the 2022 Plan is important to our continued success. Our employees are a valuable asset. Awards such as those provided under the 2022 Plan constitute an important incentive for key employees and help us to attract, retain and motivate people whose skill and performance are critical to our success.

The Board of Directors recommends a vote “FOR” the approval of the Incentive and Stock Compensation Plan of 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of the compensation programs offered to our 2021 Named Executive Officers (“NEOs”), who are identified below.

•	Diane M. Sullivan, Chief Executive Officer and Chairman of the Board

•	Kenneth H. Hannah, Senior Vice President, Chief Financial Officer

•	John W. Schmidt, President

•	Michael R. Edwards, Division President—Famous Footwear

•	Daniel R. Friedman, Chief Sourcing Officer

Executive Summary

Executive Compensation Objectives and Philosophy

The Committee oversees the design, development and implementation of our executive compensation program. The objectives and philosophy of our executive compensation program is to (a) attract and retain executive talent by setting compensation at a level that is competitive with a similarly-sized industry peer group, (b) encourage and reward superior performance with opportunities for additional compensation, and (c) facilitate equity ownership so that executives will be invested as shareholders in creating and maintaining the Company’s long-term value. The Committee determines the compensation of our executives in the first quarter of each year, considering the performance of the individual executives, the Company’s consolidated financial results and, where appropriate, the financial results of individual business units during the prior year. As reflected in more detail in this CD&A, due to the dynamic nature of the COVID-19 pandemic and its pronounced and on-going impact on our business beginning in March, 2020, the Committee took a number of actions during 2021 to ensure that the Company was able to deliver on its executive compensation strategies and philosophies in spite of the pandemic. References to years in this CD&A refer to fiscal years.

To meet our executive compensation objectives, we have created a balance of cash and stock-based remuneration through the following compensation elements:

•	A fair and competitive base salary that is reflective of the depth and scope of accountability and the complexity of each executive officer’s individual responsibilities.

•

An annual incentive plan award opportunity payable in cash in connection with achieving short-term annual performance goals consistent with our strategic objectives and the goals of our business units.

•

Long-term incentive performance awards that are payable in cash, stock or a combination of cash and stock, are subject to the achievement of performance metrics over a three-year performance period, and reward the long-term performance and loyalty of our executives.

•

Restricted stock or stock option awards with long-term time-based vesting that promote the retention of our valued executive talent, encourage long-term share ownership and align our executives’ interests with our shareholders’ interests.

2021 Performance

2021 was a year in which the talent and dedication of our Associates around the world was on full display. We achieved our best-ever financial performance despite continuing impacts and uncertainties in the marketplace caused by COVID-19, on-going significant disruptions to the supply chain and unprecedented increases in freight costs. This performance was primarily driven by record earnings and margins in our Famous Footwear segment and supported by a steady recovery in our Brand Portfolio segment, which delivered an impressive performance despite inventory challenges. Our teams steadfastly and agilely responded to the challenges presented by the dynamic environment within which we operated in 2021, coming off the worst of the pandemic and responding to robust consumer demand, by leveraging our strategic investments and leaning into the power of our brands, our platform and our enhanced capabilities. In addition, we continued to strengthen our financial foundation making debt reduction a priority during the year, redeeming our $200.0 million aggregate principal senior notes in the second half of the year, and ended the year with no long-term debt and $290.0 million of borrowings under our revolving credit

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agreement. In addition, we returned approximately $28 million to our shareholders through our long-standing dividend and opportunistic share repurchases. The following is a summary of the financial highlights for 2021:

•

Consolidated net sales increased $660.5 million, or 31.2%, to $2,777.6 million in 2021, compared to $2,117.1 million last year, driven primarily by record-setting sales at our Famous Footwear segment, which benefited from strong consumer demand as COVID-19 vaccines became widely available and government restrictions eased. Our Brand Portfolio segment’s net sales also rebounded compared to last year, despite being adversely impacted by the delayed receipt of inventory due to supply chain disruptions.

•

Consolidated operating earnings (loss) increased to operating earnings of $205.8 million in 2021, compared to an operating loss of $485.7 million last year. The increase was primarily driven by higher net sales in 2021 combined with $286.5 million of non-cash goodwill and intangible asset impairment charges and $96.7 million of restructuring and other special charges in 2020, primarily attributable to the COVID-19 pandemic and the exit of our Naturalizer retail stores. On an adjusted basis, operating earnings were $219.3 million.[1]

•

On a GAAP basis, we reported consolidated net earnings attributable to Caleres, Inc. of $137.0 million, or earnings per diluted share of $3.56 compared to a consolidated net loss of $439.1 million, or loss per diluted share of $11.80, last year. On an adjusted basis, our net earnings were $165.2 million, or earnings of $4.29 per diluted share, compared to a net loss of $52.0 million, or $1.40 per diluted share last year. [1]

[1]	A reconciliation of adjusted results is included in Annex 1 to this proxy statement.

Summary of 2021 Compensation Decisions

Based on the Company’s 2020 performance and outlook for 2021, including the continuing uncertainty and business impacts due to COVID-19, and in keeping with the compensation philosophy described above, in the first quarter of 2021 and thereafter, the Committee approved the actions set forth below with respect to 2021 compensation:

•	No base salary increases for the NEOs and other executives.

•	Generally holding flat with annual incentive target % opportunity for executives.

•

Subjecting the payouts under the annual incentive plan awards and the long-term performance awards to challenging performance criteria, such as growth in EPS, Return on Sales, Operating Earnings, Margin and individual Executive Strategic Initiatives.

•

Structuring annual incentive plan awards so that payouts are dependent on total Company performance. Due to the continuing impact of the COVID-19 pandemic, the Committee approved a bifurcated annual incentive plan pursuant to which a portion of the award was tied to a total company EPS target for the first half of the year and the remainder was tied to our more traditional structure of achieving total year financial metrics and individual strategic initiatives for Executives.

•	Providing long-term incentive programs that reward strong performance and encourage value creation for shareholders while also fostering retention of our executives.

•	Including clawback provisions in long-term performance awards and forfeiture provisions in annual incentive plan awards.

•	Granting awards of restricted stock with long-term vesting periods to retain talent and recognize individual performance.

•	Using an appropriate peer group for comparative purposes in determining compensation design practices and levels, reflecting our size, industry and competitors for talent.

•	Maintaining competitive stock ownership guidelines for executives.

For a detailed discussion of the 2021 compensation elements and the Committee’s decision-making process, please see the section below entitled “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2021?”

Say on Pay

The Company believes that it is appropriate to take into account the views of shareholders on the design and effectiveness of the Company’s executive compensation program. The Committee, which is responsible for designing

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and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their non-binding advisory votes on the executive compensation paid to our NEOs and will continue to consider the outcome of the votes when making future compensation decisions for NEOs. In 2021, the shareholders overwhelmingly approved the Company’s executive compensation (say on pay) with 95% of votes cast in support. Consequently, the Company’s 2022 compensation policies and decisions are consistent with the policies and decision-making criteria used last year. Please see the section below entitled “Executive Compensation Program — What are the compensation levels for 2022?” for additional information regarding the compensation decisions made this year.

Executive Compensation Program

What are the objectives of our executive compensation program?

The principle objectives of our executive compensation program are to sustain our talent pool by:

•	Rewarding performance without encouraging inappropriate or excessive risk taking.

•	Aligning executives’ interests with shareholders’ interests.

•	Attracting, retaining and motivating talented executive leadership through programs that consider, but are not determined by, market practice.

What are the key elements of our 2021 executive compensation program?

The key elements for our NEOs’ 2021 compensation as set by the Committee in the first quarter of 2021, including those elements that are set annually (noted with asterisk (*)) as to each NEO, are indicated in the following table. Each of these elements is discussed in more detail in this CD&A. Additional discussion and related compensation amounts for these elements are included in other tables in the Executive Compensation section of this proxy statement with the related table and/or discussion identified in the right-hand column below.

As a result of the continuing impact of the COVID-19 pandemic, forecasting financial performance for the year remained difficult given the uncertain and rapidly shifting consumer demand environment and disruptions in the supply chain. As a result, the Committee, at the beginning of the first quarter of 2021, approved a bifurcated annual incentive plan that featured a partial award for achievement of an EPS target for the first half of the year. The remainder of the award opportunity reflects our traditional model for our annual incentive plan, as set forth in the following table. The Committee took this action in order to motivate and retain our valuable talent that would be

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critical to driving our recovery from the pandemic crisis. The 2021 annual incentive plan is discussed in more detail in the Section below entitled – “How did the Committee set the NEOs’ compensation for 2021?”

Compensation Element	Primary Purpose	Key Features	Cross-Reference to Other Compensation Tables
Base Salary*	Fixed level of cash compensation for performing executive responsibilities.	To be commensurate with experience and level of responsibility, based on consideration of industry peer group median data, with adjustments for individual performance, executive’s expected and/or proven responsibility for contributing to our performance and overall market competitiveness.	Summary Compensation Table
Annual Incentive Plan Award*	Reward both short-term financial performance and operating performance of individual business units consistent with strategic objectives.	Target cash award opportunity based on a percent of salary, with payment based on fiscal year performance compared to a range of pre-established performance levels. Minimum Adjusted EPS is required, and the maximum payout opportunity is 200% of the target cash award value (subject to the Committee’s right to reduce based on individual performance). Subject to forfeiture if violation of Code of Business Conduct.	Summary Compensation Table and Grants of Plan-Based Awards Table
Long-Term Performance Award*	Encourage continued high level, long-term performance and retention of talent.	Performance awards payable in cash and/or shares using pre-established metrics and a range of potential payout opportunities based on a three-year performance period, consisting of three separate annual performance periods and a cumulative performance period based on achievement of individual objectives. Minimum Adjusted EPS for each performance period is required, and maximum payout opportunity is 200% of the target award (s) granted. Subject to clawback in the case of restatement due to malfeasance.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table
Equity Awards*	Align executive management interests with those of shareholders and encourage retention.	Restricted stock with graded vesting (typically 50% after 2 years and the remaining 50% after 3 years) based on service.	Summary Compensation Table; Grants of Plan-Based Awards Table; and Outstanding Equity Awards at Fiscal Year-End Table
Pension Benefits and Deferral Plans	Attract and retain highly compensated executives by providing post-employment replacement income and tax-efficient savings opportunities.	Participation in pension and savings plans on same terms as all employees, participation in a supplemental executive retirement plan for select employees, and opportunity to defer current compensation through 401(k) savings plan and deferred compensation plan.	Summary Compensation Table and Retirement Plans - Pension Benefits Table and Non-Qualified Deferred Compensation Table

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Does the Committee use a compensation consultant?

The Committee has retained Meridian Compensation Partners LLC (“Meridian”) to serve as the Committee’s independent compensation consultant. Among other matters, Meridian advises the Committee regarding:

•	Executive compensation practices and trends.

•	Best practices regarding short-term and long-term incentive plan design.

•	The appropriate mix and amounts for compensation elements to achieve Company objectives.

•	Shareholder perspectives and concerns related to executive compensation and Say on Pay recommendations.

•	Selecting the appropriate peer group and development of peer group data.

•	Compensation market values as a result of a detailed market study for key senior executives.

•	Technical developments and regulatory requirements impacting executive pay.

What is the role of management in determining compensation?

Our Chief Executive Officer assists the Committee by making compensation recommendations for a group of senior executives, including the other NEOs, after discussion with our Senior Vice President and Chief Human Resources Officer. The Chief Executive Officer’s recommended levels for base salary, annual incentive plan target awards, long-term performance awards and equity grants are provided to the Committee. In addition, the Chief Executive Officer provides her perspective on the relative performance and contributions for the other NEOs to the Committee.

Based on our business plan and prior year performance, management develops the performance metrics, plan goals, and range of performance and payout levels to be used for our annual incentive plan awards and long-term performance awards and provides this information to the Committee for its review and approval. Both our Chief Executive Officer and Senior Vice President and Chief Human Resources Officer are present at the Committee’s first meeting of each year to discuss individual performance and contributions, how the Committee’s determinations can support strategic goals, and other issues of concern to the Committee. The Committee discusses these recommendations with the Chief Executive Officer and also meets in executive session. The Committee generally gives considerable weight to management’s recommendations but exercises its independent discretion to accept, reject or modify these recommendations.

Who evaluates the Chief Executive Officer’s performance?

Our Governance and Nominating Committee is responsible for evaluating our Chief Executive Officer’s performance and utilizes a formal evaluation process administered by the Senior Vice President and Chief Human Resources Officer. This performance appraisal considers the Chief Executive Officer’s performance in the areas of organizational leadership, financial results, and board governance and includes a survey of all members of the board. When evaluating the Chief Executive Officer’s performance, the Governance and Nominating Committee meets in executive session without management present although other non-management members of the board are invited to participate in that committee’s meeting. Subject to the Governance and Nominating Committee’s evaluation, the Committee reviews and determines the Chief Executive Officer’s compensation in executive session.

What is the Committee’s process for setting executive compensation?

The Committee sets annual levels of the key compensation elements for the NEOs at its March meeting each year when prior year financial results are known. However, consideration of peer practices and trend development, analysis of our programs and outcomes, and discussion of possible program changes begin several months earlier. Also, throughout the year, the Committee reviews the overall structure and elements of compensation.

The Committee utilizes a variety of information resources in fulfilling its responsibilities to determine appropriate executive compensation with most information provided by the Company’s Senior Vice President and Chief Human Resources Officer. As requested by the Committee or as otherwise deemed appropriate to support the Committee in carrying out its responsibilities, the Committee also receives advice from its compensation consultant and utilizes other published compensation data. In connection with the March meeting of each year, management furnishes to the Committee suggested compensation for each of the NEOs. Historical information, including with respect to

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salary and equity award grants, total shares subject to outstanding awards, spread value on unvested options, market value of outstanding restricted stock and current stock ownership for the NEOs is also available if requested. Peer group median data and the range of recommended compensation from the peer group median are also provided.

The Committee generally considers the following factors when establishing the annual levels for the compensation elements:

•

For each NEO: prior years’ compensation levels; demonstrated leadership skills; prior year performance, including accomplishment of strategic objectives and personal contributions (based upon management reports); scope of responsibilities; internal pay relativity; long-term career goals; impact on the organization now and in the future, and, if applicable, anticipated retirement.

•

For the NEOs as a group: internal pay equity among the executive group with each NEO to have a significant portion of compensation be variable “at risk” pay tied to both short-term and long term performance-based incentives, and with a greater percentage of compensation being at risk as scope of responsibilities increase.

•

Peer group data at the median level compared to the current market value of each key element and the total package value (as described below). The Committee commissions a market study which also includes our relative performance compared to peers on a variety of metrics.

•	Prior year Company financial performance and current stock price.

•

Number of shares available for grant under our incentive plan, a calculation of the current run rate for equity grants and the total “overhang” based on outstanding awards and dilution that would result from proposed awards.

•	The Company’s strategic direction and financial position, current year budget and projections.

•	Potential risk of the proposed award program.

•	Succession planning.

•	External factors, such as market conditions for a particular job or skill set or known changes in compensation practices of our competitors for talent.

•	The need to retain the Company’s key employees.

•	Our Chief Executive Officer’s recommendations and performance ratings.

In considering these factors, the Committee’s deliberations are necessarily fact specific and situational. There is no established formula for weighting these factors, some of which are intangible and not readily quantifiable. Nor does the Committee use a pre-established priority for these factors. Depending on the year or the individual, the Committee may find certain factors more significant than others. As a group, however, they provide necessary context and perspective for developing a compensation program that is aligned with our business objectives and provide the right performance incentives.

For performance-based compensation elements, such as our annual incentive plan awards and long-term performance awards, the Committee reviews the performance metrics to be used as well as the plan goal and minimum and maximum levels used to establish the range of potential payouts.

Although the Committee considers the performance goal levels within management’s operating plan, its focus in reviewing recommendations for annual incentive plan awards and long-term performance awards is to set performance levels that it believes promote Company growth without sacrificing quality of earnings. The Committee also considers both the metrics selected and plan goal levels as significant measures of executive efforts in managing the Company consistent with its business strategy and operating plans and in the best interests of shareholders.

How does the Company manage risk through its compensation program?

We believe that our compensation program discourages our employees, including our executives, from taking risks to achieve short-term benefits at the expense of long-term performance goals because our compensation program:

•	Provides a mix of fixed compensation (e.g., salary) versus variable or “at risk” compensation, as well as cash versus equity incentives.

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•	Strikes a balance between the use of short-term incentives and longer-term incentives, each with appropriate performance metrics.

•	Aligns executive management’s interests with those of our shareholders.

•	Uses incentives that are consistent with our short-term and longer-term strategic initiatives and that incorporate caps on payouts (generally 200% of target).

•	Uses multi-year performance vesting with respect to long-term performance awards and multi-year time vesting, which requires long-term commitment on the part of our executives.

•	Contains forfeiture provisions that apply if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct.

•	Grants to the Committee the right to exercise negative discretion to reduce annual incentive award payouts and long-term performance award payouts based on the quality of the Company’s earnings.

•

Includes a clawback provision in long-term performance awards as a risk mitigator, providing that the Committee may require that any holder of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award.

•	Includes executive stock ownership guidelines.

How did the Committee set the NEOs’ compensation for 2021?

Overview.    To develop compensation packages for the NEOs for 2021, the Committee considered current and long-term compensation and used a market valuation analysis to review those elements that it reviews annually, namely the base salary, annual incentive plan award, long-term performance award, and equity award.

While neither management’s recommendations nor the Committee’s determinations are based on a specified pay mix allocation, the final pay mix approved for an individual executive and for the group is consistent with our objectives. To the extent the Committee considered peer group data when setting 2021 compensation, the Committee reviewed the data available for comparable positions at such peer companies for each of the NEOs.

Fiscal 2021 Compensation Analysis.    The Committee used competitive market data to enable comparison with peer group data and to assess relative compensation levels among key executives. The total target compensation level (which includes base salary at the approved annual level and the market value of other elements) for the Company’s NEOs was 4% below market median.

Compensation Mix in 2021.    Based on the target market valuations used by the Committee and the key compensation elements set forth in the preceding table, the following charts show percentage allocations for Ms. Sullivan, our Chairman and Chief Executive Officer, and the average of the remaining NEOs based on the particular compensation element. These charts facilitate a quick review of whether the allocations are consistent with the Committee’s objectives, such as by considering the annual/short-term versus long-term allocation, cash versus equity split, and fixed (salary) versus variable or “at risk” (annual incentive plan awards, long-term performance awards and equity awards). This data also reflects that the most senior executives with the greatest scope of job responsibilities have an increasing percentage of compensation that is performance-based rather than fixed, with base salary representing no more than 31%, on average, of the assumed total target compensation opportunity for any NEO.

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Base Salary.    In March 2021, the Committee decided not to increase the base salaries of our NEOs and certain other executives. The overall average annual increase to base salaries throughout the Company in 2021 was 3%.

Annual Incentive Plan Award.    The annual incentive plan award is based upon a percentage of base salary. Based upon peer data presented to the Committee, the Committee determined that the annual incentive plan target award percentages for the NEOs were within 2% of the peer median percentage of salary.

In general, the Company has a consolidated plan for functional areas that are not directly revenue producing and plans for revenue producing divisions or business units. For all plans, we use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award. The Committee included a forfeiture condition, which provides that the annual incentive award will be forfeitable if the Committee determines that the NEO has violated our Code of Business Conduct or engaged in gross misconduct. In addition, the Committee has retained negative discretion to reduce any award payout based on individual performance or other reasons, including the quality of earnings.

In February 2021, in light of the continuing uncertainty in the marketplace caused by the COVID-19 pandemic, highly dynamic consumer demand environment and significant disruptions in the supply chain, the Committee approved a bifurcated annual incentive plan for 2021 only. Under the 2021 plan, all participants were eligible to receive 30% of their target awards if the Company achieved adjusted EPS of $0.33 in the first half of 2021 (the “First Half Award”). The First Half Award was based on that single metric, was not scalable and was designed to incentivize and motivate all participants around a shorter term, total Company goal amidst a still very challenging business environment impacting all areas of the Company. If earned, the First Half Award was “banked” for later payment.

The second component of the annual incentive plan (the “Full Year Award”), pursuant to which participants were eligible to earn the remaining portion of their target awards, was structured consistently with pre-pandemic practices as set forth in the following sections describing the Consolidated Plan and Division Plans. In combination of the First Half Award and Full Year Award, participants in the annual incentive plan were eligible to receive up to a maximum of 200% of their target awards.

In October 2021, the Committee determined that with the Company achieving adjusted EPS of $1.79 for the first half of 2021, the First Half Award was earned and payable in the fourth quarter of 2021.

Full Year Award — Consolidated Plan

For the consolidated plan, the Committee used Adjusted EPS (which is defined as consolidated diluted earnings per share, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric. The Committee uses Adjusted EPS because the Committee believes it is the performance measure most closely followed by shareholders and is a good indicator of annual operating performance for our industry. By allowing adjustments for special charges and recoveries, the Committee recognizes that certain items that are not indicative of the Company’s core operating results should be excluded for purposes of determining compensation. The second metric for the consolidated plan is Adjusted Return on Sales which acts as an inflator or deflator. This secondary metric was selected because it is a commonly used metric for profitability and shareholder returns. All NEOs and executives reporting to our CEO have 15% of their target awards based on individual strategic initiatives.

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The consolidated plan includes minimum levels of achievement for Adjusted EPS and Adjusted Return on Sales. The following table provides information about the range of performance levels for the Full Year Award for the annual incentive plan awards for the NEOs in the consolidated plan approved by the Committee in February 2021:

Annual Consolidated Incentive Plan for 2021(1)

			Award Payout Percentage Adjusted Return on Sales
	Adjusted EPS	Adjusted EPS Performance as a % of Plan Goal	2.10%	2.10% (Plan Goal)	4.60%

Minimum Adjusted EPS Performance	$1.00	70%	70%	70%	80%

Adjusted EPS to Receive 100% Payout	$1.35	100%	100%	100%	105%

Adjusted EPS to Receive Maximum Payout	$2.00	200%	200%	200%	200%

Actual 2021 Adjusted EPS(2)	$4.29	318%	—	—	—

(1)	Applicable to Ms. Sullivan and Messrs. Hannah and Schmidt.
(2)

In March 2022, management presented its calculation of 2021 Adjusted EPS ($4.29) and Adjusted Return on Sales (7.89%). Based upon these calculations the Committee determined that the 2021 annual consolidated incentive plan payout was at 200%, the maximum allowed under the plan.

Full Year Award — Division Plans

For the revenue producing units’ plans, the Committee approved using Adjusted Operating Earnings (“Adjusted OE”) (which is defined as operating earnings, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric. By allowing adjustments for special charges and recoveries, the Committee recognized that certain items that are not indicative of the business units’ core operating results should be excluded for purposes of determining compensation. The second metric for the divisional plans is Gross Profit. The Committee views the combination of operating earnings and gross profit performance as meaningful measures of the divisions’ contributions to the Company. To ensure further alignment between individual revenue producing units and the Company, the Full Year Award for the annual incentive payout for division presidents are weighted 40% for the applicable division’s performance and 60% for the Company’s consolidated performance. The divisional plans include minimum levels of achievement on Adjusted Operating Earnings and Gross Profit in order to pay out.

Annual Famous Footwear Incentive Plan for 2021(1)

			Award Payout Percentage if Gross Profit is:
	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	39.76% (95% of Plan Goal)	41.76% (Plan Goal)	43.76% or More (105% or More of Plan Goal)

Minimum Adjusted OE Performance	$ 72.4	50%	50%	55%	60%

Adjusted OE to Receive 100% Payout	$ 80.8	100%	93%	100%	107%

Adjusted OE to Receive Maximum Payout	$145.2	200%	200%	200%	200%

Actual 2021 Adjusted OE(2)	$276.4	342%	—	—	—

(1)	Applicable to Mr. Edwards.
(2)

In March 2022, management presented its calculation of adjusted OE ($276.4 million) and Gross Profit (48.01%). Based upon this calculation the Committee determined that the 2021 Full Year Award for the Famous Footwear incentive plan payout was at 200%, the maximum allowed under the plan.

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Annual Sourcing Incentive Plan for 2021(1)

			Award Payout Percentage if Gross Profit is:
	Adjusted OE (millions)	Adjusted OE Performance as a % of Plan Goal	36.53% (95% of Plan Goal)	38.53% (Plan Goal)	40.53% or More (105% or More of Plan Goal)

Minimum Adjusted OE Performance	$ 34.5	48%	50%	55%	60%

Adjusted OE to Receive 100% Payout	$ 71.4	100%	93%	100%	107%

Adjusted OE to Receive Maximum Payout	$108.3	152%	200%	200%	200%

Actual 2021 Adjusted OE(2)	$ 55.4	78%	—	—	—

(1)	Applicable to Mr. Friedman.
(2)

In March 2022, management presented its calculation of adjusted OE ($55.4 million) and Gross Profit (37.93%). Based upon this calculation the committee determined that the 2021 Full Year Award for the Sourcing incentive plan payout was at 91% of target. Given the extraordinary effort required to produce the company’s overall performance despite persistent, significant disruptions to our supply chain throughout 2021, the Committee exercised its discretion to payout this plan at 200%, the maximum allowed under the plan.

Discretionary Bonus.    The Committee retains discretion to award bonuses to reward unique performance and to recognize specific individual achievement and contributions to the success of the Company. The Committee did not award any such bonuses to any of the NEOs for 2021.

Long-Term Compensation.

Process for Determining Long-term Compensation.    The Committee determined the target value of Ms. Sullivan’s 2021 long-term compensation would be allocated 50% to long-term performance awards and 50% to restricted stock awards. This determination was made by considering peer group market data, Ms. Sullivan’s experience and expertise and Company performance. The Committee determined that the target value of the long-term compensation of the NEOs other than Ms. Sullivan would be allocated 60% to long-term performance awards and 40% to restricted stock awards.

The Committee set target long-term compensation levels for the other NEOs as a percentage of Ms. Sullivan’s target level with consideration given to external market data for these roles and to achieving internal pay equity among this group.

Long-Term Performance Award.    In March 2021, the Committee approved the design of a long-term incentive plan (“LTIP”) for 2021-2023. Under that design, the Committee determined that the target value of the LTIP awards for each NEO would be payable in cash in order to conserve shares available for future awards under the 2017 Plan. The awards granted to each NEO would be subject to satisfying two (2) Committee-approved performance metrics (i.e., Adjusted Consolidated EPS and Net Sales over the performance period (2021-2023). The Committee believes the Net Sales metric over the performance period is appropriate to ensure management remains focused on growth strategies and Adjusted EPS is the appropriate metric to focus on sustained profitability.

The Committee believes the relative difficulty of achieving the performance levels above target represents a significant stretch in performance for the NEOs and as such should yield commensurate financial rewards. The plan is divided into four (4) distinct measurement periods, three (3) based on annual financial performance and one period based on individual achievement of strategic initiatives over the cumulative period of the award. If any one year of the performance period’s financial goals are achieved, that amount is earned and “banked” for payment at the end of the three year period, assuming the service period is met. To receive payment under the LTIP, NEOs must be employed by the Company at the time of payout. The value of each measurement period is equal to 25% for each annual financial period and 25% for the cumulative period based on achievement of individual strategic initiatives.

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The threshold payout opportunity was set at 30% and the maximum opportunity at 200%. This reflects the practices of our peer group and provides a robust incentive to our executives in keeping with the challenging long-term financial objectives set by the Committee. The Committee approved a payout range if the Company’s Adjusted EPS performance was within an approximate range of 85% to 135% of the established goal for Adjusted EPS for each performance period, in recognition of the difficulty of forecasting long-term. Depending on Net Sales performance, the payout rate could be adjusted up by 35% and down by 15%, but in no instance greater than 200% of target. If achieved performance is less than 85% of the established target goal for Adjusted EPS, the NEOs would receive no payout under the performance awards. The Company uses interpolation to determine the exact payout percentage. As a result, there are multiple combinations of the metrics that could result in payment of the maximum award.

A three-year performance period was used so that the NEOs would have overlapping performance awards (i.e., a new performance period starts at the beginning of our fiscal year). Additionally, this long-term award serves to attract, retain, and motivate our executives to build shareholder value over the life of the award and provides retentive value over the term of the award.

The awards also include a claw-back provision as a risk mitigator, providing that the Committee may require that any recipient of a long-term performance award whose malfeasance contributed to a restatement return any proceeds from the award. The Committee also retains the right to exercise negative discretion to reduce any award payout based on the quality of the Company’s earnings.

In March 2021 the impact of the COVID-19 pandemic remained significant and persistent, and it was clear to the Committee that forecasting multi-year, long term business results was not practical in the uncertain and rapidly evolving business and consumer environments. The first financial performance period of the award was based on forecasted financial results for 2021, and the financial goals for the second and third performance periods of 2022 and 2023, respectively, were to be set by the Committee in March of each of those years. Subsequently, however, at its meeting in March, 2022, the Committee established the financial goals for the 2022 and 2023 financial performance periods of the 2021-2023 LTIP award as the most pronounced effects of the pandemic continued to recede and consumer demand and market conditions continued to stabilize, and in order to return to its pre-pandemic practices for goal-setting for LTIP awards. The fourth measurement period based on individual achievement of strategic initiatives remained the same. The participants, size of the awards and metrics of Adjusted EPS and Net Sales also remained unchanged.

Restricted Stock Awards.    In March 2021, we granted restricted stock awards to our NEOs with service-based graded vesting, 50% at year 2 and 50% at year 3. The Committee determined that grant levels for the NEOs (other than the Chief Executive Officer) are on average, approximately 6% of the Chief Executive Officer’s grant level. The Committee based the amount of equity awards granted on a 60-day average share price rather than the current share price at the time of grant because the Committee believes this mitigates the fluctuation in the Company’s share price. The Committee approved restricted stock grants for the NEOs in 2021 in amounts that had a current market value that was approximately equal to 40% of the total long-term compensation opportunity granted. Prior to vesting, the holder of restricted stock receives dividends on those shares and has voting rights.

One of our NEOs, Mr. Hannah, has outstanding stock options in connection with prior grants (see table of Outstanding Equity Awards at Fiscal Year-End). No stock options were awarded to NEOs in 2021.

Individual Awards.    From time to time the Committee exercises its discretion to grant incentive awards to individual NEOs for the achievement of certain goals or to reward outstanding performance. No such awards were granted in 2021.

Was there a payout on the 2019 long-term performance awards, which had a performance period ending with 2021?

Yes. The 2019 long-term performance awards, which had a performance period of 2019 to 2021, used annual and cumulative Adjusted EPS as the primary metric and Sales Growth as the secondary metric. The minimum Adjusted EPS for the cumulative award component was set at $7.71, with different payout rates based on a range of Sales Growth. For this performance period, cumulative Adjusted EPS was $4.99 and Sales Growth was (2.5)%. As described above, if any one year of the performance period’s financial goals are achieved, that amount is earned and “banked” for payment at the end of the three year period, assuming the service period is met, and the value of each measurement period is equal to 25% for each annual period and 25% for the cumulative period. For this performance award, the plan paid out at a total weighted percent of 42.5% with the 2019 period achieving 0% of

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target, the 2020 period achieving 0% of target, the 2021 period achieving 170% of target and the cumulative period achieving 0% of target.

How does the Company provide NEOs with post-retirement income replacement?

To attract and retain employees, including NEOs, the Company maintains several plans that provide post-employment benefits:

Pension Plan.    We offer a broad-based tax-qualified defined benefit pension plan (the “Pension Plan”). Our hourly associates earn a pension benefit using a flat dollar rate and years of service ($40 per month x years of service, up to 30 total years). For all salaried associates, Pension Plan benefits were frozen on December 31, 2018, with future retirement benefits to be earned through a 401(k) plan, unless the salaried associates met certain grandfathering criteria on December 31, 2018. Salaried associates who were participants in the Pension Plan and were at least age 55 with 10 years of service, or age 60 with 5 years of service as of December 31, 2018, are considered grandfathered. Grandfathered employees continue to earn benefits under the Pension Plan formula in effect prior to December 31, 2018. Of our NEOs, Ms. Sullivan, Mr. Schmidt and Mr. Friedman are grandfathered.

Supplemental Executive Retirement Plan.    Ms. Sullivan, Mr. Schmidt and Mr. Friedman are grandfathered participants in our Supplemental Executive Retirement Program (“SERP”), a plan with a limited number of participants. The SERP is a non-qualified retirement plan that allows the participant to receive retirement benefits on the full amount of his or her income, including the portion of income that exceeds the limitations in the Internal Revenue Code for tax-qualified defined benefit pension plans. The five-year vesting requirement supports the retention objective of our program. The SERP has change in control provisions that provide for an enhanced benefit, with payout of the present value of the current accrued benefit within 30 days of a change in control, without regard to vesting restrictions. These provisions are intended to reassure executives that they will receive expected amounts of non-qualified deferred compensation that are payable out of general assets and which may be a substantial portion of the executive’s expected retirement income. We believe that change in control provisions are beneficial because they keep the executive focused and have particular significance for the SERP because it is an unfunded plan. For the SERP, the change-in-control provision results in enhanced retirement benefits. For further details on the SERP, see the discussion under “Executive Compensation — Retirement Plans — Supplemental Executive Retirement Plan (SERP)” below.

401(k) Savings Plan.    All of our salaried employees are eligible to participate in the Caleres, Inc. 401(k) Plan, and we consider this to be a basic benefit. The Company partially matches employee contributions up to 50% of 6% of associates’ contributions; provides a core contribution of 1.5% of salary and a discretionary profit sharing contribution of up to 2% of salary. Based on our 2021 financial performance, the Committee approved a profit sharing contribution of 2%. Matching contributions, core contributions and profit sharing contributions are not available to the employee until termination or retirement. Grandfathered participants in the Pension Plan are eligible to receive the matching and profit-sharing contributions, but not the core contribution.

Deferred Compensation Plan.    The Company offers a non-qualified deferred compensation plan for a select group of employees, and the Committee has authorized deferral of up to 50% of base salary and up to 100% of annual incentive plan awards. The Company does not match or contribute to this plan, which essentially operates as an unfunded, tax-deferred personal savings account administered by the Company. The Committee approved this plan because it is a benefit readily available in the marketplace.

Do we provide severance or change in control benefits to the NEOs?

For a limited group of executives, including our NEOs, we utilize executive severance agreements as a means to retain and attract executives in a competitive market for talent. In exchange for the right to receive these benefits following a change in control, the executive agrees to a non-compete agreement for up to two years following any termination of employment. These executive severance agreements provide that in the event of a termination not related to a change of control, the NEO will receive payment of the current year’s annual incentive plan award based on satisfaction of plan performance goals, to be paid following completion of the performance period and pro-rated based on period of service; a cash severance payment of up to two times salary and the target annual incentive plan award; up to two years’ accelerated vesting for stock options and restricted stock; and medical and outplacement benefits.

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The change in control benefits in the NEOs’ executive severance agreements are “double trigger” provisions and only apply if, within the two year period following the change in control, the NEO is terminated without cause or if the executive terminates for “good reason.” The higher level of benefits is available because the likelihood of termination is increased following a change in control. For certain executives with legacy agreements, a modified tax reimbursement and gross-up is payable in the event of severance by the Company following a change in control because the terminated executive is subject to excise taxes following such termination that are in addition to regular payroll and income taxes, and the modified reimbursement allows the executive to recognize the full intended economic benefit of the agreement if the excise tax is significant.

The principal purpose of change in control provisions is to eliminate personal conflicts of interest by ensuring that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. These arrangements are also intended to encourage retention when a potential change in control or major transaction is presented so that the executives can guide the Company through the completion of the transaction or still serve the Company should the transaction not be completed.

While we believe that change in control benefits and our executive severance agreements are important to our overall compensation package, the Committee does not consider these arrangements in making annual recommendations on key compensation elements as these benefits are contingent on circumstances beyond the executive’s control.

Which perquisites do the NEOs receive?

Various perquisites are provided to key executives including NEOs. These perquisites are limited in number, participation and scope. The aggregate incremental cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in Note 6 to that table. The perquisites provided to our NEOs and which are not otherwise available to all employees are described below:

•

Personal Use of the Company Plane:    Our NEOs are authorized to use the Company’s plane for personal use subject to availability and prior approval of our Chief Executive Officer. This convenience balances the substantial amount of time our executives spend on Company business and the scheduling difficulties presented by business commitments. We treat personal use of the plane as taxable income, and the amount is calculated in accordance with values prescribed by the Internal Revenue Service.

•

Financial and Tax Planning Services:    Our Chief Executive Officer, is reimbursed up to $30,000, our Chief Financial Officer and President are reimbursed up to $20,000 and all other NEOs and certain other executives are reimbursed up to $8,000, for financial planning and tax assistance services to ensure accurate reporting of equity award compensation and to develop a plan to comply with stock ownership guidelines.

•

Club Membership:    Certain of our NEOs are provided with club memberships to provide access to private facilities for business purposes. Total personal usage may not exceed 10% of total usage, and the NEO pays the full effective cost of any personal use of the club, including a pro-rata assessment of membership dues.

•

Relocation:    We provide relocation assistance to associates who are required to move to join the Company or are requested to move by the Company. All relocated associates receive assistance under the terms of standard plans administered by a relocation consultant; and these plans include limited increased benefits for higher job levels.

Which market or peer group data was used to evaluate compensation?

Each year, the Committee has directed its independent compensation consultant to prepare a market study with peer group information, reflecting selective job-by-job comparative market data to a peer group. We consider our peers to include primarily public footwear, fashion and retail businesses of similar size and net sales with which the Company competes for customers, investors or executive talent. In determining the appropriateness of the peer companies, we considered both business segment (footwear and retail emphasis) and, for particular positions within the comparator companies, whether there was an appropriate position for comparison.

At the Committee’s request, Meridian prepared a market study to be used in the consideration of 2021 compensation for the NEOs. The peer group used for the 2021 study was proposed by Meridian and reviewed by management. The 2021 peer group for comparison purposes included 27 similarly sized footwear and retail companies (median sales of

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$2.563 billion, median market capitalization of $1.944 billion, and median of 11,322 employees). The peer group used by the Committee for compensation decisions for 2021 is set forth below:

Abercrombie & Fitch Academy Sports and Outdoors, Inc. American Eagle Outfitters, Inc. Carter’s, Inc. Chicos FAS, Inc. Columbia Sportwear Company Crocs, Inc. Deckers Outdoor Corp. Dillards, Inc.	Designer Brands, Inc. Express, Inc. Foot Locker, Inc. Fossil Group, Inc. G-III Apparel Group, Ltd. Genesco Inc. Guess, Inc. Oxford Industries, Inc. Steve Madden, Ltd.	Shoe Carnival, Inc. Skechers USA, Inc. Tapestry, Inc. The Buckle, Inc. The Children’s Place, Inc. Under Armour, Inc. Urban Outfitters, Inc. Williams-Sonoma, Inc. Wolverine World Wide, Inc.

Does the Company have an anti-hedging policy?

Yes. The Company prohibits the Company’s directors and executive officers from purchasing any financial instrument that is designed or intended to hedge or offset any change in the market value of the Company’s stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds. The Company’s policy also discourages all other employees from entering into hedging transactions related to the Company’s stock.

Does the Company have other anti-pledging policies?

Yes. The Company’s Insider Trading Policy specifies that the Company’s directors and executive officers should not place Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

Do we have stock ownership requirements for our NEOs?

Yes. The Committee has implemented stock ownership guidelines for certain executives, including our NEOs. Within a five-year period from adoption of the guidelines or commencement of employment, or within three years after an executive subject to these guidelines is promoted with a resulting change of guideline level, the executive is expected to own Company shares having a market value at least equal to the multiple of salary specified in the following table:

Position	Individual	Guideline Requirement

Chief Executive Officer and Chairman of the Board	Diane M. Sullivan	6 x base salary

SVP, Chief Financial Officer	Kenneth H. Hannah	3 x base salary

President	John W. Schmidt	3 x base salary

Division President—Famous Footwear	Michael R. Edwards	3 x base salary

Chief Sourcing Officer	Daniel R. Friedman	2 x base salary

The market value of the executive’s ownership is calculated based on current holdings, unvested restricted stock and stock held indirectly in our 401(k) Plan. Each of the NEOs subject to the minimum ownership guidelines was in compliance for 2021.

What is the Committee’s practice for making equity grants?

The Committee grants equity awards primarily as part of its annual compensation review process. The Committee approved a practice for establishing the grant date for equity awards. Under this practice, the Committee makes annual awards of equity during the first quarter of each fiscal year, normally in advance of, or shortly after, the annual earnings release, with an effective grant date as of the last to occur of the following: (i) the date of the final action necessary by the Committee, the board of directors or the CEO (as appropriate) to approve such award; (ii) such later date as may be specified in the terms of such award; or (iii) if the effective date under (i) or (ii) above would not fall within an “open window” trading period, then such award will be made with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results.

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Similarly, if the Committee, the board of directors or the CEO (as appropriate) makes special awards for new hires, retention, promotions and special recognition during an “open window” trading period then the effective grant date will be the date of the grant. But, if the Committee, the board of directors or the CEO (as appropriate) acts outside of such a period, then such award will be granted with an effective grant date as of the second trading date following the date of our next succeeding release of quarterly or annual financial results. The exercise price for stock options is the fair market value of our stock (average of high and low prices) on the grant date.

By making grants during the first quarter, the Committee is able to consider the previous year’s financial performance in determining the size and structure of such grants, both in the aggregate and with respect to individual executives. Additionally, by making the awards during the first quarter, such grants are coordinated with the annual bonus awards. Although our incentive stock plan specifies that our CEO is authorized to grant individual equity awards up to 50,000 shares in any given year, since 2006 our CEOs have chosen not to rely on that authorization and instead have presented all recommended awards to the Committee, including new hires and promotions. Our incentive and stock compensation plan prohibits re-pricing of stock options.

What are the compensation levels for 2022?

In March 2022, the Committee reviewed the Company’s executive compensation, including the metrics and targets used in calculating the performance-based elements of the compensation mix. In making its executive compensation decisions, the Committee considered both the Company’s performance in 2021 and the Company’s executive compensation objectives and philosophy described above under “Executive Summary — Executive Compensation Objectives and Philosophy.” The Committee also considered the continuing uncertainty in the marketplace due to the pandemic, dynamic consumer demand environment, and other macroeconomic factors including inflation, geopolitical instability and continuing supply chain disruptions. The Committee made the following determinations with respect to 2022 compensation:

•	With the exception of Mr. Edwards, who received an increase to his base salary, the Committee decided not to increase the base salaries of our NEOs in 2022.

•

The annual incentive plan is based upon achieving Adjusted EPS and Adjusted Return on Sales as the primary metrics for the consolidated annual incentive plan. For revenue producing units, the Company will use Adjusted OE and Sales Growth as the primary metrics for the full year component of the annual incentive plan. These metrics are intended to incent executives to increase profitable revenue growth. Additionally, plans for division presidents will be weighted 50% for their respective division plans and 50% for consolidated results.

•

The committee approved the 2022 annual grants of restricted stock with 3-year graded vesting (50% after 2 years and 50% after 3 years) in order to remain competitive and promote retention of our valued executive talent.

•

The Committee approved the long-term performance award design for 2022-2024, which will be divided into four (4) distinct measurement periods which can be earned and banked in each year that the financial measures are met. The Company will use Adjusted EPS as the first metric and Net Sales as the second metric to ensure that the Company’s long-term focus remains on increasing profitable growth. For the long-term performance awards granted in 2022, the Committee approved a threshold payout opportunity of 30% and a maximum payout opportunity of 200% for each performance period. The fourth measurement period is based upon strategic initiatives which are individualized by participant. Awards, if earned, under the 2022-2024 plan will be paid out in cash.

What is the Committee’s policy on deductibility of compensation?

The Committee’s policy is to establish and maintain a compensation program that is designed to encourage and reward our executives for superior performance and drive long-term shareholder value. The Committee believes executive compensation programs should serve to achieve that objective while also minimizing any effect of Section 162(m) of the Internal Revenue Code to the extent reasonable and practicable. In general, Section 162(m) provides for an annual $1.0 million limitation on the deduction an employer may claim for compensation of executive officers.

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In 2021, compensation exceeded the annual $1.0 million limitation under Section 162(m) as follows: for Ms. Sullivan by $4,400,260, Mr. Schmidt by $750,357, Mr. Hannah by $265,382 and Mr. Friedman by $62,357. As such, the Company was not able to deduct those excess amounts for tax purposes.

Compensation Committee Report

The Compensation Committee of the board has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K.

Compensation Committee

W. Patrick McGinnis, Chair

Lori H. Greeley

Wenda Harris Millard

Bruce K. Thorn

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EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table shows the compensation paid for 2021 to Ms. Sullivan, Mr. Hannah and the other three (3) most highly compensated executive officers who were serving as executive officers as of January 29, 2022, (our NEOs). Additional information for 2019 and 2020 is provided for the NEOs who were also NEOs for those years. The Company has entered into an executive severance agreement with each NEO still employed by the Company, which provides for payments upon certain termination events and includes a non-compete covenant by the NEO.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)(6)	Total

Diane M. Sullivan	2021	$1,200,000	$—	$5,054,175	$—	$3,600,000	$199,479	$143,137	$10,196,791

Chief Executive Officer and Chairman of the Board	2020	$1,080,000	$—	$1,184,813	$—	$360,000	$216,379	$88,144	$2,929,336
	2019	$1,200,000	$—	$4,215,600	$—	$—	$1,364,889	$74,395	$6,854,884

Kenneth H. Hannah	2021	$669,800	$—	$382,050	$—	$1,071,680	$—	$74,174	$2,197,704

Senior Vice President and Chief Financial Officer	2020	$623,429	$—	$384,325	$—	$107,168	$5,479	$57,171	$1,177,572
	2019	$669,800	$—	$702,600	$—	$—	$20,458	$65,966	$1,458,824

John W. Schmidt	2021	$760,000	$—	$596,340	$—	$1,368,000	$216,208	$13,295	$2,953,843

President	2020	$660,769	$—	$965,955	$—	$136,800	$206,881	$8,688	$1,979,093
	2019	$700,000	$—	$936,800	$—	$—	$444,578	$8,515	$2,089,893

Michael R. Edwards	2021	$500,000	$—	$248,412	$—	$650,000	$—	$9,700	$1,408,112

Division President - Famous Footwear	2020	$367,385	$—	$284,440	$—	$65,000	$13,982	$8,873	$739,680

Daniel R. Friedman	2021	$492,000	$—	$266,490	$—	$639,600	$86,649	$11,246	$1,495,985

Chief Sourcing Officer	2020	$457,939	$—	$90,815	$—	$63,960	$126,840	$9,595	$749,149
	2019	$492,000	$—	$351,300	$—	$—	$136,421	$8,868	$988,589

(1)	Amounts in this column may include cash amounts that were deferred pursuant to our deferred compensation plan and which are reported in the Non-Qualified Deferred Compensation Table.
(2)

Amounts in this column reflect, for each year presented, the aggregate grant date fair value for awards of restricted stock and long-term performance awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 without regard to potential forfeitures and do not necessarily correspond to the actual value that will be realized by the NEOs. Grant date fair value has been determined by multiplying the average of the high and low prices of our stock on the date of grant by the number of restricted shares granted and by the number of performance shares granted, estimated by management at the time of grant as being probable of payout at target level. For additional information on stock awards, see Note 15 to our audited consolidated financial statements on Form 10- K. The 2021 long term performance awards are cash awards and will show on this table at payout. The aggregate grant date fair value of the performance awards granted during the respective performance periods of 2021, 2020 and 2019 at maximum payout would be as follows: Ms. Sullivan — $2,283,750, $653,625, $4,215,600; Mr. Hannah — $391,500, $112,050, $702,600; Mr. Schmidt — $522,000, $149,400, $936,800; Mr. Edwards — $0, $0, $0; and Mr. Friedman — $234,900, $67,230, $351,300. For more information on the performance awards reflected in this column, refer to Note 4 in the “Grant of Plan-Based Awards” table below. The long-term performance awards are also described in the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2021? — Long-Term Compensation”.

(3)

The Non-Equity Incentive Plan Compensation column includes the actual amounts paid for the annual incentive plan awards approved annually in March. The annual incentive awards are described in the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2021? — Annual Incentive Plan Awards.” For 2021, this column includes the actual amounts paid in November of 2021 for the first half of 2021 results, approved by the Committee in October, 2021 and the remaining full year payout in March of 2022, approved by the Committee in February, 2022.

(4)

The NEOs participate in the Company’s qualified defined benefit Pension Plan and a non-qualified, unfunded SERP upon completion of 12 months of service (except Mr. Hannah and Mr. Edwards, who do not participate in the SERP) and are eligible to participate in a non-qualified deferred compensation plan. Neither the SERP nor the non-qualified deferred compensation plan pays “above market”

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interest on amounts deferred. The amounts reflected in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column are an estimate of the increase in the actuarial present value of the retirement accrued benefit as of the later of age 65 or January 29, 2022 under the Company’s tax-qualified pension plan and of the accrued benefit commencing at the earliest age that an unreduced benefit is available under the SERP. The change in actuarial value reflects an increase in value due to an additional year of credited service, an increase in compensation level, an increase in the participant’s age, and changes in the actuarial assumptions between the measurement dates. For each year’s computation, these pension values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements for the applicable year. For 2021, see the notes to the Pension Benefits Table for additional information regarding assumptions used in this calculation.
(5)	“All Other Compensation” reflects the Company’s incremental cost to provide the following benefits:

Name	Company 401(k) Plan Match	Financial and Tax Planning Services	Other(a)	Total

Diane M. Sullivan	$8,700	$27,377	$107,060	$143,137

Kenneth H. Hannah	8,700	21,670	43,804	$74,174

John W. Schmidt	8,700	4,595	—	$13,295

Michael R. Edwards	8,700	—	1,000	$9,700

Daniel R. Friedman	8,700	2,230	316	$11,246

(a)

Amount includes incremental cost of complimentary products, matches of charitable giving to qualified institutions and personal use of the Company’s aircraft for Ms. Sullivan and Mr. Hannah. Incremental costs for personal use of club memberships are paid directly by the NEO and are not included. The amount attributable to Ms. Sullivan for personal use of the Company’s aircraft is $80,060 and for Mr. Hannah, $31,804.

(6)

In addition to the personal benefits identified in Note 5, our NEOs are eligible to receive standard health and welfare benefits available to all employees, which are not reflected in this table. The Company also purchases tickets to certain sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, there is no aggregate incremental cost to us when a NEO uses these tickets for personal purposes.

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee. Our CEO, Ms. Sullivan, had annual total compensation of $10,196,791 as reflected in the Summary Compensation Table above.

Using December 28, 2019 as our measurement date and excluding our CEO, we determined our comparable median employee taking into account all full-time, part-time, seasonal and temporary employees, which resulted in a total of 11,379 employees. Because of the nature of our business, which has significant retail operations, a large number of our employees (approximately 40%) are part-time, temporary or seasonal. We further used a consistently applied compensation measure of total cash compensation including base salary (annualized for all employees who had less than a full year of service during 2019) and all cash bonuses and incentive pay. The median employee that was used for purposes of calculating the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is the same employee that was identified for purposes of our 2020 disclosure. There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure, and as a result we did not perform a new calculation to determine the median employee. The annual total compensation of our median employee as of December 25, 2021 was $24,431.

Based on this, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 417:1.

Grants of Plan-Based Awards

The Committee generally grants awards under its incentive and stock compensation plan at its first meeting of each year in connection with its review of executives’ performance during the previous year. For new hires and promotions, mid-year grants are generally made at the next meeting of the Committee. Pursuant to the incentive and stock compensation plans, the Committee granted both cash and equity incentive awards during 2021, consisting of

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the annual incentive plan awards, the long-term performance awards and time-vested restricted stock. Information about the 2021 annual incentive plan awards is included within the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2021? — Annual Incentive Plan Compensation.” Additional information about plan-based awards granted in 2021 is included within the CD&A under the caption “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2021? — Long-Term Compensation.” The following table provides information with respect to awards granted to the NEOs during the past year under the 2017 Plan:

Grants of Plan-Based Awards

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payments Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name/Award	Grant Date(1)	Approval Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Diane M. Sullivan
Annual Incentive		3/11/2021	$900,000	$1,800,000	$3,600,000
3 Year Perf. Award	3/18/2021	3/11/2021				26,250	87,500	175,000		$1,141,875
3 Year Perf. Award	3/18/2021	3/11/2021	945,000	3,150,000	6,300,000
Restricted Stock	3/18/2021	3/11/2021							210,000	$3,912,300

Kenneth H. Hannah
Annual Incentive		3/11/2021	$267,920	$535,840	$1,071,680
3 Year Perf. Award	3/18/2021	3/11/2021				4,500	15,000	30,000		$195,750
3 Year Perf. Award	3/18/2021	3/11/2021	162,000	540,000	1,080,000
Restricted Stock	3/18/2021	3/11/2021							10,000	$186,300

John W. Schmidt
Annual Incentive		3/11/2021	$342,000	$684,000	$1,368,000
3 Year Perf. Award	3/18/2021	3/11/2021				6,000	20,000	40,000		$261,000
3 Year Perf. Award	3/18/2021	3/11/2021	187,500	625,000	1,250,000
Restricted Stock	3/18/2021	3/11/2021							18,000	$335,340

Michael R. Edwards
Annual Incentive		3/11/2021	$162,500	$325,000	$650,000
3 Year Perf. Award	3/18/2021	3/11/2021	90,000	300,000	600,000
Restricted Stock	3/18/2021	3/11/2021							13,334	$248,412

Daniel R. Friedman
Annual Incentive		3/11/2021	$159,900	$319,800	$639,600
3 Year Perf. Award	3/18/2021	3/11/2021				1,350	4,500	9,000		$117,450
3 Year Perf. Award	3/18/2021	3/11/2021	75,000	250,000	500,000
Restricted Stock	3/18/2021	3/11/2021							8,000	$149,040

(1)	The grant date is the date the award was actually granted.
(2)	The approval date is the date that the Committee approved the award.
(3)

These columns show the range of cash payouts under the annual incentive plan award for 2021 and the long-term performance award for 2021-2023. For NEOs included in the consolidated plan, the annual incentive award payouts are based on achievement of Adjusted EPS targets as the primary metric and Adjusted Return on Sales potentially increasing or decreasing the payout (but in no event being less than the minimum or more than the maximum payout). To the extent the Company’s performance exceeds the minimum performance Adjusted EPS level and Adjusted Return on Sales for NEOs in the consolidated plan, the award is payable at a minimum of 70% of the target award amount; and the maximum payout is 200% of the target award amount. See section entitled “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2021? — Annual Incentive Plan Awards” in the CD&A. The amounts set forth for the annual incentive plan award were based on the NEO’s base salary in effect at the date of grant although payment of any earned award (as shown in the Summary compensation Table) was based on the NEO’s salary in effect during the year. These columns also include the range of cash payouts under the long-term performance award granted in 2021, with respect to the 2021 performance period, which represents 25% of the total long-term performance award approved by the Compensation Committee in March 2021. The award is divided into four

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distinct measurements — fiscal 2021, fiscal 2022, fiscal 2023 and the achievement of individual strategic initiatives — each having equal weight. To the extent the Company’s performance exceeds the minimum performance criteria (Adjusted EPS), in each of the fiscal measurement periods the award will payout. Payout of the awards is also dependent on performance achieved for the second metric, Net Sales. This metric works to adjust the award up by up to 35% or down by up to 15%, but in no instance greater than 200% of target, for each of the individual measurement periods. If the performance plan’s financial goals are achieved in any measurement period, that amount is earned and “banked” for payment at the end of the three-year period, assuming the service period is met. The financial targets for the fiscal 2022 and 2023 measurement periods were approved at the Committee’s March 2022 meeting. This award is subject to a clawback provision as well as the exercise of the Committee’s negative discretion to reduce any award payout based on the quality of the Company’s earnings. See section entitled “Executive Compensation Program — How did the Committee set the NEOs’ compensation for 2021? — Long-Term Compensation” in the CD&A.
(4)	These columns show the range of share payouts for the 2021 and cumulative performance periods of the 2020-2022 long-term performance awards approved by the Committee in March 2021.
(5)

The restricted stock grants have graded vesting, 50% at two years and 50% at three years from the grant date. Dividends are paid on shares of restricted stock, when and if declared payable, at the same rate as paid to all shareholders.

(6)

Grant date fair value for awards is calculated by multiplying the number of shares granted by the average of the high and low price of the Company’s stock on the grant date. This value does not reflect estimated forfeitures or awards actually forfeited during the year. The actual value realizable by the executive with respect to a grant of restricted stock will depend on the market value of the shares when the executive sells the shares following the lapse of restrictions.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information with respect to the unexercised options, restricted stock (non-vested) and performance share awards (“Perf”) held by the NEOs as of January 29, 2022, our fiscal year-end, and includes a column for current market value for these awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity Incentive Plan Awards
Name	Period	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

Diane M. Sullivan	3/25/2019					45,000	1,038,600
	3/16/2020					150,000	3,462,000
	3/18/2021					210,000	4,846,800
	Perf 2019-21							38,250	882,810
	Perf 2020-22							262,500	6,058,500

Total						405,000	9,347,400	300,750	6,941,310

Kenneth H. Hannah	2/16/2015	16,667		29.18	2/16/2025
	3/25/2019					7,500	173,100
	3/16/2020					15,000	346,200
	9/30/2020					25,000	577,000
	3/18/2021					10,000	230,800
	Perf 2019-21							6,375	147,135
	Perf 2020-22							45,000	1,038,600

Total		16,667				57,500	1,327,100	51,375	1,185,735

John W. Schmidt	3/25/2019					10,000	230,800
	3/16/2020					22,000	507,760
	12/2/2020					66,500	1,534,820
	3/18/2021					18,000	415,440
	Perf 2019-21							8,500	196,180
	Perf 2020-22							60,000	1,384,800

Total						116,500	2,688,820	68,500	1,580,980

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	Option Awards					Stock Awards
								Equity Incentive Plan Awards
Name	Period	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

Michael R. Edwards	3/25/2019					2,250	51,930
	3/16/2020					7,000	161,560
	11/23/2020					20,000	461,600
	3/18/2021					13,334	307,749

Total						42,584	982,839

Daniel R. Friedman	3/25/2019					3,750	86,550
	3/16/2020					10,000	230,800
	3/18/2021					8,000	184,640
	Perf 2019-21							3,187	73,555
	Perf 2020-22							27,000	623,160

Total						21,750	501,990	30,187	696,715

(1)	All stock options listed in the table have a term expiring 10 years after the grant date and vest based on service. The options granted in 2015 vested 50% on year four and 50% on year five.
(2)	The stock option exercise price is based on the average of the high and low price for the Company’s stock on the grant date.
(3)

Grants of restricted stock have graded vesting, 50% after year 2 and 50% after year 3. Subject to earlier forfeiture or accelerated vesting, unvested restricted stock outstanding on January 29, 2022 will vest (or have vested) as follows:

Grant Date	Vesting Schedule

3/25/2019	50% on 3/25/2021, 50% on 3/25/2022

3/16/2020	50% on 3/16/2022, 50% on 3/16/2023

9/30/2020	50% on 9/30/2022, 50% on 9/30/2023

11/23/2020	50% on 11/23/2022, 50% on 11/23/2023

12/2/2020	50% on 12/2/2022, 50% on 12/2/2023

3/18/2021	50% on 3/18/2023, 50% on 3/18/2024

(4)

The fiscal year-end market value of unvested restricted stock or units is calculated by multiplying the number of unvested shares by $23.08, the closing price for our stock at January 28, 2022, the last trading day of our fiscal 2021.

(5)

Performance share awards granted in 2019 and 2020 vest upon completion of the performance period, and the amount of shares or cash ultimately earned depends on whether we have met applicable performance criteria up to a maximum of 200% of target. The 2019-2021 performance award paid out at 42.5%. The 2020-2022 performance award is estimated to payout above target, resulting in the amount above stated at the maximum payout. The potential payout value has been calculated by multiplying the year-end unearned award units or shares by $23.08, the closing price of our stock on January 28, 2022, the last trading day of our fiscal 2021.

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Option Exercises and Stock Vested

The following table shows information regarding stock options exercised and vesting of restricted stock and performance shares or units during 2021, and the Value Realized on Vesting is calculated prior to payment of applicable withholding tax.

Option Exercises and Stock Vested

	Stock Option Awards		Stock Awards
			Number of Shares or Units Acquired on Vesting
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Restricted Stock	Performance Shares or Units	Value Realized on Vesting(1)

Diane M. Sullivan	—	$—	170,000	—	$3,150,000

Kenneth H. Hannah	—	—	33,500	—	618,570

John W. Schmidt	—	—	33,000	—	610,980

Michael R. Edwards	2,000	35,820	11,250	—	217,870

Daniel R. Friedman	—	—	21,750	—	401,985

(1)

The values shown for restricted stock and performance shares or units were calculated by multiplying the number of shares or units earned at vesting by the average of the high and low prices of our stock on the vesting date. The Performance Shares or Units and the Value Realized on Vesting columns reflect payout of the 2018-2020 LTIP award. The Value Realized on Vesting column also includes vesting of the 2017 and the remaining half of the 2018 restricted stock awards and the first half of the 2019 restricted stock awards. The value realized has not been reduced to reflect shares or units that were withheld to pay taxes and were not issued to the NEO.

Retirement Plans

Pension Plan

All hourly associates earn pension benefits under a formula using a flat dollar rate and years of service ($40 per month x years of service, up to 30 total years). For all salaried associates, Pension Plan benefits were frozen on December 31, 2018, with future retirement benefits to be earned through a 401(k) plan, unless the salaried associate met certain grandfathering criteria on December 31, 2018. Salaried associates who were participants in the Pension Plan and were at least age 55 with 10 years of service, or age 60 with 5 years of service as of December 31, 2018, are considered grandfathered. Grandfathered associates continue to earn benefits under the Pension Plan formula in effect prior to December 31, 2018. Of our NEOs, Ms. Sullivan, Mr. Schmidt and Mr. Friedman are grandfathered and continue earning pension benefits. Mr. Hannah and Mr. Edwards were not grandfathered and, therefore, their qualified Pension Plan benefit was frozen as of December 31, 2018. All salaried Pension Plan participants who have completed five total years of employment with the Company are vested and earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55 with 10 years of service. If the Pension Plan participant retires between the ages of 55 and 65 with at least 10 years of service, he or she is eligible for the greater of i) a subsidized monthly early retirement pension of the benefit accrued on December 31, 2015 that is reduced 1/15 for each of the first five (5) years and 1/30 for each of the next five years that benefit commencement precedes age 65 and ii) a monthly early retirement pension which is actuarially equivalent to the accrued benefit through termination of employment payable at age 65.

For grandfathered salaried associates, the amount of monthly pension benefits is calculated based on years of service using a two-rate formula applied to each year of pension service and the participant receives the larger of the December 31, 2015 accrued benefit and the benefit calculated under the current plan provisions using years of service and pay history through termination. Generally, a participant receives credit for one year of service for each 365 days of employment as an eligible employee with the Company commencing after their date of participation in the Pension Plan, up to 30 years. A service credit of 0.825% is applied to that portion of the average annual salary for the last 10 years that does not exceed “covered compensation,” which is the 35-year average compensation subject to FICA tax based on a participant’s year of birth; and a service credit of 1.425% is applied to that portion of the average

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salary during those 10 years that exceeds said level. For the benefit accrued on December 31, 2015, service under the plan commenced at the date of hire and a 35-year service cap and an average annual salary for the five highest consecutive years during the last 10 year period were used in the benefit formula. Annual earnings covered by the Pension plan consist of salary, wages, commissions, overtime pay, foreign service premiums, bonuses paid under a formal bonus program, contributions to a nonqualified deferred compensation plan, employee contributions to a Section 125 cafeteria plan and employee deferrals to a 401(k) plan, while all other amounts are excluded. For highly paid employees, benefits are limited pursuant to certain provisions of the Internal Revenue Code, including among others, the limitation on the amount of annual compensation for purposes of calculating eligible benefits for a participant under a qualified retirement plan ($305,000 in 2022 and $290,000 in 2021).

The accumulated benefit a participant earns under the Pension Plan is payable starting after retirement based on the participant’s choice of payment option, including an annuity for the participant’s life, 50%, 75% or 100% joint and survivor annuity, 10 year certain and life annuity, Social Security level income option, and, only for benefits accrued before December 31, 1993, a lump sum payment. All optional forms of benefit are equal to the single life annuity adjusted by plan-specified actuarial equivalence factors.

Supplemental Executive Retirement Plan (“SERP”)

Certain key management employees who are participants in the Pension Plan, including the 2021 NEOs with the exception of Mr. Hannah and Mr. Edwards, are also eligible to participate in the SERP. The purpose of the SERP is to provide benefits to certain highly paid Pension Plan participants whose benefits under the Pension Plan are adversely affected by benefit limitations imposed by the Internal Revenue Code. More specifically, the Internal Revenue Code limits the amount that may be paid from the Pension Plan ($230,000 in 2021 and $245,000 in 2022) to an individual and the amount of pay that can be used to calculate the Pension Plan benefit ($305,000 in 2022). For this reason, the Company maintains the SERP to restore benefits lost under the Pension Plan due to qualified plan limitations imposed by the Internal Revenue Code. In general, the SERP provides eligible employees a lump sum benefit actuarially equivalent to the difference between the amount payable under the Pension Plan and the amount they would have received under the Pension Plan without regard to the limits described above. The SERP is unfunded and all payments are made from general assets. Accordingly, these benefits are subject to forfeiture in the event of bankruptcy.

SERP participants that entered the plan prior to January 1, 2006 (“SERP Grandfathered Participants”) receive certain enhanced benefits, including: (i) an increased service credit rate (1.465% instead of 1.425%), (ii) an unreduced early retirement benefit at age 60, provided the participant has at least 10 years of service, and (iii) an increased death benefit (100% in the event of death after age 55 instead of 50%). Ms. Sullivan is a SERP Grandfathered Participant, and is eligible for the enhanced benefits described above, and is eligible for an unreduced early retirement benefit.

Upon a change in control, all vesting requirements are waived and SERP participants receive an actuarially equivalent lump sum as if they retired on the effective date of the change in control. Change in control benefits are paid within 30 days after the change in control regardless of whether the participant remains employed. Pursuant to certain severance agreements, if a participant terminates employment after a change in control, the participant will be credited with up to three (3) additional years of service under the SERP. The definition of a “change in control” for purposes of the SERP is the same as the definition in the executive severance agreements, described in the section “Payments on Termination and Change in Control.”

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Pension Benefits Table

The table below quantifies the present value of the benefits payable under the Company’s two (2) defined benefit pension plans (the Pension Plan and the SERP) for the NEOs as of January 29, 2022.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(#)(3)	Present Value of Accumulated Benefit($)		Payments During Last Fiscal Year($)
Diane M. Sullivan(4)	Pension Plan	18	$ 848,687	(1)	—

	SERP	18	$6,060,583	(2)	—

Kenneth H. Hannah	Pension Plan	3	$ 83,323	(1)	—

John W. Schmidt(4)	Pension Plan	14	$ 523,731	(1)	—

	SERP	14	$1,244,039	(2)	—

Michael R. Edwards	Pension Plan	11	$ 202,051	(1)	—

Daniel R. Friedman(4)	Pension Plan	16	$ 595,643	(1)	—

	SERP	16	$ 930,633	(2)	—

(1)	For the Pension Plan, the calculation of the present value of the accumulated benefit assumes:

•

each participant’s benefit commences at age 65 or January 31, 2022 if later, the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2022, using a discount rate of 3.40%; and

•	post-retirement mortality based on the PRI-2012 Bottom Quartile projected forward with generational Scale MP-2021.

(2)

For the SERP, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at the age at which retirement may occur without any reduction in benefits, discounted to January 31, 2022, using a discount rate of 3.40%, and post-retirement mortality based on the unisex mortality table published by the IRS for 2022 lump sum payments.

(3)

The years of credited service are based on actual service and do not reflect additional credited service that might be applicable in the event of a change in control under the executive severance agreements.

(4)

Three of our NEOs are currently vested in the SERP. If any of the vested NEOs left the Company as of January 31, 2022, then in lieu of the amounts shown in this table, they would have been eligible for a lump-sum payment from the SERP in the following approximate amounts: Ms. Sullivan — $6,475,831, Mr. Schmidt — $1,308,379 and Mr. Friedman — $979,238. This lump sum would not be payable until July 31, 2022 and would also include interest for the six month delay in payment. All lump-sum payments are calculated based on the 2022 unisex mortality table published by the IRS and interest rates of 0.87% for annuity payments due during the first five years; 2.74% for annuity payments due during the next 15 years; and 3.16% for annuity payments due after 20 years.

Non-Qualified Deferred Compensation

Selected key executives, including the NEOs, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation (with deferral of annual incentive awards authorized by the Compensation Committee for deferral), and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least three (3) years after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or up to 15 annual installments. Separate deferral elections can be made for each year; and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the participant’s election; and the investment funds available are expected to be substantially similar to the mutual fund-type investments available under our 401(k) Plan. Accordingly, above market earnings will not result under this plan. In 2021, the rate of return for this account was 2.17%.

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In general, the participant can receive “in-service” hardship withdrawals, but withdrawals not based on hardship are not allowed while participants are still employed. The Company is not required to make any contributions to this plan and has unrestricted use of any amounts deferred by participants. Although the Company has established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six (6) months after such date.

The following table shows contributions and earnings during 2021 and the account balances as of January 28, 2022 (the last business day of 2021), for our NEOs under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End

Diane M. Sullivan	$—	$—	$—	$—	$—

Kenneth H. Hannah	—	—	—	—	—

John W. Schmidt	—	—	—	—	—

Michael R. Edwards	—	—	—	—	—

Daniel R. Friedman	20,175	—	11,640	—	580,836

(1)	This amount represents the executive’s contributions, if any, during 2021. Such executive contributions, if any, are included in the “Salary” column in the Summary Compensation Table for fiscal 2021.

Payments on Termination and Change in Control

Under the 2011 Plan and 2017 Plan, a “change in control” generally consists of any of the following: any person acquires more than 30% of the Company’s stock through a tender offer, exchange offer or otherwise; the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; the Company is liquidated or dissolved following a sale of substantially all of its assets; or the Company is not the surviving parent corporation following a merger or consolidation. Under the executive severance agreements, the SERP and the deferred compensation plan, a “change in control” results when: any person acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company); or the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; or the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

The 2011 and 2017 Plans contain “single trigger” provisions in the event of a change in control. Thus, the Plans provide that in the event of a change in control (even if the executive remains with the Company after the change in control and even if stock options are assumed or restricted shares are substituted by the surviving company), all restricted stock and stock options will immediately vest, and outstanding incentive awards will be payable at the target level and prorated based on the period of service. Our SERP also provides “single trigger” benefits following a change in control. Therefore, a SERP participant’s benefits will vest in full upon a change in control with an enhanced benefit if the participant is under age 60 (for pre-2006 participants) or age 55 (for post-2005 participants). The executive severance agreements, however, generally provide for “double trigger” benefits if employment is terminated following a change of control, whether by the Company for cause or by the executive for good reason.

The Company is not a party to traditional employment agreements with its NEOs, but it does have an executive severance agreement with each of them. These agreements provide that if the NEO is terminated by the Company without cause or, following a change in control, either terminates “for good reason” or is terminated by the Company, the NEO would be subject to a non-compete agreement and be entitled to certain payments or benefits in addition to those otherwise available under our incentive plan, retirement plan and SERP.

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Additional Benefits on Termination and Change in Control

If an NEO voluntarily leaves his or her employment, no additional or accelerated benefits are available. The following table shows the types of additional or accelerated benefits that are triggered by a change in control and certain other events of termination for our NEOs. The definitions for a “good reason” termination and “Change in Control” are included in the discussion of “Executive Severance Agreements” herein, and the definition of “Change in Control” under the 2011 and 2017 Plans is provided in the preceding section.

Additional Benefits on Termination and Change in Control (CIC)

	Involuntary Termination Not for Cause	Death	Permanent Disability	Retirement	Involuntary or Good Reason Termination Within 24 Months After CIC	Change in Control Only
Cash Severance	1x or 2x the sum of (x) highest salary in past 12 months and (y) amount equal to target bonus	None			2x or 3x the sum of (x) highest salary in past 12 months and (y) amount equal to target bonus	None
Annual Incentive	Prorated annual incentive for the year of termination, if earned	None			Prorated annual incentive for the year of termination, if earned	Payment based on target as to outstanding award prorated to CIC.
Stock Option	Accelerate 1 or 2 years vesting	Forfeit unvested			Accelerate all
Restricted Stock	Accelerate 1 or 2 years vesting	Accelerate all	Accelerate all	Subject to Committee approval	Accelerate all
Long-Term Incentive	Forfeit	At end of performance period for each Long-Term Incentive, payout based on performance achieved prorated for time served, subject to approval by the Committee			Payout based on target as to all outstanding awards, prorated for time served prior to CIC
SERP	Lump sum value of:
	Benefit based on actual pay and years of service		Not payable until subsequent retirement, death or termination of employment	Benefits based on actual pay and years of service	2 or 3 years extra credited service	Benefits based on actual pay and years of service
	Benefit based on age at termination				If under age 60, (for pre-2006 participants only), a lump sum is paid equal to the actuarial equivalent value of the full benefit that would be payable at age 60. If under age 55 (for post-2005 participants only), a lump sum is paid equal to the actuarial equivalent value of the reduced benefit that would be payable at age 55.
	Payable only if vested (5 yrs)				Accelerates vesting
	Payable 6 months after termination (30 days after death)				Payable 30 days after CIC
Welfare Benefits	12 to 24 months medical/dental	N/A			24 or 36 months medical/dental	N/A
Outplacement	Available	N/A			Available	N/A
Tax Reimbursement	N/A				Modified available (1)	N/A

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(1)

Relates to reimbursement for excise taxes (and gross-up for income taxes and FICA thereon) if the total payments deemed to be “parachute” payments exceed the Internal Revenue Code limit by more than 10%. Individuals receiving payments that exceed the limit by less than 10% would have their payments reduced to that limit to avoid any excise tax.

Estimate of Payments upon Termination and Change in Control

The following table includes estimates of potential payments upon termination as if our NEOs had terminated as of January 28, 2022 (the last business day of 2021), as well as the acceleration of unvested benefits upon a change in control. The termination scenarios covered by the table include involuntary termination not for cause and involuntary (or good reason) termination following a change in control (“CIC”), as well as death, permanent disability and retirement (at age 65). Payments under certain termination scenarios reflect acceleration of award rights under the 2011 and 2017 Plans or additional benefits receivable under our executive severance agreements or SERP, none of which are available to all employees. The NEOs would receive other benefits upon termination such as benefits available to all employees or benefits to which they were already entitled or vested in on such date, including amounts under our retirement programs and non-qualified deferred compensation plan. For information about these amounts, see the Outstanding Equity Awards as of Fiscal Year End; Retirement Plans and Non-Qualified Deferred Compensation sections.

Estimate of Payments Upon Termination and Change in Control Table

Name(1)	Involuntary Termination Not for Cause	Death		Disability		Retirement		Involuntary or Good Reason Termination Within 24 Months After CIC	Change in Control Only

Diane M. Sullivan

Additional Payments on CIC or Termination

Annual Incentive-2021(2)	$1,800,000	$		$		$		$1,800,000	$1,800,000

Cash Severance(3)	6,000,000							9,000,000

Accelerated Equity(4)	7,293,000		9,845,550		9,845,550		9,845,550	9,845,550	9,845,550

Long-term Incentive(5)			5,365,025		5,365,025		5,365,025	5,365,025	5,365,025

Additional SERP benefits(6)								1,227,132

Medical/Outplacement(7)	25,727							30,408

Tax Reimbursement(8)								6,763,447

Total	$15,118,727		$15,210,575		$15,210,575		$15,210,575	$34,031,562	$17,010,575

Kenneth H. Hannah

Additional Payments on CIC or Termination

Annual Incentive-2021(2)	$535,840	$		$		$		$535,840	$535,840

Cash Severance(3)	2,411,280							3,616,920

Accelerated Equity(4)	1,276,275		1,397,825		1,397,825		1,397,825	1,397,825	1,397,825

Long-term Incentive(5)			909,300		909,300		909,300	909,300	909,300

Additional SERP benefits(6)								N/A

Medical/Outplacement(7)	44,970							44,970

Tax Reimbursement(8)								N/A

Total	$4,268,365		$2,307,125		$2,307,125		$2,307,125	$6,504,855	$2,842,965

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Name(1)	Involuntary Termination Not for Cause	Death		Disability		Retirement		Involuntary or Good Reason Termination Within 24 Months After CIC	Change in Control Only

John W. Schmidt

Additional Payments on CIC or Termination

Annual Incentive-2021(2)	$684,000	$		$		$		$684,000	$684,000

Cash Severance(3)	2,888,000							4,332,000	—

Accelerated Equity(4)	2,613,326		2,832,116		2,832,116		2,832,116	2,832,116	2,832,116

Long-term Incentive(5)			1,180,733		1,180,733		1,180,733	1,180,733	1,180,733

Additional SERP benefits(6)								277,394

Medical/Outplacement(7)	25,272							25,272

Tax Reimbursement(8)								—

Total	$6,210,598		$4,012,849		$4,012,849		$4,012,849	$9,331,515	$4,696,849

Michael R. Edwards

Additional Payments on CIC or Termination

Annual Incentive-2021(2)	325,000							325,000	325,000

Cash Severance(3)	825,000							1,650,000	—

Accelerated Equity(4)	382,883		1,035,218		1,035,218		1,035,218	1,035,218	1,035,218

Long-term Incentive(5)	—		100,000		100,000		100,000	100,000	100,000

Additional SERP benefits(6)			—					—

Medical/Outplacement(7)	25,003							30,004

Tax Reimbursement(8)								—

Total	1,557,886		1,135,218		1,135,218		1,135,218	3,140,222	1,460,218

Daniel R. Friedman

Additional Payments on CIC or Termination

Annual Incentive-2021(2)	319,800							319,800	319,800

Cash Severance(3)	1,623,600							1,623,600

Accelerated Equity(4)	212,713		528,743		528,743		528,743	528,743	528,743

Long-term Incentive(5)			484,448		484,448		484,448	484,448	484,448

Additional SERP benefits(6)								212,561

Medical/Outplacement(7)	25,003							35,006

Tax Reimbursement(8)								—

Total	2,181,116		1,013,191		1,013,191		1,013,191	3,204,158	1,332,991

(1)

The post-termination benefits available to our NEOs are governed by their executive severance agreements. The terms of such agreements are described in detail below under “Executive Severance Agreements.”

(2)

The payment for the Annual Incentive — 2021 reflects the amount payable for the award assuming performance at the target level is achieved; although this early payout is subject to pro-ration for the period of service provided, the assumed termination on the last day of the fiscal year is based on a full 12 months’ service, such that no proration is required.

(3)

The executive severance agreements provide for a severance payment equal to either one or two times the sum of salary plus bonus. In the event of termination within two years after a change in control, the executive severance agreements provide for a severance payment equal to either two or three times the sum of salary plus target bonus.

(4)

Accelerated Equity reflects the value of stock options and restricted stock awards for which, and to the extent, vesting would be accelerated due to the events indicated. For restricted stock, the values have been calculated by multiplying the number of shares accelerated by the

66    Caleres | 2022 Proxy Statement

closing price of our stock on January 28, 2022, the last business day of fiscal year 2021. Under the 2011 and 2017 Plans, all restricted stock awards become fully vested upon a change in control. Under the terms of certain agreements for restricted stock, full vesting results upon death, disability, retirement at age 65, or early retirement with prior approval of the Compensation Committee. Mssrs. Hannah and Edwards are the only NEOs who are not currently retirement eligible.
(5)

Under the terms of 2011 and 2017 Plans, in the event of death, disability, retirement (age 65) or early retirement (age 55 and at least 10 years of service), pro rata payment is made for outstanding long-term incentives, based on performance achieved. The amounts shown reflect potential payment of 100% of the target for the 2019-2021, 2020-2022, and 2021 — 2023 awards. Our 2011 and 2017 Plans also provide that in the event of a change in control, the long-term incentive awards are payable assuming targeted performance goals are met, with payment prorated based on service through the termination date in proportion to the performance period of the award. The 2021 awards were granted as performance cash, rather than equity.

(6)

A change in control results in an enhanced early retirement benefit under the SERP for pre-2006 participants, which includes Ms. Sullivan. Furthermore, under the executive severance agreements, if there is an involuntary or good reason termination within 24 months after a change of control, then each participant, except Messrs. Hannah and Edwards, is credited with either two or three years of additional service.

(7)

The executive severance agreements provide for medical and dental benefits following an involuntary termination unrelated to a change in control for either 12 months of coverage, or for 18 months of coverage plus cash for six months of coverage. In the event of an involuntary termination following a change in control, these benefits would be for 18 months of coverage or 18 months of coverage plus cash equal to either six or 18 months of coverage. The cash payments are based on the Company’s cost to provide such benefits. In addition, the executive severance agreements provide for outplacement services. The amounts on this line represent the present value of health care benefits to be provided, which was estimated based on assumptions used by the Company for financial reporting purposes, plus $15,000 for outplacement services.

(8)

The executive severance agreements provide that upon a termination following a change in control, the tax reimbursement amount represents a reasonable estimate of costs to cover the excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. In making this calculation, a portion of these termination benefits is deemed to be in consideration of non-competition agreements or as reasonable compensation. The assumptions used to calculate this estimate are: a corporate tax rate of 27.25%, a state tax rate of 5.4% for Missouri and a state tax rate of 8.89% for New York depending on the NEO, and a FICA rate of 2.35%.

Executive Severance Agreements

The executive severance agreements with our NEOs have up to a three-year term and are automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. The agreement for Ms. Sullivan was entered into as of April 1, 2006, the agreement for Mr. Hannah was entered into as of February 16, 2015, the agreement for Mr. Schmidt was entered into as of June 14, 2018, the agreement for Mr. Edwards was entered into as of January 31, 2022 and the agreement for Mr. Friedman was entered into as of April 1, 2009. All of the NEOs’ severance agreements then in existence were amended in December 2009 to avoid adverse tax consequences under Internal Revenue Code Sections 409(a) and 162(m).

Regardless of the reason for termination, the executive severance agreements require that the executive comply with a post-termination non-compete provision that restricts the executive from providing any executive level or consulting services to any competitor in the footwear industry or interfering with the Company’s customer relationships.

Termination Not Related to Change in Control.    The executive severance agreements provide that if the executive is terminated by the Company for any reason other than for cause, death or disability at any time, the executive will be entitled to receive:

•

a lump-sum cash payment equal to up to 200% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target annual cash incentive for the year of termination;

•

a cash payment equal to the executive’s prorated annual cash incentive for the year of termination, payable based on performance level achieved during the performance period and at the same time as other participants receive such payments;

•	continued coverage under the Company’s medical and dental plans for up to 18 months, followed by a cash payment equal to the Company’s cost for an additional six months of coverage;

•	immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over a period of up to two years following termination; and

•	outplacement services.

The executive severance agreements provide no benefits in the event of a voluntary termination without good reason.

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Involuntary Termination Following a Change in Control.    The executive severance agreements provide benefits following a change in control which are based on a dual-trigger; that is, there must be a change in control and within a certain period of time there must be an involuntary termination of employment.

If a change in control occurs and within 24 months after a change in control an executive officer is (a) terminated by the Company without cause or (b) terminates employment within 90 days after the occurrence of good reason, the executive officer will be entitled to receive:

•

lump-sum cash payment equal to up to 300% of the sum of (a) the executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and (b) the target bonus for the year of termination;

•	a cash payment equal to the executive’s prorated annual cash incentive for the year of termination;

•	continued coverage under the Company’s medical and dental plans for up to 18 months followed by a cash payment equal to the Company’s cost for up to an additional six months of coverage;

•	immediate vesting of all outstanding awards of restricted stock and outstanding stock options;

•	outplacement services;

•	additional two or three years of credited service under the SERP; and

•

except for Messrs. Hannah, Schmidt and Edwards, tax reimbursement payment only if total payments subject to excise tax under Section 4999 of the Internal Revenue Code exceeds by more than 10% the payment cap that triggers the tax, in which event the additional payment will include a reimbursement for the excise taxes and the tax gross-up on the reimbursement. If such total payments subject to excise tax exceed the cap by less than 10%, then the payments will be reduced to the level of the payment cap to avoid application of the excise tax.

If an executive is terminated within 24 months of a change in control, the Company will pay the executive’s legal fees to the extent the executive prevails on a claim contesting a termination for cause or a Company determination on payments or to enforce his or her rights under the agreement.

Key Definitions.    A “change in control” for purposes of the executive severance agreements generally consists of any of the following

•	any person or entity acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company);

•	the incumbent board (and their successors approved by at least a majority of the directors then in office) cease to constitute a majority of the board; or

•

the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets unless our shareholders following the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

A termination for “good reason” for the executive generally includes any of the following Company actions without the executive’s written consent:

•	a reduction in then-current base salary;

•	a reduction in status, position, responsibilities or duties;

•	the required relocation of executive’s principal place of business, without executive’s consent, to a location which is more than 50 miles from executive’s principal place of business;

•	a material increase in the amount of time the executive is required to travel on behalf of the Company;

•	the failure of any successor of the Company to assume the severance agreement; or

•	a material breach of the severance agreement by the Company.

A termination “for cause” means the executive has engaged in:

•	willful misconduct which is materially injurious to the Company;

•	fraud, material dishonesty or gross misconduct in connection with the business of the Company or conviction of a felony;

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•	any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business;

•	illegal use of a controlled substance or using prescription medications unlawfully; or

•	abuse of alcohol.

The Internal Revenue Code disallows deductions for certain executive compensation that is contingent on a change in ownership or control.

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PROPOSAL 4 — APPROVAL, BY NON-BINDING ADVISORY VOTE,

OF THE COMPANY’S EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires virtually all publicly-traded companies to permit their shareholders to cast a non-binding advisory vote on executive compensation paid to their named executive officers (“Say on Pay”). This advisory vote on executive compensation is non-binding on the board, will not overrule any decision by the board and does not compel the board to take any action. However, the board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions for NEOs.

The board and the Compensation Committee believe that the Company’s executive compensation programs and policies and the compensation decisions for 2021 described in this Proxy Statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and shareholders, (iii) align executive officer pay with individual and Company performance without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide executive officers with a competitive level of compensation and (v) assist the Company in retaining NEOs as well as other senior leaders.

For the reasons discussed above (and as further explained in the compensation disclosures made in this Proxy Statement), the board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this Proxy Statement).”

The above referenced disclosures appear on pages 39 to 69 of this Proxy Statement.

Your Board of Directors recommends a vote “FOR” the approval, by non-binding advisory vote, of the Company’s executive compensation.

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OTHER MATTERS

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2023 Annual Meeting

Our bylaws provide that our annual meeting of shareholders shall be held on the fourth Thursday in May each year unless the board fixes a different date for the annual meeting. In order to be included in our proxy statement and proxy card for the 2023 annual meeting, we must receive a shareholder’s proposal by December 15, 2022 (120 days before the anniversary of the mailing date of the prior year’s proxy materials). Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In addition, under our bylaws, a shareholder who intends to present an item of business at the 2023 annual meeting (other than a proposal submitted for inclusion in our proxy materials) or to nominate an individual for election as a director at the 2023 annual meeting must provide notice to us of such business or nominee in accordance with the requirements in our bylaws not less than 90 days (February 24, 2023) nor more than 120 days (January 25, 2023) prior to the date of the 2023 annual meeting as established in our bylaws. Our bylaws set out specific information required to be included in the notice with respect to the shareholder and certain associated persons, the proposed business and, to the extent applicable, the proposed nominee. Our bylaws are available on our website at http://caleres.com/investors/corporate-governance. In each case, notice must be given to our Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105.

Other

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, effective October 31, 2021, we purchased policies of directors’ and officers’ liability insurance from Travelers Casualty & Surety Co. of America; Everest National Insurance Company; National Union Fire Insurance Company of Pittsburgh, PA; Old Republic Professional Liability, Inc.; Beazley Insurance Company, Inc. and Chubb Insurance Company of Canada. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Caleres, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2022, are $982,933. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The Company undertakes to provide, without charge, to each shareholder a copy of the Company’s Annual Report on Form 10-K for 2021, including the financial statements and financial statement schedule(s). For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105, or you may access such report on the Company’s website at http://investor.caleres.com/ financial-information/annual-reports.

THOMAS C. BURKE

Senior Vice President, General Counsel and Secretary

8300 Maryland Avenue

St. Louis, Missouri 63105

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EXHIBIT A

CALERES, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2022

72    Caleres | 2022 Proxy Statement

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CALERES, INC. INCENTIVE AND STOCK COMPENSATION PLAN OF 2022

Article 1. Establishment, Objectives, and Duration

1.1. Establishment of the Plan. The Company hereby adopts this “Caleres, Inc. Incentive and Stock Compensation Plan of 2022” (hereinafter referred to as the “Plan”). The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, Cash-Based Awards, Restricted Stock, Restricted Stock Units, and Stock-Based Awards.

This Plan is effective as of May 26, 2022 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2. Objectives of the Plan. The objectives of the Plan are to attract, retain and motivate Participants through annual and long-term incentives which are consistent with the Company’s goals; to align the personal interests of Participants to those of the Company’s stockholders; to provide Participants with an incentive for excellence in individual performance; and to increase stockholder value, long-term.

1.3. Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after May  26, 2032.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, Cash-Based Awards, Restricted Stock, Restricted Stock Units or Stock-Based Awards.

“Award Agreement” means an agreement entered into between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the board of directors of the Company.

“Cash-Based Award” means an Award granted to a Participant, as described in Article 7 herein.

“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)

Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)

During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

(c)

The consummation of: (i) the complete liquidation of the Company; (ii) the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would

74    Caleres | 2022 Proxy Statement

result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty-five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means any committee appointed by the Board to administer Awards to Employees, as specified in Article 3 herein. Any such committee shall be comprised entirely of members of the Board.

“Company” means Caleres, Inc., a New York corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 17 herein.

“Director” means any individual who is a member of the Board or the board of directors of any Subsidiary or Affiliate; provided, however, that any Director who is employed by the Company or any Subsidiary or Affiliate shall be considered an Employee under the Plan.

“Disability” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

“Employee” means any employee of the Company or its Subsidiaries or Affiliates. Directors who are employed by the Company shall be considered Employees under this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” shall mean (a) the average of the highest and lowest quoted selling prices for Shares on the New York Stock Exchange or equivalent securities exchange on the relevant date, or if there is no sale on such date, then on the last previous day on which a sale was reported if the Shares are traded on the New York Stock Exchange or equivalent securities exchange or (b) the value determined by a method reasonably selected by the Board if the Shares are not traded on the New York Stock Exchange or equivalent securities exchange.

“Incentive Stock Option” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

“Insider” shall mean an individual who is, on the relevant date, an officer or director of the Company, or a more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act.

“Nonqualified Stock Option” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option as described in Article 6 herein.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Participant” means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

“Performance Period” shall have the meaning set forth in Section 7.2.

“Performance Share” means an Award granted to a Participant, as described in Article 7 herein.

“Performance Unit” means an Award granted to a Participant, as described in Article 7 herein.

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“Period of Restriction” means the period during which the transfer of Shares related to Awards is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” shall have the meaning set forth in Section 1.1.

“Prior Plans” shall mean the Caleres, Inc. Incentive and Stock Compensation Plan of 2011, as amended and restated, and the Caleres, Inc. Incentive and Stock Compensation Plan of 2017.

“Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein, so long as such Shares remain subject to one or more restrictions.

“Restricted Stock Units” means Units of Shares granted under Article 8 hereof.

“Shares” means the shares of common stock of the Company.

“Stock Appreciation Right” means an Award granted to a Participant pursuant to Article 6 herein.

“Stock Appreciation Right Price” means the price determined on the date of the grant of a Stock Appreciation Right for purposes of measuring the amount of cash payable upon the exercise of a Stock Appreciation Right as more fully described in Section 6.3.

“Stock-Based Award” means an Award granted to a Participant, as described in Article 8 herein, other than an Award of Options, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, or Stock Appreciation Rights.

“Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a direct or indirect majority voting interest.

Article 3. Administration

3.1. General. The Plan shall be administered by the Board, or (subject to the following) by any Committee appointed by the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Board may, in its discretion, delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Directors may not be so delegated. The Board or the Committee may, in its discretion, delegate to the Company’s Chief Executive Officer the authority to determine the individuals to whom, and the time or times at which and terms upon which, Awards representing not more than 50,000 Shares in any one year may be granted; provided, however, that neither the Board nor the Committee may delegate such authority to the Chief Executive Officer with respect to employees of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. To the extent that the Board has delegated to the Committee, or either the Board or the Committee has delegated to the Chief Executive Officer, any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee or the Chief Executive Officer, respectively. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company.

3.2. Authority of the Board. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Board may delegate its authority as identified herein.

3.3 Decisions Binding. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

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Article 4. Shares Subject to the Plan and Maximum Awards

4.1. Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein and subject to increase as provided in subsection (a) below, the number of Shares issuable to Participants with respect to outstanding Awards under the Plan shall be equal to one million nine hundred and ninety-three thousand and nine hundred sixty-three (1,993,963) Shares, consisting of one million twenty-five thousand (1,025,000) Shares approved under this Plan and nine hundred sixty-eight thousand and nine hundred sixty-three (968,963) Shares remaining under the Caleres, Inc. Incentive and Stock Compensation Plan of 2017 as of March 31, 2022 that were converted to Shares available under this Plan. The Company will not make any grants under the Prior Plans between March 31, 2022 and the Effective Date. No more than one million nine hundred and ninety-three thousand and nine hundred sixty-three (1,993,963) Shares may be granted as Incentive Stock Options. Shares issued to satisfy an Award may come out of the Company’s reserved, but unauthorized Shares or the Company’s treasury Shares.

The Board shall determine the appropriate method for calculating the number of Shares available pursuant to the Plan. In addition, the following shall apply:

(a)	Shares subject to an outstanding Award that is cancelled, terminates, expires, or lapses for any reason shall be added to and become available under this Plan.

(b)

Any Shares related to an award granted under either of the Prior Plans that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for awards not involving Shares shall again be available for grant under this Plan. Notwithstanding the foregoing, the following Shares shall not extend or increase the maximum share limit herein: (i) Shares tendered in payment of the exercise price of an Option or SAR, (ii) Shares tendered or withheld by the Company or any Subsidiary to satisfy a tax withholding obligation associated with the exercise of an Option or SAR, and (iii) Shares that are repurchased by the Company with Option proceeds. In addition, all Shares covered by a SAR, to the extent that it is exercised and settled in Shares, or any Option subject to a net exercise shall be considered delivered pursuant to the Plan, whether or not Shares are actually delivered to the Participant upon exercise of the right.

The following rules shall apply to grants of Awards under the Plan: in any one fiscal year of the Company, no Participant shall be granted (i) Options to purchase Shares and Stock Appreciation Rights with respect to more than 1,100,000 Shares in the aggregate, (ii) any other Awards that are denominated in Shares with respect to more than 1,100,000 Shares in the aggregate, or (iii) Cash-Based Awards with a value that exceeds five million dollars ($5,000,000) in the aggregate (such Share limits being subject to adjustment under Section 4.2 hereof).

Notwithstanding the foregoing, the value of the maximum aggregate grant with respect to any Awards denominated in Shares that may be granted to any one Director in any one fiscal year shall not exceed five hundred thousand dollars ($500,000.00) based on the Fair Market Value of the Shares underlying the Award on the date of grant.

4.2. Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be issued under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

Article 5. Eligibility; Participation; Minimum Vesting

5.1. Eligibility. Persons eligible to participate in this Plan include all Employees and Directors.

5.2. Actual Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees and Directors those to whom Awards shall be granted and shall determine the nature and amount of each Award.

5.3. Minimum Vesting. Notwithstanding anything herein to the contrary, except with respect to 5% of the Shares available for Awards under the Plan, no Award will become exercisable or otherwise nonforfeitable unless such

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Award has been outstanding for a minimum period of one year from its date of grant; provided, however, that the Board may accelerate the vesting of any Award in its sole and absolute discretion. Notwithstanding the foregoing, the applicable Award Agreement may provide that the vesting of an Award will be accelerated upon the occurrence of the Participant’s death, Disability, retirement (as determined under an Award Agreement or otherwise by the Board), or a Change in Control, to the extent provided in such applicable Award Agreement.

Article 6. Stock Options and Stock Appreciation Rights

6.1. Grant of Options and Stock Appreciation Rights. Subject to the terms and provisions of the Plan, Options and Stock Appreciation Rights may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board. Only Employees may be granted Incentive Stock Options.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Board shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or Nonqualified Stock Option. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the duration of the Stock Appreciation Right, the number of Shares to which the Stock Appreciation Right pertains, and such other provisions as the Board shall determine.

6.3. Option Price; Stock Appreciation Right Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. The cash value of a Stock Appreciation Right with respect to one Share as of any given date shall equal the excess of the Fair Market Value of one Share on such date over the Stock Appreciation Right Price, which shall be equal to at least one hundred percent (100%) of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted.

6.4. Duration of Options and Stock Appreciation Rights. Each Option and Stock Appreciation Right granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option or Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5. Exercise of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6. Payment. Options and Stock Appreciation Rights granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option or Stock Appreciation Right is to be exercised, accompanied (in the case of an Option) by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering (either actual or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that, if required by the Board at time of exercise, the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), (c) by a combination of (a) and (b) above, (d) cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (e) by any other means which the Board determines to be consistent with the Plan’s purpose and applicable law. The Board may permit a Participant to elect to pay all or part of the Option Price associated with the exercise of an Option by having the Company withhold from the Shares which would otherwise be issued upon exercise of the Option that number of Shares having a Fair Market Value equal to the amount of the Option Price applicable to the exercise.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall issue Shares to the Participant by book entry on the Company’s transfer agent and registrar’s books of account in an appropriate amount based upon the number of Shares purchased under the Option(s). A physical share certificate shall not be issued or delivered unless specifically requested by the Participant.

6.7. Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option or Stock Appreciation Right granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

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6.8. Termination of Employment/Directorship. Each Participant’s Option Award Agreement and/or Stock Appreciation Right Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option and/or Stock Appreciation Right following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options and Stock Appreciation Rights issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9. Nontransferability of Options and Stock Appreciation Rights. Unless determined otherwise by the Board, no Option or Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Without limiting the foregoing, in no event may an Option or Stock Appreciation Right granted under the Plan be transferred to a third party for consideration. Further, all Options and Stock Appreciation Rights granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

6.10. Tandem Awards. Stock Appreciation Rights may be granted in tandem with Options under such terms and conditions as may be prescribed in the applicable Award Agreements. When a Stock Appreciation Right is granted in tandem with an Option, the grantee may exercise rights under either the Stock Appreciation Right or the Option, but not both, and upon such exercise, the corresponding rights under the tandem Award shall be canceled.

6.11. Prohibition Against Repricing. Notwithstanding any other provision of the Plan (other than Section 4.2, which, in all cases, shall control), the terms of an Award may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without approval of the Company’s stockholders.

Article 7. Performance Units, Performance Shares, and Cash-Based Awards

7.1. Grant of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board. If either Performance Shares or a Cash-Based Award is combined with another Award or constitutes a part or component of another Award, for purposes of this Plan, each shall be considered as Performance Shares or a Cash-Based Award, respectively.

7.2. Value of Performance Units, Performance Shares and Cash-Based Awards. Each Performance Unit and Performance Share shall have an initial value that is established by the Board at the time of grant. Each Cash-Based Award shall have a value as may be determined by the Board. The Board shall set performance goals, as described in Article 9, in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units, Performance Shares and Cash-Based Awards that will be paid out to the Participant. For purposes of this Article 7, the time period during which the performance goals must be met shall be called a “Performance Period.”

7.3. Earning of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance Shares and Cash-Based Awards shall be entitled to receive a payout, based on the discretion of the Board, on the number and value of Performance Units, Performance Shares and Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

7.4. Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be made in the manner set forth in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards, in whole or in part, in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares and Cash-Based Awards at the close of the applicable Performance Period. Such payment may be made subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

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At the discretion of the Board, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions which apply to dividends earned with respect to Stock-Based Awards, as set forth in Section 8.6 herein). In addition, Participants may, at the discretion of the Board, be entitled to exercise their voting rights with respect to such Shares.

7.5. Termination of Employment/Directorship Due to Death, Disability. Unless determined otherwise by the Board, in the event the employment or directorship of a Participant is terminated by reason of death or Disability, during a Performance Period, the Participant shall receive a payout of the Performance Units, Performance Shares or Cash-Based Awards which is prorated.

Payment of earned Performance Units, Performance Shares or Cash-Based Awards shall be made at a time specified by the Board in its sole discretion and set forth in the Participant’s Award Agreement.

7.6. Termination of Employment/Directorship for Other Reasons. In the event that a Participant’s employment or directorship terminates for any reason other than those reasons set forth in Section 7.5 herein during a Performance Period, all Performance Units, Performance Shares and Cash-Based Awards shall be forfeited by the Participant to the Company unless determined otherwise by the Board.

7.7. Nontransferability. Unless determined otherwise by the Board, Performance Units, Performance Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Without limiting the foregoing, in no event may Performance Units, Performance Shares or Cash-Based Awards be transferred to a third party for consideration. Further, except as otherwise determined by the Board, a Participant’s rights under the Plan shall be asserted during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 8. Stock-Based Awards; Restricted Stock; Restricted Stock Units

8.1 Grant of Stock-Based Awards. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Stock-Based Awards (other than Options, Performance Shares, Performance Units, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units) to Participants in such amounts as the Board shall determine. Stock-Based Awards shall be subject to such terms, conditions and restrictions as may be established by the Board in its discretion.

8.2 Grant of Restricted Stock; Restricted Stock Units. A Restricted Stock Award is an Award of actual Shares, and a Restricted Stock Unit Award is an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain conditions or restrictions. All or any part of any Restricted Stock or Restricted Stock Unit Award may be subject to such conditions and restrictions as may be established by the Board, which may include, but are not limited to, service requirements, a Period(s) of Restriction, a requirement that a Participant pay a purchase price for such Award, the achievement of specific performance goals, and/or applicable securities laws restrictions.

8.3 Restricted Stock and Restricted Stock Units Agreement. Each Restricted Stock and Restricted Stock Unit Award grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction (if applicable), the number of Shares or Units granted, and such other provisions as the Board shall determine.

8.4 Transferability. Except as provided in this Article 8, the Shares and Units related to Restricted Stock and Restricted Stock Unit Awards granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Board and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Board in its sole discretion and set forth in the Award Agreement or otherwise. All rights with respect to the Restricted Stock or Restricted Stock Unit Award granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.5 Other Restrictions. The Board shall impose such other conditions and/or restrictions on any Shares or Units related to Restricted Stock and Restricted Stock Unit Awards granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each such Share, restrictions based upon the achievement of specific performance goals described in Article 9 (Company-wide,

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divisional, and/or individual), time-based restrictions on vesting whether or not following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.

A Participant will not receive a certificate for the Shares related to Restricted Stock Awards; instead, such Shares will be credited as a book entry to an account in the Participant’s name with the Company’s transfer agent. At such time as the restrictions lapse, the Shares, no longer subject to restrictions, shall be transferred to a non-restricted account in the Participant’s name with the transfer agent and registrar’s book of account or as otherwise directed by a Participant and agreed by the Company.

Except as otherwise provided in this Article 8, Shares related to Restricted Stock Awards under the Plan with a Period of Restriction shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.6 Voting Rights. Participants holding Restricted Stock Awards may exercise full voting rights with respect to such Shares. Participants holding Restricted Stock Units shall have no voting rights with respect to such Awards.

8.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Stock or Restricted Stock Units granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate.

8.8 Termination of Employment/Directorship. Subject to the minimum vesting requirements under the Plan, each Restricted Stock and Restricted Stock Unit Award shall set forth the extent to which the Participant shall have the right to receive unvested Shares or payment with respect to unvested Units following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Shares related to such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 9. Performance Measures

Awards may be made subject to performance measures as determined by the Board from time to time in its sole discretion, and such performance measures may include, without limitation, the following, and may be on an absolute or relative basis, including to another company or companies, a custom peer group or a published index or indices or industry benchmarks, or relative to levels attained in prior years, and may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual, or such other measures or criteria as the Board may determine:

(a)	Earnings per share;

(b)	Earnings (before or after taxes) growth per share or in the aggregate;

(c)	Net income (before and/or after taxes);

(d)	Operating income (before or after taxes);

(e)	Operating earnings;

(f)	Operating margin;

(g)	Return on invested capital, return on assets, return on equity, or return on sales;

(h)	Cash flow return on investments which equals net cash flows divided by owners’ equity;

(i)	Earnings before interest, taxes, depreciation and/or amortization (“EBITDA”);

(j)	EBITDA margin;

(k)	EBITDA as a percent of net assets;

(l)	Gross revenues or revenue growth (before and/or after taxes);

(m)	Net sales or growth of net sales;

(n)	Costs or expenses;

(o)	Market share;

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(p)	Selling, general, and administrative expenses (“SG&A”) and adjusted SG&A as a percent of sales;

(q)	Same store sales;

(r)	Enterprise value;

(s)	Any environmental, social and corporate governance goals and objectives;

(t)	Growth in share price or total stockholder return; and

(u)	Such other measures or criteria as the Board may determine.

Each performance measure shall be determined in accordance with generally accepted accounting principles as consistently applied by the Company and, if so determined by the Board, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. The Board shall have the discretion to adjust the amount payable on a Company-wide or divisional basis or to reflect individual performance and/or unanticipated factors, and, for the avoidance of doubt, the Board shall retain the discretion to adjust such Awards downward.

To the extent permitted under applicable tax and/or securities laws, the Board shall have sole discretion to make changes to the performance measures without obtaining stockholder approval.

Article 10. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 11. Deferrals

The Board may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the issuance of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Shares related to Restricted Stock or Stock-Based Awards or the satisfaction of any requirements or goals with respect to Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12. Rights of Employees/Directors

12.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

12.2. Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 13. Change in Control

13.1. Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)	Any and all Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable.

(b)

Any restriction periods and restrictions imposed on Shares or Units related to Restricted Stock, Restricted Stock Units and Stock-Based Awards which are not performance-based, as set forth in the applicable Award Agreement, shall lapse.

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(c)

The target payout opportunities attainable under all outstanding Awards of Restricted Stock, Restricted Stock Units, Stock-Based Awards, Performance Units, Performance Shares, and Cash-Based Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control, and all such Awards shall be deemed to be fully vested. Except as provided in Section 13.1(d) below, the vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control. Awards denominated in cash shall be paid pro rata to participants in cash within thirty (30) following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals.

(d)

Notwithstanding the foregoing, upon the occurrence of a Change in Control which principally involves the exchange of Shares for cash, as of the effective date of the Change in Control: (i) each Participant holding Options shall be paid in cash, in full satisfaction thereof, an amount equal to the excess, if any, of (A) the aggregate value of the Shares subject to such Options (based on the consideration per Share paid by the acquirer in connection with the Change in Control) over (B) the aggregate exercise price of such Options; (ii) each Participant awarded Performance Shares shall be paid in cash, in full satisfaction thereof, an amount equal to (A) the value of one Share (based on the consideration per Share paid by the acquirer in connection with the Change in Control) multiplied by (B) the number of Performance Shares awarded to such Participant; and (iii) each Participant awarded any other Award which is denominated in Shares (as set forth in the applicable Award Agreement) shall be paid in cash as determined by the Board in its sole discretion to be consistent with the treatment of Options or Performance Shares; provided, that no duplicative payments shall be made with respect to the Stock Appreciation Rights issued in tandem with Options.

13.2. Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 14.3 hereof) or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board may terminate, amend or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.

Article 14. Amendment, Modification, and Termination

14.1. Amendment, Modification, and Termination. Subject to Section 13.2 and the other terms of the Plan, the Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

14.2. Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

14.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Section 13.2 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award. However, to the extent the Plan or an Award is subject to Code Section 409A, any termination of the Plan or an Award which results in the distribution or acceleration of vested accrued benefits may be made by the Board, without consent from affected Participants, in accordance with Treasury Regulation Section 1.409A-3(j)(4).

Article 15. Withholding

15.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

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15.2. Share Withholding. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Shares related to Restricted Stock, Restricted Stock Units or Stock-Based Awards, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction, or at such other rate as will not result in adverse accounting treatment, as determined by the Board in its sole discretion. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

Article 16. Indemnification

Each person who is or shall have been a member of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

18.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4. Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

18.5. Governing Law. For purposes of stockholder approval, the Plan shall be governed by the laws of the State of New York. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or Awards granted hereunder shall be conducted exclusively in the State or Federal courts in Missouri.

18.6. Code Section 409A. Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under this Plan, in form and/or operation, will constitute “deferred compensation” within the meaning of Code Section 409A and therefore, each Award is intended to be exempt from the requirements applicable to deferred compensation under Section 409A of the Code and the regulations thereunder. Any Award subject to Code Section 409A shall contain the provisions necessary to ensure compliance therewith. Such Award Agreement and this Plan, for purposes of that Award, shall be constructed in a manner consistent with the requirements of Code Section 409A.

84    Caleres | 2022 Proxy Statement

ANNEX I — RECONCILIATION OF ADJUSTED RESULTS (NON-GAAP)

Non-GAAP Financial Measures

In this proxy statement, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic operating earnings (loss), net earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain gains, charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

RECONCILIATION OF OPERATING EARNINGS (LOSS) (GAAP BASIS) TO ADJUSTED OPERATING EARNINGS (LOSS) (NON-GAAP BASIS)

	(Unaudited)
	Fifty-Two Weeks Ended
	Famous Footwear		Brand Portfolio		Eliminations and Other		Consolidated
(Thousands)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021

Operating earnings (loss)	$276,415	$(23,821)	$35,928	$(408,444)	$(106,536)	$(53,393)	$205,807	$(485,658)

Charges/Other Items:

Brand Portfolio — business exits	—	—	13,482	16,372	—	—	13,482	16,372

Goodwill and intangible asset impairment charges	—	—	—	286,524	—	—	—	286,524

COVID-19-related expenses	—	22,551	—	91,098	—	636	—	114,285

Vionic acquisition and integration-related costs	—	—	—	3,278	—	158	—	3,436

Total charges/other items	—	22,551	13,482	397,272	—	794	13,482	420,617

Adjusted operating earnings (loss)	$276,415	$(1,270)	$49,410	$(11,172)	$(106,536)	$(52,599)	$219,289	$(65,041)

Caleres | 2022 Proxy Statement    A-1

RECONCILIATION OF NET EARNINGS (LOSS) AND DILUTED EARNINGS (LOSS) PER SHARE (GAAP BASIS) TO ADJUSTED NET EARNINGS AND ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP BASIS)

	(Unaudited)
	Fifty-Two Weeks Ended
	January 29, 2022			January 30, 2021
(Thousands, except per share data)	Pre-Tax Impact of Charges/ Other Items	Net Earnings Attributable to Caleres, Inc.	Diluted Earnings Per Share	Pre-Tax Impact of Charges/ Other Items	Net (Loss) Earnings Attributable to Caleres, Inc.	Diluted (Loss) Earnings Per Share
GAAP earnings (loss)	$—	$137,019	$3.56	—	$(439,114)	$(11.80)
Charges/other items:
Fair value adjustment to Blowfish purchase obligation	15,423	11,454	0.30	23,935	17,773	0.48
Brand Portfolio — business exits	13,482	11,927	0.31	16,372	14,867	0.40
Loss on early extinguishment of debt	1,011	750	0.02	—	—	—
Deferred tax valuation allowances	—	4,040	0.10	—	—	—
Goodwill and intangible asset impairment charges	—	—	—	286,524	236,360	6.35
COVID-19-related expenses(1)	—	—	—	114,285	115,533	3.10
Vionic acquisition and integration-related costs	—	—	—	3,436	2,552	0.07
Total charges/other items	$29,916	$28,171	$0.73	$444,552	$387,085	$10.40
Adjusted earnings (loss)		$165,190	$4.29		$(52,029)	$(1.40)

(1)

Represents costs associated with the economic impact of the COVID-19 pandemic, primarily consisting of impairment charges associated with property and equipment and lease right-of-use assets, inventory markdowns, expenses associated with factory order cancellations, provision for expected credit losses and severance.

A-2    Caleres | 2022 Proxy Statement

SCAN TO VIEW MATERIALS & VOTE CALERES, INC. 8300 MARYLAND AVENUE ST. LOUIS, MO 63105 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 25, 2022 for shares held directly and by 11:59 P.M. ET on May 23, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 25, 2022 for shares held directly and by 11:59 P.M. ET on May 23, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D80466-P69824 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CALERES, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Lisa A. Flavin 05) Steven W. Korn 02) Brenda C. Freeman 06) Diane M. Sullivan 03) Lori H. Greeley 07) Bruce K. Thorn 04) Ward M. Klein The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratification of Ernst & Young LLP as the Company’s independent registered public accountants. 3. Approval of the Company’s Incentive and Stock Compensation Plan of 2022. 4. Approval, by non-binding advisory vote, of the Company’s executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D80467-P69824 CALERES, INC. Annual Meeting of Shareholders May 26, 2022 10:30 AM Central Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Diane M. Sullivan, Kenneth H. Hannah and Thomas C. Burke, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Caleres, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on May 26, 2022 or any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting. If the undersigned signs and returns this proxy but does not give any direction, this proxy will be voted “FOR” all of the nominees listed in Item 1 and “FOR” Items 2, 3 and 4, and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Shareholders of the Company. Continued and to be signed on reverse side